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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-185356

Dear Stockholders of PacWest Bancorp:

        On November 6, 2012, PacWest Bancorp, which we refer to as PacWest, entered into a merger agreement to acquire First California Financial Group, Inc., which we refer to as First California, in an all-stock transaction. If the merger agreement is approved and the merger is subsequently completed, First California will merge with and into PacWest, with PacWest as the surviving entity.

        In the merger, each share of First California common stock owned by a First California stockholder will be converted into the right to receive a fraction of a share of PacWest common stock. The exchange ratio—or the fraction of a PacWest share to be exchanged for each First California share—will be based on the volume-weighted average share price of PacWest common stock for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement. If the average share price of PacWest common stock is more than $20.00 and less than $27.00, the exchange ratio will equal an amount calculated by dividing $8.00 by the average share price of PacWest common stock. If the average share price of PacWest common stock is equal to or greater than $27.00, the exchange ratio will equal 0.2963. If the average share price of PacWest common stock is less than or equal to $20.00, the exchange ratio will equal 0.4000. A First California stockholder will receive any whole shares of PacWest common stock such holder is entitled to receive and cash in lieu of any fractional shares of PacWest common stock such holder is entitled to receive. The maximum number of shares of PacWest common stock issuable in the merger is 11,653,074.

        As an example, based on the volume-weighted average share price of PacWest common stock of $27.20 for the 20 consecutive trading days ending on February 11, 2013, the most recent day for which information was available prior to the printing and mailing of this document, the exchange ratio would have been 0.2963. The share price of PacWest common stock will fluctuate, and the average share price for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals may be different than the average share price used to calculate the hypothetical exchange ratio in the example above. You should obtain current stock price quotations for PacWest common stock and First California common stock. PacWest common stock is traded on the NASDAQ Global Select Market under the symbol "PACW," and First California common stock is traded on the NASDAQ Global Market under the symbol "FCAL."

        We expect the merger to be generally tax free to First California stockholders for U.S. federal income tax purposes, except for taxes on cash received by First California stockholders in lieu of fractional PacWest shares.

        PacWest and First California will each hold a special meeting of stockholders to consider the proposed merger and related matters. PacWest and First California cannot complete the proposed merger unless PacWest's stockholders vote to adopt the merger agreement and approve the issuance of PacWest common stock in connection with the merger. This letter is accompanied by the attached document, which our board of directors is providing to solicit your proxy to vote for adoption of the merger agreement and the issuance of PacWest common stock in connection with the merger.

        The accompanying document is also being delivered to First California stockholders as PacWest's prospectus for its offering of PacWest common stock in connection with the merger, and as a proxy statement for the solicitation of proxies from First California stockholders to vote for the adoption of the merger agreement.

        Your vote is very important. To ensure your representation at the PacWest special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Whether or not you expect to attend the PacWest special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the PacWest special meeting. The PacWest board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" adoption of the merger agreement and approval of the issuance of PacWest common stock in the merger and "FOR" any adjournment of the PacWest special meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of the preceding vote.

        This document provides you with detailed information about the proposed merger. It also contains or references information about PacWest and First California and certain related matters. You are encouraged to read this document carefully. In particular, you should read the "Risk Factors" section beginning on page 34 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

  Sincerely,

  Matthew P. Wagner
   Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the PacWest common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This document is dated February 12, 2013, and is first being mailed to stockholders of PacWest and First California on or about February 19, 2013.

To the Stockholders of First California Financial Group, Inc.:

        On November 6, 2012, PacWest Bancorp, which we refer to as PacWest, entered into a merger agreement to acquire First California Financial Group, Inc., which we refer to as First California, in an all-stock transaction. If the merger agreement is approved and the merger is subsequently completed, First California will merge with and into PacWest, with PacWest as the surviving entity.

        In the merger, each share of First California common stock owned by a First California stockholder will be converted into the right to receive a fraction of a share of PacWest common stock. The exchange ratio—or the fraction of a PacWest share to be exchanged for each First California share—will be based on the volume-weighted average share price for PacWest common stock for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement. If the average share price of PacWest common stock is more than $20.00 and less than $27.00, the exchange ratio will equal an amount calculated by dividing $8.00 by the average share price. If the average share price of PacWest common stock is equal to or greater than $27.00, the exchange ratio will equal 0.2963. If the average share price of PacWest common stock is less than or equal to $20.00, the exchange ratio will equal 0.4000. The maximum number of shares of PacWest common stock issuable in the merger is 11,653,074.

        As an example, based on the volume-weighted average share price of PacWest common stock of $27.20 for the 20 consecutive trading days ending on February 11, 2013, the most recent day for which information was available prior to the printing and mailing of this document, the exchange ratio would have been 0.2963. The share price of PacWest common stock will fluctuate, and the average share price for the 20 consecutive trading days ending on the second full trading day prior to receipt of the last of the regulatory approvals may be different than the average share price used to calculate the hypothetical exchange ratio in the example above. You should obtain current stock price quotations for First California common stock and PacWest common stock. First California common stock is traded on the NASDAQ Global Market under the symbol "FCAL" and PacWest common stock is traded on the NASDAQ Global Select Market under the symbol "PACW."

        We expect the merger to be generally tax free to First California stockholders for U.S. federal income tax purposes, except for taxes on cash received by First California stockholders in lieu of fractional First California shares.

        First California and PacWest will each hold a special meeting of stockholders to consider the proposed merger and related matters. PacWest and First California cannot complete the proposed merger unless First California's stockholders vote to adopt the merger agreement. This letter is accompanied by the attached document, which our board of directors is providing to solicit your proxy to vote for adoption of the merger agreement.

        The accompanying document is also being delivered to First California stockholders as PacWest's prospectus for its offering of PacWest common stock in connection with the merger, and as a proxy statement for the solicitation of proxies from PacWest stockholders to vote for the adoption of the merger agreement and approval of the issuance of PacWest common stock in connection with the merger.

        Your vote is very important. To ensure your representation at the First California special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Whether or not you expect to attend the First California special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the First California special meeting. The First California board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the adoption of the merger agreement, "FOR" the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of First California in connection with the merger and "FOR" any adjournment of the First California special meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of the preceding vote.

        This document provides you with detailed information about the proposed merger. It also contains or references information about First California and PacWest and certain related matters. You are encouraged to read this document carefully. In particular, you should read the "Risk Factors" section beginning on page 34 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,

Robert E. Gipson	C. G. Kum
Chairman of the Board	President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the PacWest common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This document is dated February 12, 2013, and is first being mailed to stockholders of First California and PacWest on or about February 19, 2013.

WHERE YOU CAN FIND MORE INFORMATION

        Both PacWest and First California file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any materials that either PacWest or First California files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, PacWest and First California file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from PacWest at www.pacwestbancorp.com under the "Public Filings" link or from First California by accessing First California's website at www.fcalgroup.com under the "Investor Relations" tab and then under the heading "SEC Filings."

        PacWest has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that PacWest and First California have previously filed with the SEC. They contain important information about the companies and their financial condition. For further information, please see the section entitled "Incorporation of Certain Documents by Reference" beginning on page 132. These documents are available without charge to you upon written or oral request to the applicable company's principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

PacWest Bancorp	First California Financial Group, Inc.
10250 Constellation Blvd., Suite 1640	3027 Townsgate Road, Suite 300
Los Angeles, California 90067	Westlake Village, California 91361
Attention: Investor Relations	Attention: Investor Relations
(310) 286-1144	(805) 322-9655

        To obtain timely delivery of these documents, you must request the information no later than March 13, 2013 in order to receive them before PacWest's and First California's respective special meetings of stockholders.

        PacWest common stock is traded on the NASDAQ Global Select Market under the symbol "PACW," and First California common stock is traded on the NASDAQ Global Market under the symbol "FCAL."

v

PACWEST BANCORP
10250 CONSTELLATION BLVD., SUITE 1640
LOS ANGELES, CALIFORNIA 90067

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 20, 2013

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of PacWest Bancorp, which we refer to as PacWest, will be held at The Jonathan Club, 850 Palisades Beach Road, Santa Monica, CA 90403, at 10:30 AM, Pacific time, on March 20, 2013, for the following purposes:

        1.     To adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of November 6, 2012, by and between PacWest and First California, as such agreement may be amended from time to time, a copy of which is attached as Appendix A, and to approve the issuance of PacWest common stock to First California stockholders pursuant to the merger agreement, which we refer to as the PacWest Merger proposal; and

        2.     To approve one or more adjournments of the PacWest special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the PacWest Merger proposal, which we refer to as the PacWest Adjournment proposal.

        PacWest will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

        The PacWest Merger proposal is described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this document.

        The PacWest board of directors has set January 30, 2013 as the record date for the PacWest special meeting. Only holders of record of PacWest common stock at the close of business on January 30, 2013 will be entitled to notice of and to vote at the PacWest special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the PacWest special meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf. Such proxy need not be a holder of PacWest common stock.

        Your vote is very important. To ensure your representation at the PacWest special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Whether or not you expect to attend the PacWest special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the PacWest special meeting.

        The PacWest board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the PacWest Merger proposal and "FOR" the PacWest Adjournment proposal (if necessary or appropriate).

        BY ORDER OF THE BOARD OF DIRECTORS

  Lynn M. Hopkins
   Executive Vice President and Corporate Secretary

Los Angeles, California
February 12, 2013

        PLEASE VOTE YOUR SHARES OF PACWEST COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL PACWEST INVESTOR RELATIONS AT (310) 286-1144.

FIRST CALIFORNIA FINANCIAL GROUP, INC.
3027 TOWNSGATE ROAD, SUITE 300
WESTLAKE VILLAGE, CALIFORNIA 91361

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 20, 2013

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of First California Financial Group, Inc., which we refer to as First California, will be held at its corporate headquarters, 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 at 10:00 AM, Pacific time, on March 20, 2013, for the following purposes:

        1.     To adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of November 6, 2012, by and between PacWest and First California, as such agreement may be amended from time to time, a copy of which is attached as Appendix A, which we refer to as the First California Merger proposal;

        2.     To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of First California in connection with the merger, which we refer to as the First California Advisory (Non-Binding) Proposal on Specified Compensation; and

        3.     To approve one or more adjournments of the First California special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the First California Merger proposal, which we refer to as the First California Adjournment proposal.

        First California will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

        The First California Merger proposal is described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this document.

        The First California board of directors has set February 11, 2013 as the record date for the First California special meeting. Only holders of record of First California common stock at the close of business on February 11, 2013 will be entitled to notice of and to vote at the First California special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the First California special meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf. Such proxy need not be a holder of First California common stock.

        Your vote is very important. To ensure your representation at the First California special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the First California special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the First California special meeting.

        The First California board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the First California Merger proposal, "FOR" the First California Advisory (Non-Binding) Proposal on Specified Compensation and "FOR" the First California Adjournment proposal (if necessary or appropriate).

        BY ORDER OF THE BOARD OF DIRECTORS

  Joseph N. Cohen
   Corporate Secretary

Westlake Village, California
February 12, 2013

        PLEASE VOTE YOUR SHARES OF FIRST CALIFORNIA COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL FIRST CALIFORNIA INVESTOR RELATIONS AT (805) 322-9655.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

        The following are answers to certain questions that you may have regarding the special meetings. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:    WHAT IS THE MERGER?

A.
PacWest and First California have entered into a merger agreement, pursuant to which First California will merge with and into PacWest, with PacWest continuing as the surviving corporation, in a transaction which is referred to as the merger. A copy of the merger agreement is attached as Appendix A to this document. Simultaneously with the merger, First California Bank, a wholly owned subsidiary of First California, will merge with and into Pacific Western Bank, a wholly owned subsidiary of PacWest, with Pacific Western Bank being the surviving entity, which transaction is referred to as the bank merger. In order for us to complete the transaction we need not only the approval of our respective stockholders but the approval of both these mergers by the banking regulators of PacWest, First California, Pacific Western Bank and First California Bank.

Q:    WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

A.
Each of PacWest and First California is sending these materials to its stockholders to help them decide how to vote their shares of PacWest or First California common stock, as the case may be, with respect to the merger and other matters to be considered at the special meetings.

  The merger cannot be completed unless PacWest stockholders adopt the merger agreement and approve the issuance of PacWest common stock in the merger and First California stockholders adopt the merger agreement. Each of PacWest and First California is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about these special meetings, the merger and the other business to be considered by stockholders at each of the special meetings is contained in this document.

  This document constitutes both a joint proxy statement of PacWest and First California and a prospectus of PacWest. It is a joint proxy statement because each of the boards of directors of PacWest and First California is soliciting proxies using this document from their respective stockholders. It is a prospectus because PacWest, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of First California common stock in the merger.

Q:    WHAT WILL FIRST CALIFORNIA STOCKHOLDERS RECEIVE IN THE MERGER?

A:
In the merger, each share of First California common stock owned by a First California stockholder will be converted into the right to receive a fraction of a share of PacWest common stock. The exchange ratio—or the fraction of a PacWest share to be exchanged for each First California share—will be based on the volume-weighted average share price for PacWest common stock for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement. If the average share price of PacWest common stock is more than $20.00 and less than $27.00, the exchange ratio will equal an amount calculated by dividing $8.00 by the average share price. If the average share price of PacWest common stock is equal to or greater than $27.00, the exchange ratio will equal 0.2963. If the average share price of PacWest common stock is less than or equal to $20.00, the exchange ratio will equal 0.4000. A First California stockholder will receive any whole shares of PacWest common stock such holder is entitled to receive and cash in lieu of any fractional shares of PacWest common stock such holder is entitled to receive.

Q:    WHAT HAPPENS TO FIRST CALIFORNIA RESTRICTED SHARES IN THE MERGER?

A:
In the merger, each share of restricted stock will, without any action on the part of the holder, become fully vested and be converted into the right to receive the merger consideration on the same terms of conversion as First California common stock, subject to any required tax withholding.

Q:    WHAT HAPPENS TO FIRST CALIFORNIA STOCK OPTIONS IN THE MERGER?

A:
In the merger, each outstanding option to purchase shares of First California common stock, whether exercisable or unexercisable, will become fully vested without any action on the part of the holder of the option. Upon vesting, the option will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash equal to the excess (if any) of $8.00 over the exercise price.

Q:    WHEN WILL THE MERGER BE COMPLETED?

A:
PacWest and First California are working to complete the merger as soon as practicable. If the stockholders of First California adopt the merger agreement and the stockholders of PacWest adopt the merger agreement and approve the issuance of shares of PacWest stock in connection with the merger, the parties currently expect that the merger will be completed late in the first quarter of 2013. Neither PacWest nor First California can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company's control, including whether or when the required regulatory approvals will be received. For further information, please see the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page 106.

Q:    WHO IS ENTITLED TO VOTE?

A:
PacWest Special Meeting.    Holders of record of PacWest common stock at the close of business on January 30, 2013, which is the date that the PacWest board of directors has fixed as the record date for the PacWest special meeting, are entitled to vote at the PacWest special meeting.

  First California Special Meeting.    Holders of record of First California common stock at the close of business on February 11, 2013, which is the date that the First California board of directors has fixed as the record date for the First California special meeting, are entitled to vote at the First California special meeting.

Q:    WHAT CONSTITUTES A QUORUM?

A:
PacWest Special Meeting.    The presence at the PacWest special meeting, in person or by proxy, of holders of a majority of the outstanding shares of PacWest common stock entitled to vote at the PacWest special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

  First California Special Meeting.    The presence at the First California special meeting, in person or by proxy, of holders of a majority of the outstanding shares of First California common stock entitled to vote at the First California special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:    WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
First California stockholders are being asked to vote on the following proposals:

1
to adopt the merger agreement, a copy of which is attached as Appendix A to this document, which is referred to as the First California Merger proposal;

2
to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of First California in connection with the merger, which is referred to as the First California Advisory (Non-Binding) Proposal on Specified Compensation; and

3
to approve one or more adjournments of the First California special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the First California Merger proposal, which is referred to as the First California Adjournment proposal.

  Stockholder approval of the First California Merger proposal is required for completion of the merger. First California will transact no other business at the First California special meeting, except for business properly brought before the First California special meeting or any adjournment or postponement thereof.

  PacWest stockholders are being asked to vote on the following proposals:

  1
  to adopt the merger agreement, a copy of which is attached as Appendix A to this document, and to approve the issuance of PacWest common stock, par value $0.01 per share, pursuant to the merger agreement, which is referred to as the PacWest Merger proposal; and

  2
  to approve one or more adjournments of the PacWest special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the PacWest Merger proposal, which is referred to as the PacWest Adjournment proposal.

  Stockholder approval of the PacWest Merger proposal is required to complete the merger. PacWest will transact no other business at the PacWest special meeting, except for business properly brought before the PacWest special meeting or any adjournment or postponement thereof.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE FIRST CALIFORNIA SPECIAL MEETING?

A:
The First California Merger proposal:    The affirmative vote of a majority of the outstanding shares of First California common stock entitled to vote is required to approve the First California Merger proposal.

  The First California Advisory (Non-Binding) Proposal on Specified Compensation:    Assuming a quorum is present, the affirmative vote of a majority of the shares of First California common stock represented (in person or by proxy) at the First California special meeting and entitled to vote on the proposal is required to approve the First California Advisory (Non-Binding) Proposal on Specified Compensation.

  The First California Adjournment proposal:    Assuming a quorum is present, the affirmative vote of a majority of the shares of First California common stock represented (in person or by proxy) at the First California special meeting and entitled to vote on the proposal is required to approve the First California Adjournment proposal.

Q:    WHAT WILL HAPPEN IF FIRST CALIFORNIA'S STOCKHOLDERS DO NOT APPROVE THE FIRST CALIFORNIA ADVISORY (NON-BINDING) PROPOSAL ON SPECIFIED COMPENSATION?

A:
The vote on the First California Advisory (Non-Binding) Proposal on Specified Compensation is a vote separate and apart from the vote to approve the First California Merger proposal. You may vote for this proposal and against the First California Merger proposal, or vice versa. Because the vote on this proposal is advisory only, it will not be binding on First California or PacWest.

Q:    WHAT DOES THE FIRST CALIFORNIA BOARD OF DIRECTORS RECOMMEND?

A:
The First California board of directors recommends that First California stockholders vote "FOR" the First California Merger proposal, "FOR" the First California Advisory (Non-Binding) Proposal on Specified Compensation and "FOR" the First California Adjournment proposal (if necessary or appropriate).

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE PACWEST SPECIAL MEETING?

A:
The PacWest Merger proposal:    The affirmative vote of a majority of the outstanding shares of PacWest common stock entitled to vote is required to approve the PacWest Merger proposal.

  The PacWest Adjournment proposal:    Assuming a quorum is present, the affirmative vote of a majority of the shares of PacWest common stock represented (in person or by proxy) at the PacWest special meeting and entitled to vote on the proposal is required to approve the PacWest Adjournment proposal.

Q:    WHAT DOES THE PACWEST BOARD OF DIRECTORS RECOMMEND?

A:
The PacWest board of directors recommends that PacWest stockholders vote "FOR" the PacWest Merger proposal and "FOR" the PacWest Adjournment proposal (if necessary or appropriate).

Q:    WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company's special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:    HOW DO I VOTE?

A:
If you are a stockholder of record of PacWest as of January 30, 2013, which is referred to as the PacWest record date, or a stockholder of First California as of February 11, 2013, which is referred to as the First California record date, you may submit your proxy before your respective company's special meeting in one of the following ways:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at your respective company's special meeting. Please be advised that telephone and Internet voting facilities will close at 11:59 PM, Eastern Standard Time, on March 19, 2013.

  If your shares are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:    HOW MANY VOTES DO I HAVE?

A:
PacWest Stockholders.    You are entitled to one vote for each share of PacWest common stock that you owned as of the record date. As of the close of business on January 30, 2013, there were approximately 35,722,628 outstanding shares of PacWest common stock. As of that date, approximately 4% of the outstanding shares of PacWest common stock were beneficially owned by the directors and executive officers of PacWest.

  First California Stockholders.    You are entitled to one vote for each share of First California common stock that you owned as of the record date. As of the close of business on February 11, 2013, there were approximately 29,247,710 outstanding shares of First California common stock. As of that date, approximately 11% of the outstanding shares of First California common stock were beneficially owned by the directors and executive officers of First California.

Q:    WHEN AND WHERE ARE THE PACWEST AND FIRST CALIFORNIA SPECIAL MEETINGS OF STOCKHOLDERS?

A:
The special meeting of PacWest stockholders will be held at The Jonathan Club, 850 Palisades Beach Road, Santa Monica, CA 90403 at 10:30 AM, Pacific time, on March 20, 2013. Subject to space availability, all PacWest stockholders as of the PacWest record date, or their duly appointed proxies, may attend the PacWest special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:00 AM, Pacific time.

  The special meeting of First California stockholders will be held at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 at 10:00 AM, Pacific time, on March 20, 2013. Subject to space availability, all First California stockholders as of the First California record date, or their duly appointed proxies, may attend the First California special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 AM, Pacific time.

Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to PacWest or First California or by voting in person at your respective company's special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  Under the rules of the NASDAQ, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the PacWest special meeting and the First California special meeting are such "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

  Assuming a quorum is present, if you are a First California stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the First California Merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" such proposal;

  •
  your broker, bank or other nominee may not vote your shares on the First California Adjournment proposal or the First California Advisory (Non-Binding) Proposal on Specified Compensation, which broker non-votes will have no effect on the vote count for such proposals.

  Assuming a quorum is present, if you are a PacWest stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the PacWest Merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" such proposal.

Q:    WHAT IF I DO NOT VOTE OR ABSTAIN?

A:
For purposes of each of the PacWest special meeting and the First California special meeting, assuming a quorum is present, an abstention occurs when a stockholder attends the applicable special meeting in person and does not vote or returns a proxy with an "abstain" vote.

  Assuming a quorum is present, if you are a PacWest stockholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the PacWest Merger proposal, it will have the same effect as a vote cast "AGAINST" the PacWest Merger proposal. If you respond with an "abstain" vote on the PacWest Merger proposal, your proxy will have the same effect as a vote cast "AGAINST" the PacWest Merger proposal.

  Assuming a quorum is present, if you are a First California stockholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the First California Merger proposal, it will have the same effect as a vote cast "AGAINST" the First California Merger proposal. If you respond with an "abstain" vote on the First California Merger proposal, your proxy will have the same effect as a vote cast "AGAINST" the First California Merger proposal.

  Assuming a quorum is present at each of the PacWest special meeting and the First California special meeting, if you as a PacWest stockholder or a First California stockholder, as applicable, respond with an "abstain" vote, or if you are present in person but do not vote, your proxy will have the same effect as a vote cast "AGAINST" the advisory (non-binding) proposal on specified compensation that may become payable to the named executive officers of First California in connection with the merger and the adjournment proposal.

Q:    WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the PacWest common stock represented by your proxy will be voted as recommended by the PacWest board of directors with respect to that proposal or the First California common stock represented by your proxy will be voted as recommended by the First California board of directors with respect to that proposal. Unless a PacWest stockholder or a First California stockholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the PacWest special meeting or First California special meeting, as applicable.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the PacWest or First California special meeting. You may do this in one of four ways:

•
by sending a notice of revocation to the corporate secretary of PacWest or First California, as applicable;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•
by sending a completed proxy card bearing a later date than your original proxy card; or

•
by attending the PacWest or First California special meeting, as applicable, and voting in person.

  If you choose any of the first three methods, you must take the described action such that the notice, internet vote or proxy card, as applicable, is received no later than the beginning of the applicable special meeting.

  If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:    DO I NEED IDENTIFICATION TO ATTEND THE PACWEST OR FIRST CALIFORNIA MEETING IN PERSON?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of PacWest or First California common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of PacWest or First California common stock, as applicable, on the record date.

Q:    ARE FIRST CALIFORNIA STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
No. Under Delaware law, First California stockholders are not entitled to appraisal rights in connection with the merger.

Q:    WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FIRST CALIFORNIA STOCKHOLDERS?

  The merger is intended to qualify, and the obligation of PacWest and First California to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion to PacWest and First California, respectively, to the same effect.

  Accordingly, based on the opinions delivered in connection herewith, you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of PacWest common stock.

  For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page 113.

  The consequences of the merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:    WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, First California stockholders will not receive any consideration for their shares of First California common stock in connection with the merger. Instead, First California will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Market. Under specified circumstances each of First California and PacWest may be required to pay the other party a fee with respect to the termination of the merger agreement, as described under the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page 107.

Q:    SHOULD FIRST CALIFORNIA STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. First California stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, an election form and transmittal materials, with instructions for their completion, will be provided to First California stockholders under separate cover and the stock certificates should be sent at that time.

Q:    WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you are a PacWest stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact PacWest Investor Relations at (310) 286-1144.

  If you are a First California stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact First California Investor Relations at (805) 322-9655.

SUMMARY

        This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about First California and PacWest into this document. For a description of this information, please see the section entitled "Incorporation of Certain Documents by Reference" beginning on page 133. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, throughout this document, "PacWest" refers to PacWest Bancorp, "First California" refers to First California Financial Group, Inc. and "we," "us" and "our" refers collectively to PacWest and First California. Also, we refer to the proposed merger of First California with and into PacWest Bancorp as the "merger," the proposed merger of First California Bank with and into Pacific Western Bank as the "bank merger" and the Agreement and Plan of Merger, dated as of November 6, 2012, by and between PacWest and First California as the "merger agreement."

 The Merger and the Merger Agreement (pages 53 and 95)

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

        Under the terms of the merger agreement, First California will merge with and into PacWest with PacWest as the surviving corporation.

Merger Consideration (page 53)

        Each share of First California common stock owned by a First California stockholder will be converted into the right to receive a fraction of a share of PacWest common stock. The exchange ratio—or the fraction of a PacWest share to be exchanged for each First California share—will be based on the volume-weighted average share price for PacWest common stock for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement. If the average share price of PacWest common stock is more than $20.00 and less than $27.00, the exchange ratio will equal an amount calculated by dividing $8.00 by the average share price. If the average share price of PacWest common stock is equal to or greater than $27.00, the exchange ratio will equal 0.2963. If the average share price of PacWest common stock is less than or equal to $20.00, the exchange ratio will equal 0.4000. A First California stockholder will receive any whole shares of PacWest common stock such holder is entitled to receive and cash in lieu of any fractional shares of PacWest common stock such holder is entitled to receive.

        Based on the volume-weighted average PacWest share price of $22.52 for the 20 consecutive trading days ending on November 6, 2012, the last trading day before the announcement of the merger, the exchange ratio would have been 0.3553. Based on the volume-weighted average PacWest share price of $27.20 for the 20 consecutive trading days ending on February 11, 2013, the most recent day for which information was available prior to the printing and mailing of this document, the exchange ratio would have been 0.2963. The share price of PacWest common stock will fluctuate, and the average share price for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals may be different than the average used to calculate the hypothetical exchange ratio in the examples above.

        As described below under the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 108, holders of the Series A Convertible Perpetual Preferred Stock, par value $0.01 per share, of First California, which we refer to as the First California Series A Preferred Stock, have agreed to convert their First California Series A Preferred Stock into shares of First California common stock prior to the consummation of the merger. PacWest and First California expect to redeem the outstanding Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, of First California, which we refer to as the First California Series C Preferred Stock, for an aggregate of $25,000,000 (plus accrued dividends) in cash in accordance with its terms immediately prior to the consummation of the merger.

        At the effective time, each outstanding option to purchase shares of First California common stock, whether exercisable or unexercisable, will become fully vested without any action on the part of the holder of the option. Upon vesting, each option will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash equal to the excess (if any) of $8.00 over the exercise price.

        At the effective time, each share of restricted stock of First California will, without any action on the part of the holder, become fully vested and be converted into the right to receive the merger consideration on the same terms of conversion as First California common stock, subject to any required tax withholding.

Recommendation of the First California Board of Directors (page 40)

        After careful consideration, the First California board of directors recommends that First California stockholders vote "FOR" the First California Merger proposal, "FOR" the First California Advisory (Non-Binding) Proposal on Specified Compensation and "FOR" the First California Adjournment proposal (if necessary or appropriate).

        Each of the directors of First California has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the First California Merger proposal and "FOR" the First California Adjournment proposal (if necessary or appropriate). For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 108.

        For a more complete description of First California's reasons for the merger and the recommendation of the First California board of directors, please see the section entitled "Recommendation of the First California Board of Directors and Reasons for the Merger" beginning on page 60.

Recommendation of the PacWest Board of Directors (page 46)

        After careful consideration, the PacWest board of directors recommends that PacWest stockholders vote "FOR" the PacWest Merger proposal and "FOR" the PacWest Adjournment proposal (if necessary or appropriate).

        Each of the directors of PacWest has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the PacWest Merger proposal and "FOR" the PacWest Adjournment proposal (if necessary or appropriate). For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 108.

        For a more complete description of PacWest's reasons for the merger and the recommendations of the PacWest board of directors, please see the section entitled "Recommendation of the PacWest Board of Directors and Reasons for the Merger" beginning on page 71.

 Opinion of Financial Advisors (pages 65 and 72)

  First California Financial Advisor

        On November 6, 2012, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, First California's financial advisor in connection with the merger, rendered an oral opinion to First California's board of directors, which was subsequently confirmed in a written opinion dated the same date that, as of such date and subject to and based on the qualifications and assumptions set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the common stockholders of First California.

        The full text of KBW's opinion, dated November 6, 2012, is attached as Appendix E to this document. You should read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in rendering its opinion.

        KBW's opinion is addressed to First California's board of directors and the opinion is not a recommendation as to how any stockholder of First California should vote with respect to the merger or any other matter or as to any action that a stockholder should take with respect to the merger.

        The opinion addresses only the fairness, from a financial point of view, of the exchange ratio in the proposed merger to the common stockholders of First California, and does not address the underlying business decision of First California to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to First California. KBW will receive a fee for its services, portions of which have been paid, and a significant portion of which will be payable upon consummation of the merger.

        For further information, please see the section entitled "The Merger—Opinion of First California's Financial Advisor" beginning on page 65.

  PacWest Financial Advisor

        Sandler O'Neill provided a fairness opinion to the PacWest board of directors in connection with the merger. At the November 4, 2012 meeting at which PacWest's board of directors considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to PacWest from a financial point of view.

        For further information, please see the section entitled "The Merger—Opinion of PacWest's Financial Advisor" beginning on page 72.

First California Special Meeting of Stockholders (page 40)

        The First California special meeting will be held at 10:00 AM, Pacific time, on March 20, 2013, at its corporate headquarters, located at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. At the First California special meeting, First California stockholders will be asked to approve the First California Merger proposal, the First California Advisory (Non-Binding) Proposal on Specified Compensation and the First California Adjournment proposal.

        First California's board of directors has fixed the close of business on February 11, 2013 as the record date for determining the holders of First California common stock entitled to receive notice of and to vote at the First California special meeting. Only holders of record of First California common stock at the close of business on the First California record date will be entitled to notice of and to vote at the First California special meeting and any adjournment or postponement thereof. As of the First California record date, there were 29,247,710 shares of First California common stock outstanding and entitled to vote at the First California special meeting held by approximately 1,700 holders of record. Each share of First California common stock entitles the holder to one vote on each proposal to be considered at the First California special meeting. Each of the directors of First California has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed, solely in their capacity as stockholders of First California, to vote all of their shares of First California common stock in favor of the First California Merger proposal and the First California Adjournment proposal to be presented at the special meeting. As of the record date, directors and executive officers of First California owned and were entitled to vote 3,304,685 shares of First California common stock, representing approximately 11% of the shares of First California common stock outstanding on that date. In addition, each of the holders of the First California Series A Preferred Stock has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to convert all of their shares of First California Series A Preferred Stock into shares of common stock of First California not later than ten business days prior to the closing of the merger and to vote all of their shares of First California common stock in favor of the First California Merger proposal and the First California Adjournment proposal to be presented at the special meeting. The stockholders that are party to the voting and support agreements described in this paragraph beneficially own in the aggregate approximately 22% of the outstanding shares of First California common stock as of the record date (including shares of First California common stock issuable upon conversion of First California Series A Preferred Stock). First California currently expects that First California's executive officers will vote their shares in favor of the proposals to be presented at the special meeting, although none of them has entered into any agreements obligating them to do so (other than one executive officer who is also a director). As of the record date, PacWest beneficially held 1,094,231 shares of First California's common stock.

        Approval of the First California Merger proposal requires the affirmative vote of a majority of the outstanding shares of First California common stock entitled to vote on the proposal. Approval of the First California Advisory (Non-Binding) Proposal on Specified Compensation and the First California Adjournment proposal each require the affirmative vote of a majority of the shares of First California common stock represented (in person or by proxy) at the First California special meeting and entitled to vote on the proposal.

PacWest Special Meeting of Stockholders (page 46)

        The PacWest special meeting will be held at 10:30 AM, Pacific time, on March 20, 2013, at The Jonathan Club, located at 850 Palisades Beach Road, Santa Monica, CA 90403. At the PacWest special meeting, PacWest stockholders will be asked to approve the PacWest Merger proposal and the PacWest Adjournment proposal.

        PacWest's board of directors has fixed the close of business on January 30, 2013 as the record date for determining the holders of PacWest common stock entitled to receive notice of and to vote at the PacWest special meeting. As of the PacWest record date, there were 35,722,628 shares of PacWest common stock outstanding and entitled to vote at the PacWest special meeting held by approximately 3,764 holders of record. Each share of PacWest common stock entitles the holder to one vote on each proposal to be considered at the PacWest special meeting. As of the record date, directors and executive officers of PacWest owned and were entitled to vote 1,035,191 shares of PacWest common stock, representing approximately 4% of the shares of PacWest common stock outstanding on that date (excluding 3,846,153 shares held by CapGen Capital Group II, LP, of which John W. Rose, a director of PacWest, is a principal). Each of the directors of PacWest has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed, solely in their capacity as stockholders of PacWest, to vote all of their shares of PacWest common stock in favor of the PacWest Merger proposal and the PacWest Adjournment proposal to be presented at the special meeting. PacWest currently expects that PacWest's executive officers will vote their shares in favor of the proposals to be presented at the special meeting, although none of them has entered into any agreements obligating them to do so (other than those executive officers who are also directors). As of the record date, First California beneficially held 100 shares of PacWest's common stock.

        Approval of the PacWest Merger proposal requires the affirmative vote of a majority of the outstanding shares of PacWest common stock entitled to vote on the proposal. Approval of the PacWest Adjournment proposal requires the affirmative vote of a majority of the shares of PacWest common stock represented (in person or by proxy) at the PacWest special meeting and entitled to vote on the proposal.

First California's Directors and Executive Officers Have Certain Interests in the Merger (page 85)

        Certain of First California's executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of First California's stockholders. First California's executive officers will be eligible, upon a qualifying termination of employment, to: receive severance payments under their respective change in control agreements (or, in the case of Mr. Kum, under his employment agreement); for Messrs. Kum and Santarosa, receive payments over a period of years (17 years for Mr. Kum and 15 years for Mr. Santarosa) under each such individual's salary continuation agreement; and, for Messrs. Kum and Santarosa, designate a beneficiary under the executive's split dollar life insurance agreement prior to having achieved a retirement age. In addition, each of First California's executive officers and directors hold equity awards, the treatment of which is described below under "Treatment of First California Stock Options and Shares of Restricted Stock". Under the terms of the merger agreement, two individuals will be designated by the board of directors of First California to join the board of directors of PacWest. The designated individuals must be approved by the Compensation, Nominating and Governance Committee of the board of directors of PacWest. PacWest and First California currently expect to select such individuals shortly prior to the consummation of the transaction. The members of the First California board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that First California stockholders approve the First California Merger proposal. These interests are described in more detail under the section entitled "The Merger—Interests of First California Directors and Executive Officers in the Merger" beginning on page 85.

PacWest's Directors and Executive Officers Have Certain Interests in the Merger (page 84)

        Certain of PacWest's directors have financial interests in the merger that are different from, or in addition to, the interests of PacWest stockholders. John M. Eggemeyer, the chairman of the board of directors of PacWest, is the chief executive officer of Castle Creek Financial, LLC, which we refer to as Castle Creek Financial. On May 18, 2011, PacWest and Castle Creek Financial renewed a contract pursuant to which Castle Creek Financial acts as PacWest's financial advisor, and pursuant to the terms of that contract, PacWest will pay Castle Creek Financial a fee upon the consummation of the merger. Castle Creek Financial performed various customary financial advisory services for PacWest in connection with entering into the merger agreement, including assisting PacWest in structuring the financial aspects of the transaction, financial modeling and statistical analysis and assistance in negotiation of the financial terms of the merger agreement. In the event of an acquisition of another financial institution by PacWest for greater than $20 million, the contract under which Castle Creek Financial performs these services provides for a fee of $200,000 plus 0.65% of the amount of the transaction value in excess of $20 million, subject to reduction for certain expenses. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of PacWest. Pursuant to these terms, PacWest currently estimates that Castle Creek Financial will be paid a fee of approximately $1.3 million, or 0.49% of the transaction value, in connection with the merger (based on the current number of shares of First California common stock outstanding and the current stock price of PacWest common stock) and will receive expense reimbursement that is currently expected to be less than $50,000. The members of the PacWest board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that PacWest stockholders approve the PacWest Merger proposal. These interests are described in more detail under the section entitled "The Merger—Interests of PacWest Directors in the Merger" beginning on page 83.

Treatment of First California Stock Options and Shares of Restricted Stock (page 54)

        First California Stock Options.    At the effective time, each outstanding option to purchase shares of First California common stock, whether exercisable or unexercisable, will become fully vested without any action on the part of the holder of the option. Upon vesting, each option will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash equal to the excess (if any) of $8.00 over the exercise price.

        Restricted Shares.    At the effective time, each share of restricted stock of First California will, without any action on the part of the holder, become fully vested and be converted into the right to receive the merger consideration on the same terms of conversion as First California common stock, subject to any required tax withholding.

Regulatory Approvals Required for the Merger (page 89)

        Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the California Department of Financial Institutions, which we refer to as the CDFI, the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the Board of Governors of the Federal Reserve System, which we refer to as Federal Reserve Board. The merger and the bank merger are also subject to the consent of the FDIC to the transfer of the shared-loss agreements between First California and the FDIC without adverse modification or amendment to any such agreements and being without payment by or cost to PacWest. Notifications and/or applications requesting approval for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. We have filed, or are in the process of filing notices and applications to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on PacWest after the completion of the merger. The regulatory approvals to which completion of the merger and bank merger are subject are described in more detail under the section entitled "The Merger—Regulatory Approvals Required for the Merger" beginning on page 89.

Conditions to the Merger (page 106)

        The obligations of PacWest and First California to complete the merger are each subject to the satisfaction or waiver of the following conditions:

  •
  approval of the PacWest Merger proposal by the PacWest stockholders and approval of the First California Merger proposal by the First California stockholders;

  •
  the absence of any statute, rule, regulation, judgment, decree, injunction or other order that would prohibit or make illegal the completion of the merger;

  •
  the receipt of all regulatory approvals required from the Federal Reserve Board, the FDIC and the CDFI, and the consent of the FDIC to the transfer of the shared-loss agreements between First California and the FDIC, subject to the limitations set forth in the merger agreement;

  •
  the effectiveness of the registration statement on Form S-4, of which this document is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

  •
  approval for the listing on the NASDAQ Global Select Market of the PacWest common stock to be issued in the merger;

  •
  the accuracy of the representations and warranties of each party as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on the other party;

  •
  performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date of the merger; and

  •
  receipt by each party of an opinion of its tax counsel as to certain tax matters.

No Solicitation (page 101)

        Under the terms of the merger agreement, First California has agreed not to solicit, initiate or knowingly encourage inquiries or proposals with respect to, or engage or participate in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data to, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide acquisition proposal which, in the good faith judgment of the First California board of directors, is or is reasonably likely to result in a proposal which is superior to the merger with PacWest, and the First California board of directors determines in good faith (and after consultation with First California's outside counsel) that failure to take such actions would reasonably be expected to be a violation of its fiduciary duties under applicable law, First California may furnish information regarding First California and participate in discussions and negotiations with such third party.

Termination; Termination Fee (page 107)

        PacWest and First California may mutually agree at any time to terminate the merger agreement without completing the merger, even if the First California stockholders have adopted the merger agreement and the PacWest stockholders have adopted the merger agreement and approved the issuance of PacWest common stock in connection with the merger.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

  •
  by either PacWest or First California, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable injunction or decree permanently enjoining or otherwise prohibiting or making illegal the closing of the merger;

  •
  by either PacWest or First California, if the merger has not closed by the close of business on August 6, 2013, unless the failure to close by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

  •
  by either PacWest or First California, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured before the earlier of August 6, 2013 and 30 days following written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

  •
  by either PacWest or First California, if (1) the First California stockholders have not adopted the merger agreement at the First California special meeting or any adjournment or postponement thereof, or (2) the PacWest stockholders have not adopted the merger agreement and approved the issuance of PacWest common stock to the stockholders of First California in connection with the merger at the PacWest special meeting or any adjournment or postponement thereof; or

  •
  by PacWest, if, the First California board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or discloses an intention to do so), or recommends to its stockholders an alternative acquisition proposal other than the merger agreement, or (2) materially breaches its obligation to call a stockholder meeting, to prepare and mail to its stockholders this document, to include in this document its recommendation that its stockholders vote in favor of the adoption of the merger agreement, or to refrain from soliciting alternative acquisition proposals.

        First California may be required to pay PacWest a termination fee of $10 million in certain circumstances. PacWest may be required to pay First California a termination fee of $5 million in certain other circumstances. For more information, please see the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page 107.

Material United States Federal Income Tax Consequences of the Merger (page 113)

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as such a reorganization, a stockholder of First California generally will not recognize any gain or loss upon receipt of PacWest common stock in exchange for First California common stock in the merger, except with respect to cash received in lieu of a fractional share of PacWest common stock. It is a condition to the completion of the merger that PacWest and First California receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Tax matters are very complicated and the tax consequences of the merger to each First California stockholder may depend on such stockholder's particular facts and circumstances. First California stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page 113.

Litigation Related to the Merger (page 112)

        On November 20, 2012, a purported stockholder of First California filed a lawsuit in connection with the merger. Captioned Paul Githens v. C.G. Kum, et al., Case No. BC496018, the suit was filed in the Superior Court of the State of California, Los Angeles County, against First California, its directors, and PacWest. For more information, please see the section entitled "Litigation Related to the Merger" beginning on page 112.

Comparison of Stockholders' Rights (page 127)

        The rights of First California stockholders who continue as PacWest stockholders after the merger will be governed by the certificate of incorporation and bylaws of PacWest rather than by the certificate of incorporation and bylaws of First California. For more information, please see the section entitled "Comparison of Stockholders' Rights" beginning on page 127.

 The Parties (page 51)

PacWest Bancorp
10250 Constellation Blvd., Suite 1640
Los Angeles, California 90067
Phone: (310) 286-1144

        PacWest Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act. As of September 30, 2012, PacWest had consolidated total assets of approximately $5.5 billion, total loans of approximately $3.6 billion, deposits of approximately $4.8 billion and stockholders' equity of approximately $0.6 billion. PacWest had 991 full-time equivalent employees as of September 30, 2012.

First California Financial Group, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, California 91361
Phone: (805) 322-9655

        First California Financial Group, Inc. is a bank holding company registered under the BHC Act. As of September 30, 2012, First California had consolidated total assets of approximately $2.0 billion, total loans of approximately $1.2 billion, deposits of approximately $1.6 billion and stockholders' equity of approximately $0.2 billion. First California had 285 full-time equivalent employees as of September 30, 2012.

Risk Factors (page 34)

        Before voting at the PacWest or First California special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled "Risk Factors" beginning on page 31 or described in PacWest's and First California's Annual Reports on Form 10-K for the year ended on December 31, 2011 and other reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see "Where You Can Find More Information" beginning on page v.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PACWEST

        The following table summarizes consolidated financial results achieved by PacWest for the periods and at the dates indicated and should be read in conjunction with PacWest's consolidated financial statements and the notes to the consolidated financial statements contained in reports that PacWest has previously filed with the SEC. Historical financial information for PacWest can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and its Annual Report on Form 10-K for the year ended December 31, 2011. Please see the section entitled "Where You Can Find More Information" beginning on page v for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2012 and 2011 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of PacWest believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2012 and 2011 indicate results for any future period.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share amounts and percentages)
Results of Operations(1):
Interest income	$222,413	$224,371	$295,284	$290,284	$269,874	$287,828	$350,981
Interest expense	(15,549)	(25,503)	(32,643)	(40,957)	(53,828)	(68,496)	(85,866)

Net interest income	206,864	198,868	262,641	249,327	216,046	219,332	265,115

Provision for credit losses:
Non-covered loans and leases	12,000	(13,300)	(13,300)	(178,992)	(141,900)	(45,800)	(3,000)
Covered loans	(3,514)	(9,148)	(13,270)	(33,500)	(18,000)	—	—

Total provision for credit losses	8,486	(22,448)	(26,570)	(212,492)	(159,900)	(45,800)	(3,000)

Net interest income after provision for credit losses	215,350	176,420	236,071	36,835	56,146	173,532	262,115
FDIC loss sharing income, net	(4,048)	5,109	7,776	22,784	16,314	—	—
Other noninterest income	17,863	18,063	23,651	20,454	22,604	24,427	32,920
Gain on acquisition	—	—	—	—	66,989	—	—
Goodwill write-off	—	—	—	—	—	(761,701)	—
Non-covered OREO costs, net	(3,834)	(5,296)	(7,010)	(12,310)	(21,569)	(2,218)	(105)
Covered OREO costs, net	(7,242)	(3,440)	(3,666)	(2,460)	(1,753)	—	—
Other noninterest expense	(157,061)	(127,788)	(169,317)	(174,033)	(155,882)	(142,016)	(142,160)

Earnings (loss) before income tax (expense) benefit	61,028	63,068	87,505	(108,730)	(17,151)	(707,976)	152,770
Income tax (expense) benefit	(24,119)	(26,247)	(36,801)	46,714	7,801	(20,089)	(62,444)

Net earnings (loss)	$36,909	$36,821	$50,704	$(62,016)	$(9,350)	$(728,065)	$90,326

Per Common Share Data:
Earnings (loss) per share (EPS):
Basic	$1.00	$0.99	$1.37	$(1.77)	$(0.30)	$(26.81)	$3.08
Diluted	$1.00	$0.99	$1.37	$(1.77)	$(0.30)	$(26.81)	$3.08
Dividends declared	$0.54	$0.03	$0.21	$0.04	$0.35	$1.28	$1.28
Book value per share(2)	$15.61	$14.48	$14.66	$13.06	$14.47	$13.18	$40.65
Tangible book value per share(2)	$13.06	$12.91	$13.14	$11.06	$13.52	$11.78	$11.88
Shares outstanding(2)	37,420	37,259	37,254	36,672	35,015	28,516	28,002
Average shares outstanding:
Basic EPS	35,674	35,472	35,491	35,108	31,899	27,177	28,572
Diluted EPS	35,674	35,472	35,491	35,108	31,899	27,177	28,591
Balance Sheet Data:
Total assets	$5,538,502	$5,493,891	$5,528,237	$5,529,021	$5,324,079	$4,495,502	$5,179,040
Investment securities	1,398,134	1,310,118	1,372,464	929,056	474,129	155,359	133,537
Loans held for sale	—	—	—	—	—	—	63,565
Non-covered loans and leases, net of unearned income(3)	3,050,891	2,893,637	2,807,713	3,161,055	3,707,383	3,987,891	3,949,218

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share amounts and percentages)
Allowance for credit losses on non-covered loans and leases(3)	75,012	96,535	93,783	104,328	124,278	68,790	61,028
Covered loans, net	567,396	761,059	703,023	908,576	621,686	—	—
FDIC loss sharing asset	72,640	89,197	95,187	116,352	112,817	—	—
Goodwill	79,592	39,141	39,141	47,301	—	—	761,990
Core deposit and customer relationship intangibles	15,899	19,251	17,415	25,843	33,296	39,922	43,785
Deposits	4,787,348	4,554,396	4,577,453	4,649,698	4,094,569	3,475,215	3,245,146
Borrowings	17,996	225,000	225,000	225,000	542,763	450,000	612,000
Subordinated debentures	108,250	129,347	129,271	129,572	129,798	129,994	138,488
Stockholders' equity	584,086	539,468	546,203	478,797	506,773	375,726	1,138,352
Performance Ratios:
Stockholders' equity to total assets ratio	10.55%	9.82%	9.88%	8.66%	9.52%	8.36%	21.98%
Tangible common equity ratio	8.98%	8.85%	8.95%	7.44%	8.95%	7.54%	7.60%
Loans to deposits ratio	75.58%	80.25%	76.70%	87.52%	105.73%	114.75%	121.70%
Net interest margin	5.53%	5.35%	5.26%	5.02%	4.79%	5.30%	6.34%
Efficiency ratio(4)	76.19%	61.49%	61.21%	64.53%	55.66%	59.17%	47.73%
Return on average assets	0.90%	0.90%	0.92%	(1.14)%	(0.19)%	(15.43)%	1.73%
Return on average equity	8.78%	9.81%	9.92%	(12.56)%	(1.93)%	(106.28)%	7.66%
Average equity to average assets	10.26%	9.17%	9.32%	9.10%	10.06%	14.52%	22.55%
Dividend payout ratio	53.29%	2.96%	15.04%	(5)	(5)	(5)	41.56%
Tier 1 leverage capital ratio(6)	10.26%	9.96%	10.42%	8.54%	10.85%	10.50%	11.06%
Tier 1 risk-based capital ratio(6)	14.91%	14.70%	15.97%	12.68%	14.31%	10.69%	10.67%
Total risk-based capital ratio(6)	16.18%	15.98%	17.25%	13.96%	15.58%	11.95%	11.92%
Asset Quality:
Non-covered nonaccrual loans and leases(3)	$36,985	$59,968	$58,260	$94,183	$240,167	$63,470	$22,473
Non-covered OREO	37,333	48,260	48,412	25,598	43,255	41,310	2,736

Non-covered nonperforming assets	$74,318	$108,228	$106,672	$119,781	$283,422	$104,780	$25,209

Asset Quality Ratios:
Non-covered nonaccrual loans and leases to non-covered loans and leases, net of unearned income(3)	1.21%	2.07%	2.07%	2.98%	6.48%	1.59%	0.57%
Non-covered nonperforming assets to non-covered loans and leases, net of unearned income, and OREO(3)	2.41%	3.68%	3.73%	3.76%	7.56%	2.60%	0.64%
Allowance for credit losses to non-covered nonaccrual loans and leases	202.8%	161.0%	161.0%	110.8%	51.8%	108.4%	271.6%
Allowance for credit losses to non-covered loans and leases, net of unearned income	2.46%	3.34%	3.34%	3.30%	3.35%	1.72%	1.55%
Net charge-offs (annualized) to average non-covered loans and leases	0.31%	0.94%	0.81%	5.94%	2.22%	0.96%	0.07%
GAAP to Non-GAAP Reconciliations:
Stockholders' equity	$584,086	$539,468	$546,203	$478,797	$506,773	$375,726	$1,138,352
Less: Intangible assets	95,491	58,392	56,556	73,144	33,296	39,922	805,775

Tangible common equity	$488,595	$481,076	$489,647	$405,653	$473,477	$335,804	$332,577

Total assets	$5,538,502	$5,493,891	$5,528,237	$5,529,021	$5,324,079	$4,495,502	$5,179,040
Less: Intangible assets	95,491	58,392	56,556	73,144	33,296	39,922	805,775

Tangible assets	$5,443,011	$5,435,499	$5,471,681	$5,455,877	$5,290,783	$4,455,580	$4,373,265

Equity to assets ratio	10.55%	9.82%	9.88%	8.66%	9.52%	8.36%	21.98%
Tangible common equity ratio(7)	8.98%	8.85%	8.95%	7.44%	8.95%	7.54%	7.60%
Book value per share	$15.61	$14.48	$14.66	$13.06	$14.47	$13.18	$40.65
Tangible book value per share(8)	$13.06	$12.91	$13.14	$11.06	$13.52	$11.78	$11.88
Shares outstanding	37,420	37,259	37,254	36,672	35,015	28,516	28,002

(1)
Operating results of acquired companies are included from the respective acquisition dates.

(2)
Includes 1,718,019 shares and 1,762,870 shares at September 30, 2012 and 2011, respectively, and 1,675,730 shares, 1,230,582 shares, 1,095,417 shares, 1,309,586 shares and 861,269 shares at December 31, 2011, 2010, 2009, 2008, and 2007, respectively, of unvested restricted stock outstanding.

(3)
During 2010, PacWest executed two sales of non-covered adversely classified loans totaling $398.5 million that included a total of $128.1 million in nonaccrual loans.

(4)
The 2009 efficiency ratio includes the $67.0 million gain from the Affinity acquisition. Excluding this gain, the efficiency ratio would be 70.29%. The 2008 efficiency ratio excludes the goodwill write-off. Including the goodwill write-off, the efficiency ratio would be 371.65%.

(5)
Not meaningful.

(6)
Capital ratios presented are for PacWest Bancorp consolidated.

(7)
Calculated as tangible common equity divided by tangible assets.

(8)
Calculated as tangible common equity divided by shares outstanding.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR FIRST CALIFORNIA

        The following table summarizes consolidated financial results achieved by First California for the periods and at the dates indicated and should be read in conjunction with First California's consolidated financial statements and the notes to the consolidated financial statements contained in reports that First California has previously filed with the SEC. Historical financial information for First California can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and its Annual Report on Form 10-K for the year ended December 31, 2011. Please see the section entitled "Where You Can Find More Information" beginning on page v for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2012 and 2011 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of First California believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2012 and 2011 indicate results for any future period.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007(2)
	(In thousands, except per share amounts and percentages)
Results of Operations(1):
Interest income	$57,801	$54,246	$72,598	$59,350	$64,941	$63,235	$65,750
Interest expense	(7,395)	(10,348)	(13,104)	(14,654)	(19,887)	(22,453)	(25,506)

Net interest income	50,406	43,898	59,494	44,696	45,054	40,782	40,244

Provision for credit losses:
Non-covered loans	(1,500)	(4,550)	(5,346)	(8,337)	(16,646)	(1,150)	—
Covered loans	—	—	—	—	—	—	—

Total provision for credit losses	(1,500)	(4,550)	(5,346)	(8,337)	(16,646)	(1,150)	—

Net interest income after provision for credit losses	48,906	39,348	54,148	36,359	28,408	39,632	40,244
FDIC loss sharing income, net	131	143	187	—	—	—	—
Other noninterest income	7,793	5,054	7,500	6,484	10,034	5,381	8,047
Gain from acquisitions	—	35,202	36,922	2,312	—	—	—
Non-covered OREO costs, net	(2,139)	(5,812)	(6,716)	(2,954)	(1,563)	(18)	—
Covered OREO costs, net	2,247	746	1,538	—	—	—	—
Other noninterest expense	(41,569)	(39,298)	(53,286)	(39,851)	(45,293)	(35,087)	(37,045)

Earnings (loss) before income tax (expense) benefit	15,369	35,383	40,293	2,350	(8,414)	9,908	11,246
Income tax (expense) benefit	(6,135)	(14,862)	(16,910)	(940)	3,753	(3,542)	(4,158)

Net earnings (loss)	$9,234	$20,521	$23,383	$1,410	$(4,661)	$6,366	$7,088

Per Common Share Data:
Earnings (loss) per share (EPS):
Basic	$0.28	$0.64	$0.73	$0.01	$(0.50)	$0.56	$0.68
Diluted	$0.28	$0.64	$0.71	$0.01	$(0.50)	$0.54	$0.66
Book value per share	$7.21	$6.65	$6.75	$6.16	$11.45	$11.80	$11.55
Tangible book value per share	$4.71	$4.08	$4.19	$3.65	$5.23	$6.69	$6.61
Shares outstanding	29,220	29,220	29,220	28,171	11,623	11,463	11,507
Average shares outstanding:
Basic EPS	29,230	28,545	28,716	24,411	11,605	11,457	10,468
Diluted EPS	29,587	28,776	29,451	24,735	11,605	11,844	10,732
Balance Sheet Data:
Total assets	$1,990,804	$1,804,901	$1,812,664	$1,521,334	$1,459,821	$1,178,045	$1,108,842
Cash and cash equivalents	76,482	169,852	61,432	88,003	46,494	49,127	17,668
Investment securities	549,373	332,285	453,735	272,439	349,645	202,462	231,095

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007(2)
	(In thousands, except per share amounts and percentages)
Loans held for sale	—	—	—	—	—	31,401	11,454
Non-covered loans and leases, net of unearned income	1,067,881	920,046	936,103	947,737	939,246	788,421	746,179
Allowance for credit losses, non-covered loans	18,239	17,778	17,747	17,033	16,505	8,048	7,828
Covered loans, net	106,144	147,150	135,412	53,878	—	—	—
FDIC loss sharing asset	50,471	77,755	68,083	16,725	—	—	—
Goodwill	60,720	60,720	60,720	60,720	60,720	50,098	50,216
Core deposit and customer relationship intangibles	12,205	14,511	13,887	9,915	11,581	8,452	9,642
Deposits	1,599,892	1,414,602	1,425,269	1,156,288	1,124,715	817,595	761,080
Borrowings	114,583	117,774	117,719	131,500	143,500	167,000	168,901
Subordinated debentures	26,805	26,805	26,805	26,805	26,753	26,701	26,648
Stockholders' equity	236,563	220,585	223,107	198,041	157,226	158,923	136,867
Performance Ratios:
Stockholders' equity to total assets ratio	11.88%	12.22%	12.31%	13.02%	10.77%	13.49%	12.34%
Tangible common equity ratio	7.18%	6.90%	7.05%	7.08%	4.38%	6.85%	7.25%
Total capital ratio (to risk weighted assets)	17.18%	17.48%	17.32%	16.79%	12.69%	16.62%	13.35%
Tier 1 capital ratio (to risk weighted assets)	15.93%	16.23%	16.07%	15.53%	11.43%	15.70%	12.43%
Tier 1 leverage ratio (to average assets)	10.00%	10.18%	10.33%	11.00%	8.52%	12.77%	10.42%
Loans to deposits ratio	73.38%	75.44%	75.18%	86.62%	83.51%	100.27%	99.55%
Net interest margin	4.05%	3.90%	3.92%	3.46%	3.53%	4.08%	4.64%
Efficiency ratio(3)	69.12%	74.36%	74.69%	74.75%	84.22%	73.43%	66.58%
Return on average assets	0.64%	1.38%	1.31%	0.10%	(0.32)%	0.56%	0.75%
Return on average equity	5.37%	11.56%	10.94%	0.75%	(2.91)%	4.59%	6.98%
Average equity to average assets	11.92%	11.90%	11.97%	12.94%	11.11%	12.22%	10.72%
Asset Quality:
Non-covered nonaccrual loans and leases	$15,404	$15,845	$13,860	$18,241	$39,958	$8,475	$5,720
Non-covered OREO	15,201	18,406	20,349	26,011	4,893	327	197

Non-covered nonperforming assets	$30,605	$34,251	$34,209	$44,252	$44,851	$8,802	$5,917

Asset Quality Ratios:
Non-covered nonaccrual loans to non-covered loans, net of unearned income	1.44%	1.72%	1.48%	1.92%	4.25%	1.07%	0.77%
Non-covered nonperforming assets to non-covered loans, net of unearned income, and OREO	2.83%	3.65%	3.58%	4.54%	4.75%	1.12%	0.79%
Allowance for credit losses to non-covered nonaccrual loans	118.4%	112.2%	128.0%	93.4%	41.3%	95.0%	136.9%
Allowance for credit losses to non-covered loans, net of unearned income	1.71%	1.93%	1.90%	1.80%	1.76%	1.02%	1.05%
Net charge-offs (annualized) to average loans	0.12%	0.54%	0.43%	0.84%	0.89%	0.12%	0.07%
GAAP to Non-GAAP Reconciliations:
Total shareholders' equity	$236,563	$220,585	$223,107	$198,041	$157,226	$158,923	$136,867
Less: Goodwill and intangible assets	(72,925)	(75,231)	(74,607)	(70,635)	(72,301)	(58,550)	(59,858)

Tangible equity	163,638	145,354	148,500	127,406	84,925	100,373	77,009
Less: Preferred stock	(26,000)	(26,000)	(26,000)	(24,628)	(24,170)	(23,713)	(1,000)

Tangible common equity	$137,638	$119,354	$122,500	$102,778	$60,755	$76,660	$76,009

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007(2)
	(In thousands, except per share amounts and percentages)
Total assets	$1,990,804	$1,804,901	$1,812,664	$1,521,334	$1,459,821	$1,178,045	$1,108,842
Less: Goodwill and intangible assets	(72,925)	(75,231)	(74,607)	(70,635)	(72,301)	(58,550)	(59,858)

Tangible assets	$1,917,879	$1,729,670	$1,738,057	$1,450,699	$1,387,520	$1,119,495	$1,048,984

Common shares outstanding	29,220,271	29,220,079	29,220,079	28,170,760	11,622,893	11,462,964	11,507,020
Tangible common equity to tangible assets	7.18%	6.90%	7.05%	7.08%	4.38%	6.85%	7.25%
Tangible book value per common share	$4.71	$4.08	$4.19	$3.65	$5.23	$6.69	$6.61

(1)
Operating results of acquired companies are included from the respective acquisition dates.

(2)
First California Financial Group, Inc. was formed as a wholly-owned subsidiary of National Mercantile Bancorp, or National Mercantile, to facilitate the reincorporation merger with FCB Bancorp. Accordingly, the historic balance sheet and results of operations before the March 2007 merger are the same historical information of National Mercantile.

(3)
Computed by dividing noninterest expense, excluding amortization of intangible assets, integration/conversion expense and loss on and expense of foreclosed properties, by net interest income and noninterest income, excluding gain on sale of securities, gain on sale of bank charters, gain on acquisitions and market gain on foreclosed properties.

 UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        The following table shows per common share data regarding basic and diluted earnings, cash dividends, and book value for (a) PacWest and First California on a historical basis, (b) PacWest on a pro forma combined basis, and (c) First California on a pro forma equivalent basis. The pro forma basic and diluted earnings per share information was computed as if the merger had been completed on January 1, 2011. The pro forma book value per share information was computed as if the merger had been completed on the dates presented.

        The following pro forma information has been derived from and should be read in conjunction with PacWest's and First California's audited consolidated financial statements as of and for the year ended December 31, 2011, and their respective unaudited consolidated financial statements as of and for the nine months ended September 30, 2012, incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs (except merger costs are reflected in the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet), or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" beginning on page 116.

	PacWest	First California	PacWest Pro Forma Combined		First California Pro Forma Equivalent Per Share(1)
Per Common Share Data:
Basic Earnings
Nine months ended September 30, 2012	$1.00	$0.28	$1.13		$0.36
Year ended December 31, 2011	$1.37	$0.73	$1.83		$0.57
Diluted Earnings
Nine months ended September 30, 2012	$1.00	$0.28	$1.13		$0.36
Year ended December 31, 2011	$1.37	$0.71	$1.83		$0.57
Cash Dividends Paid(2)
Nine months ended September 30, 2012	$0.54	$—	$0.54		$0.17
Year ended December 31, 2011	$0.21	$—	$0.21		$0.07
Book Value
September 30, 2012	$15.61	$7.21	$17.13	(3)	$5.38
December 31, 2011	$14.66	$6.75	$16.37	(3)	$5.14

(1)
Computed by multiplying the "PacWest Pro Forma Combined" amounts by an assumed exchange ratio of 0.3142. The assumed exchange ratio is determined by dividing $8.00 by the volume-weighted average share price of PacWest common stock for the 20 consecutive trading days ended on January 11, 2013 of $25.46. The actual volume-weighted average share price of PacWest common stock price and exchange ratio may be different.

(2)
"PacWest Pro Forma Combined" cash dividends paid are based only upon PacWest's historical amounts.

(3)
Based on pro forma shares outstanding of 46,364,735 and 46,199,028 as of September 30, 2012 and December 31, 2011, respectively. Such pro forma share amounts are based on (a) 37,420,025 and 37,254,318 shares of PacWest common stock outstanding at September 30, 2012 and December 31, 2011, respectively, plus (b) the product of (x) the assumed exchanged ratio of 0.3142 and (y) 28,468,204 shares of First California common stock outstanding at September 30, 2012 (including 342,164 shares of common stock issuable upon conversion of First California Series A Preferred Stock (as of October 31, 2012), and excluding 1,094,231 First California shares held by PacWest that will be cancelled in the merger).

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the dividend paid per share, of PacWest common stock, which trades on the NASDAQ Global Select Market under the symbol "PACW," and First California common stock, which trades on the NASDAQ Global Market under the symbol "FCAL."

	PacWest Common Stock			First California Common Stock
	High	Low	Dividend	High	Low	Dividend
2011
First Quarter	$22.64	$19.61	$0.01	$4.09	$2.80	$—
Second Quarter	$23.31	$19.00	$0.01	$4.00	$3.40	$—
Third Quarter	$21.34	$13.82	$0.01	$3.95	$2.77	$—
Fourth Quarter	$19.76	$13.00	$0.18	$3.72	$2.79	$—
2012
First Quarter	$24.79	$19.57	$0.18	$5.92	$3.29	$—
Second Quarter	$25.50	$20.82	$0.18	$7.12	$5.27	$—
Third Quarter	$25.50	$22.20	$0.18	$7.42	$6.52	$—
Fourth Quarter	$25.29	$21.50	$0.25	$7.96	$6.34	$—
2013
First Quarter (through February 11, 2013)	$28.00	$24.96	$—	$8.19	$7.72	$—

        The following table sets forth the closing sale prices per share of PacWest common stock and First California common stock on November 6, 2012, the last trading day before the public announcement of the signing of the merger agreement, and on February 11, 2013, the latest practicable date before the date of this document. The following table also includes the equivalent market value per share of First California common stock on November 6, 2012 and February 11, 2013 determined by multiplying the volume-weighted average share price of PacWest common stock over the 20 consecutive trading days ending on such dates by the exchange ratios of 0.3553 and 0.2963, respectively, which would have been the exchange ratios if the closing date of the merger had occurred on such dates.

	PacWest Common Stock 20 trading day volume-weighted average price	First California Common Stock	Equivalent Market Value per Share of First California Common Stock
November 6, 2012	$22.52	$6.75	$8.00
February 11, 2013	$27.20	$8.09	$8.06

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This document, including information included or incorporated by reference in this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving PacWest's and First California's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects," "projections" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and PacWest and First California assume no duty to update forward-looking statements.

        In addition to factors previously disclosed in PacWest's and First California's reports filed with the SEC and those identified elsewhere in this filing (including the section entitled "Risk Factors" beginning on page 34), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

  •
  ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by PacWest stockholders and First California stockholders, on the expected terms and schedule;

  •
  delay in closing the merger;

  •
  difficulties and delays in integrating the PacWest and First California businesses or fully realizing cost savings and other benefits;

  •
  business disruption following the merger;

  •
  changes in asset quality and credit risk;

  •
  inability to sustain revenue and earnings growth;

  •
  changes in interest rates and capital markets;

  •
  inflation;

  •
  customer acceptance of PacWest and First California's products and services;

  •
  customer borrowing, repayment, investment and deposit practices;

  •
  customer disintermediation;

  •
  the introduction, withdrawal, success and timing of business initiatives;

  •
  competitive conditions;

  •
  the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestiture;

  •
  economic conditions;

  •
  the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board, the CDFI and the FDIC, and legislative and regulatory actions and reforms;

  •
  the outcome of any legal proceedings that may be instituted against PacWest or First California;

  •
  liquidity risk affecting Pacific Western Bank's and First California Bank's ability to meet their obligations when they come due;

  •
  price risk focusing on changes in market factors that may affect the value of traded instruments in "mark-to-market" portfolios;

  •
  greater than expected noninterest expenses;

  •
  excessive loan losses; and

  •
  other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

RECENT DEVELOPMENTS

PacWest Results for Fourth Quarter and Year Ended December 31, 2012—Unaudited

        On January 16, 2013, PacWest announced its unaudited consolidated financial results for the quarter and year ended December 31, 2012. Net earnings for the year ended December 31, 2012 were $56.8 million, or $1.54 per diluted share, compared with 2011 net earnings of $50.7 million, or $1.37 per diluted share. The increase in year-over-year net earnings was primarily a result of higher net interest income from lower funding costs ($8.0 million after tax) and lower net credit costs (provisions, loss sharing expense and OREO expense for both covered and non-covered portfolios) from improved credit quality ($12.3 million after tax) which were offset by the 2012 debt termination expense ($13.1 million after-tax) and higher noninterest expense in 2012 from acquisition activity ($5.1 million after-tax). Net earnings for the fourth quarter of 2012 were $19.9 million, or $0.54 per diluted share, compared with $16.1 million, or $0.43 per diluted share, in the third quarter of 2012. The most significant items causing the quarter-over-quarter increase in net earnings were (a) the $1.7 million decline in after-tax net credit costs (provisions, loss sharing expense and OREO expense for both covered and non-covered portfolios); (b) the fourth quarter after-tax gain on sale of securities of $719,000; (c) the $644,000 increase in after-tax gain on sale of leases; (d) the $585,000 decline in after-tax acquisition and integration costs; and (e) after excluding OREO and acquisition and integration costs, the $467,000 after-tax decline in noninterest expenses attributed mostly to the cost savings realized from the third quarter of 2012 branch sale.

        PacWest recorded a negative provision for credit losses of $4.3 million in the fourth quarter of 2012 compared to a negative provision for credit losses of $2.1 million in the third quarter of 2012. The provision for credit losses for the fourth quarter of 2012 had two components: no provision for non-covered loans and leases and a $4.3 million negative provision for covered loans. The provision level on the non-covered portfolio is generated by PacWest's allowance methodology and reflects historical and current net charge-offs, the levels of nonaccrual and classified loans and leases, the migration of loans and leases into various risk classifications and the level of outstanding loans and leases. Based on such methodology, there was no fourth quarter provision. The provision or negative provision for credit losses on the covered loans results from, respectively, decreases or increases in expected cash flows on covered loans compared to those previously estimated.

        PacWest made a negative provision for credit losses totaling $12.8 million during 2012, which consisted of a $9.8 million reduction to the allowance for loan and lease losses on the non-covered loan and lease portfolio, a $2.2 million reduction to the reserve for unfunded commitments, and an $819,000 reduction to the covered loan allowance for credit losses.

        The negative provision for non-covered loans and leases resulted from improving credit quality and lower non-covered loan and lease balances. During 2012, non-covered nonaccrual loans and leases declined by $19.0 million to $39.3 million; classified loans and leases decreased $84.5 million to $101.0 million; net charge-offs declined by $14.2 million to $9.7 million; and gross non-covered loans and leases decreased $155.8 million when $393.2 million of acquired loans and leases resulting from PacWest's three 2012 acquisitions are excluded. The 2012 negative provision for credit losses reflects an increase in expected cash flows on covered loans compared to those previously estimated.

        The allowance for credit losses on the non-covered portfolio totaled $72.1 million at December 31, 2012, and represented 2.37% of the non-covered loan and lease balances and 184% of nonaccrual loans and leases at December 31, 2012, compared to an allowance for credit losses on the non-covered portfolio that totaled $93.8 million at December 31, 2011, and represented 3.34% of the non-covered loan and leases balances and 161% of nonaccrual loans and leases at December 31, 2011. The allowance for credit losses on the covered portfolio totaled $26.1 million at December 31, 2012 compared to $31.3 million at December 31, 2011.

        PacWest's consolidated financial statements for the year ended December 31, 2012 will be included in PacWest's Annual Report on Form 10-K for the year ended December 31, 2012, which will be filed with the SEC and incorporated by reference into this joint proxy statement/prospectus to the extent filed prior to the special meetings of PacWest and First California stockholders. The final audited consolidated financial results for the year ended December 31, 2012 may vary from PacWest's expectations and may be materially different from the preliminary consolidated financial results provided above due to the completion of the year-end audit.

First California Results for Fourth Quarter and Year Ended December 31, 2012—Unaudited

        First California's net income for the year ended December 31, 2012 was $12.1 million, compared with $23.4 million for the year ended December 31, 2011. After dividend payments on First California's outstanding preferred stock ($1.3 million in 2012 and $2.6 million in 2011), net income available to First California common shareholders was $10.8 million, or $0.37 per diluted share, in 2012, compared with $20.8 million, or $0.71 per diluted share, in 2011. The significant decrease in net income was primarily due to the bargain purchase gains recognized on acquisitions made in 2011 by First California ($36.9 million in 2011) and increased expenses related to shareholder matters ($3.2 million in 2012), offset by year-over-year increases in net interest income ($64.5 million in 2012, compared with $59.5 million in 2011), net gains on securities transactions ($5.7 million in 2012, compared with $1.0 million in 2011), revenues from First California's EPS division ($5.3 million in 2012, compared with $2.7 million in 2011) and gain on and expense of foreclosed property (income of $0.4 million in 2012, compared to a loss of $5.2 million in 2011).

        For the fourth quarter of 2012, First California's net income was $2.8 million, compared with $2.9 million for the same quarter last year. After dividend payments on First California's outstanding preferred stock ($312,500 in each of the 2012 and 2011 fourth quarters), net income available to First California's common shareholders for the fourth quarter of 2012 was $2.5 million, or $0.08 per diluted share, compared with $2.5 million, or $0.09 per diluted share, for the fourth quarter of 2011. The decrease in net income was primarily due to a decline in net interest income ($14.1 million in the fourth quarter of 2012, compared with $15.6 million in the fourth quarter of 2011), reflecting a decrease in net interest margin (3.25% in the fourth quarter of 2012, compared with 4.01% in the fourth quarter of 2011), and an increase in non-interest expense (including $2.3 million of costs related to shareholder matters in the fourth quarter of 2012), offset by an increase in net gains on securities transactions ($4.6 million in the fourth quarter of 2012, compared with $0.3 million in the fourth quarter of 2011).

        The provision for loan losses for the year ended December 31, 2012 declined to $1.5 million from $5.3 million last year. Net loan charge-offs were $1.1 million for the year ended December 31, 2012, down from $4.6 million last year. For the fourth quarter of 2012, there was no provision for loan losses, compared with $0.8 million for the same quarter last year. Net loan charge-offs were $0.1 million for the 2012-fourth quarter, compared with $0.8 million for the same period last year.

        The allowance for loan losses was $18.2 million, or 1.71% of non-covered loans, at December 31, 2012 compared with $17.7 million, or 1.90% of non-covered loans, at December 31, 2011. Non-covered, nonaccrual loans were $14.6 million at December 31, 2012, compared with $13.9 million at December 31, 2011. Non-covered, foreclosed property was $14.9 million at December 31, 2012, down from $20.3 million at December 31, 2011.

        Covered loans at December 31, 2012 were $99.6 million, down from $135.4 million at December 31, 2011. There was no allowance for loan losses on covered loans at either year-end 2012 or year-end 2011. Covered foreclosed property was $3.9 million at December 31, 2012, down from $14.6 million at December 31, 2011.

        Subsequent to year-end 2012, First California announced on January 30, 2013, that it and its wholly owned subsidiary, First California Bank, have jointly agreed with Premier Service Bank to terminate the merger agreement among such parties.

        First California's audited consolidated financial statements for the year ended December 31, 2012 will be included in its Annual Report on Form 10-K for the year ended December 31, 2012, which will be filed with the SEC and incorporated by reference into this joint proxy statement/prospectus to the extent filed prior to the special meetings of PacWest and First California stockholders. The audited consolidated financial information as of and for the year ended December 31, 2012 may vary and be materially different from the unaudited consolidated financial information provided above.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption entitled "Cautionary Statement Regarding Forward-Looking Statements," First California stockholders should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement, and PacWest stockholders should carefully consider the following risks in deciding whether to vote for adoption of the merger agreement and approval of the issuance of the shares of PacWest common stock in the merger. First California and PacWest should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled "Where You Can Find More Information" beginning on page v and "Incorporation of Certain Documents by Reference" beginning on page 133.

Because the market price of PacWest common stock will fluctuate, the value of the merger consideration to be received by First California stockholders may change.

        Upon completion of the merger, each share of First California common stock will be converted into merger consideration consisting of a fraction of a share of PacWest common stock pursuant to the terms of the merger agreement. Both the closing price of PacWest common stock on the date that the merger is completed and the volume-weighted average share price over the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement may vary from the closing price of PacWest common stock on the date PacWest and First California announced the merger, on the date that this document is being mailed to each of the PacWest and First California stockholders, and on the date of the special meeting of PacWest and First California stockholders. Any change in the market price of PacWest common stock prior to completion of the merger may affect the value of the merger consideration that First California stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of PacWest and First California. First California stockholders should obtain current market quotations for shares of PacWest common stock before voting their shares at the First California special meeting.

        Accordingly, at the time of the First California special meeting, First California stockholders will not know or be able to calculate the value of the PacWest common stock they would receive upon completion of the merger. Pursuant to the terms of the merger agreement, the exchange ratio will adjust based on changes in the price of shares of PacWest common stock used to calculate the average share price of PacWest common stock when the average share price of PacWest common stock is between $20.00 and $27.00. In such case, the exchange ratio will be calculated by dividing $8.00 by the average share price of PacWest common stock. In the event that the average share price of PacWest common stock is greater than or equal to $27.00, the exchange ratio will be 0.2963. In the event that the average share price of PacWest common stock is less than or equal to $20.00, the exchange ratio will be 0.4000. The exchange ratio will not be adjusted for changes in the market price of First California common stock prior to the closing.

First California stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        First California stockholders currently have the right to vote in the election of the board of directors of First California and on other matters affecting First California. Upon the completion of the merger, each First California stockholder who receives shares of PacWest common stock will become a stockholder of PacWest with a percentage ownership of PacWest that is smaller than such stockholder's percentage ownership of First California. It is currently expected that the former stockholders of First

California as a group will receive shares in the merger constituting between approximately 19% and 25% of the outstanding shares of PacWest common stock immediately after the merger. Because of this, First California stockholders may have less influence on the management and policies of PacWest than they now have on the management and policies of First California.

The market price for PacWest common stock may be affected by factors different from those that historically have affected First California.

        Upon completion of the merger, holders of First California common stock will become holders of PacWest common stock. PacWest's businesses differ from those of First California, and accordingly the results of operations of PacWest will be affected by some factors that are different from those currently affecting the results of operations of First California. For a discussion of the businesses of PacWest and First California and of some important factors to consider in connection with those businesses, see the section entitled "Information About the Companies" beginning on page 50 and the documents incorporated by reference in this joint proxy statement/prospectus and referred to under the section entitled "Where You Can Find More Information" beginning on page v.

PacWest may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, PacWest's ability to combine the businesses of PacWest and First California. If PacWest is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        PacWest and First California have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of PacWest or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of PacWest could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of PacWest and First California during the pre-merger period and for an undetermined time after the consummation of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on PacWest following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by First California stockholders, approval of the merger agreement and the issuance of PacWest common stock in connection with the merger by PacWest stockholders, receipt of requisite regulatory approvals subject to certain limitations set forth in the merger agreement, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this document is a part, approval of the shares of PacWest common stock to be issued to First California stockholders for listing on the NASDAQ Global Select Market, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by August 6, 2013, either PacWest or First California may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, PacWest and First California may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, First California may be required to pay a termination fee of $10 million to PacWest. If the merger agreement is terminated under certain other circumstances, PacWest may be required to pay a termination fee of $5 million to First California. Please refer to the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page 107 for a fuller description of these circumstances.

Termination of the merger agreement could negatively impact First California.

        First California's business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of First California common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and First California's board of directors seeks another merger or business combination, First California stockholders cannot be certain that First California will be able to find a party willing to offer equivalent or more attractive consideration than the consideration PacWest has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, First California may be required to pay a termination fee of $10 million to PacWest. Please refer to the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page 107.

First California will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First California and consequently on PacWest. These uncertainties may impair First California's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First California to seek to change existing business relationships with First California. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, PacWest's business following the merger could be negatively impacted. In addition, the merger agreement restricts First California from taking certain specified actions until the merger occurs without the consent of PacWest. These restrictions may prevent First California from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled "The Merger Agreement—Covenants and Agreements" beginning on page 95 for a description of the restrictive covenants applicable to First California.

First California directors and officers may have interests in the merger different from the interests of other First California stockholders.

        The interests of some of the directors and executive officers of First California may be different from those of other First California stockholders, and directors and officers of First California may be participants in arrangements that are different from, or are in addition to, those of other First California stockholders. First California's executive officers will be eligible, upon a qualifying termination of employment, to: receive severance payments under their respective change in control agreements (or, in the case of Mr. Kum, under his employment agreement); for Messrs. Kum and Santarosa, receive payments over a period of years (17 years for Mr. Kum and 15 years for Mr. Santarosa) under each such individual's salary continuation agreement; and, for Messrs. Kum and Santarosa, designate a beneficiary under the executive's split dollar life insurance agreement prior to having achieved a retirement age. In addition, each of First California's executive officers and directors hold equity awards, the treatment of which is described below under "Treatment of First California Stock Options and Shares of Restricted Stock". Upon completion of the merger, two individuals designated by the board of directors of First California will join the board of directors of PacWest. The designated individuals must be approved by the Compensation, Nominating and Governance Committee of the board of directors of PacWest. All of the First California directors who meet the independence requirements under NASDAQ rules are eligible to be designated to join the PacWest board of directors. These interests are described in more detail under the section entitled "The Merger—Interests of First California Directors and Executive Officers in the Merger" beginning on page 85.

PacWest directors may have interests in the merger different from the interests of other PacWest stockholders.

        The interests of some of the directors of PacWest may be different from those of other PacWest stockholders, and directors of PacWest may be participants in arrangements that are different from, or are in addition to, those of other PacWest stockholders. PacWest's Chairman of the Board, John M. Eggemeyer, is chief executive officer of Castle Creek Financial, LLC. Pursuant to an agreement, dated May 18, 2011, PacWest retained Castle Creek Financial as its financial advisor, and pursuant to the terms of that contract, PacWest will pay Castle Creek Financial a fee upon the consummation of the merger. Castle Creek Financial performed various customary financial advisory services for PacWest in connection with entering into the merger agreement, including assisting PacWest in structuring the financial aspects of the transaction, financial modeling and statistical analysis and assistance in negotiation of the financial terms of the merger agreement. In the event of an acquisition of another financial institution by PacWest for greater than $20 million, the contract under which Castle Creek Financial performs these services provides for a fee of $200,000 plus 0.65% of the amount of the transaction value in excess of $20 million, subject to reduction for certain expenses. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of PacWest. Pursuant to these terms, PacWest currently estimates that Castle Creek Financial will be paid a fee of approximately $1.3 million, or 0.49% of the transaction value, in connection with the merger (based on the current number of shares of First California common stock outstanding and the current stock price of PacWest common stock) and will receive expense reimbursement that is currently expected to be less than $50,000. These interests are described in more detail under the section entitled "The Merger—Interests of PacWest Directors and Executive Officers in the Merger" beginning on page 84.

Shares of PacWest common stock to be received by First California stockholders as a result of the merger will have rights different from the shares of First California common stock.

        Upon completion of the merger, the rights of former First California stockholders will be governed by the certificate of incorporation and bylaws of PacWest. The rights associated with First California common stock are different from the rights associated with PacWest common stock, although both companies are organized under Delaware law. Please see the section entitled "Comparison of Stockholders' Rights" beginning on page 126 for a discussion of the different rights associated with PacWest common stock.

The merger agreement contains provisions that may discourage other companies from trying to acquire First California for greater merger consideration.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to First California that might result in greater value to First California's stockholders than the merger. These provisions include a general prohibition on First California from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. The members of the board of directors of First California and the holders of the First California Series A Preferred Stock have entered into voting and support agreements and have agreed to vote their shares of First California common stock in favor of the First California Merger Proposal and the First California Adjournment proposal, and against any alternative transaction. First California also has an unqualified obligation to submit the First California Merger proposal to a vote by its stockholders, even if First California receives a proposal that its board of directors believes is superior to the merger. The stockholders that are party to the voting and support agreements described in this paragraph beneficially own in the aggregate approximately 22% of the outstanding shares of First California common stock as of the record date (including shares of First California common stock issuable upon conversion of First California Series A Preferred Stock). In addition, First California may be required to pay PacWest a termination fee of $10 million in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the sections entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 109 and "The Merger Agreement—Termination; Termination Fee" beginning on page 107.

The combined company expects to incur substantial expenses related to the merger.

        The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although PacWest and First California have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both PacWest and First California expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The merger will result in changes to the board of directors of the combined company.

        Upon completion of the merger, the composition of the board of directors of the combined company will be different than the current boards of PacWest and First California. The PacWest board of directors currently consists of 13 directors and upon the completion of the merger, two directors designated by First California will join the PacWest board of directors. This new composition of the board of directors of the combined company may affect the future decisions of the combined company.

In connection with the announcement of the merger agreement, one lawsuit has been filed and is pending seeking, among other things, to enjoin the merger, and an adverse judgment in this lawsuit may prevent the merger from becoming effective within the expected time frame (if at all).

        On November 20, 2012, a purported stockholder of First California filed a lawsuit in connection with the merger. Captioned Paul Githens v. C.G. Kum, et al., Case No. BC496018, the suit was filed in the Superior Court of the State of California, Los Angeles County, against First California, its directors, and PacWest. It is brought as a putative class action and alleges that First California's directors breached certain alleged fiduciary duties to First California's stockholders by approving the merger agreement pursuant to an allegedly unfair process and at an allegedly unfair price. It alleges that PacWest aided and abetted those breaches. The suit seeks, among other things, to enjoin consummation of the merger. On January 24, 2013, the plaintiff filed an amended complaint, adding claims that the defendants failed to disclose material information in connection with the merger. At this stage, it is not possible to predict the outcome of the proceedings and their impact on First California or PacWest. If the plaintiff is successful in enjoining the consummation of the merger, the lawsuit may prevent the merger from becoming effective within the expected timeframe (if it is completed at all).

The unaudited pro forma combined condensed consolidated financial information included in this joint proxy statement/prospectus is illustrative and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma combined condensed consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what PacWest's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the First California identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of First California as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, please see the section entitled "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" beginning on page 116.

The opinions of First California's and PacWest's financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        First California received an opinion from its financial advisor on November 6, 2012 and PacWest received an opinion from its financial advisor on November 4, 2012. Subsequent changes in the operations and prospects of First California or PacWest, general market and economic conditions and other factors that may be beyond the control of First California or PacWest, and on which First California's and PacWest financial advisors' opinions were based, may significantly alter the value of First California or the prices of the shares of PacWest common stock or First California common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because First California and PacWest do not anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. Consequently, First California's board of directors' recommendation that First California stockholders vote "FOR" the First California Merger proposal and PacWest's board of directors' recommendation that PacWest stockholders vote "FOR" the PacWest Merger proposal are each made as of the date of this joint proxy statement/prospectus. For a description of the opinions that PacWest and First California received from their respective financial advisors, please refer to the sections entitled "The Merger—Opinion of First California's Financial Advisor" beginning on page 65 and "The Merger—Opinion of PacWest's Financial Advisor" beginning on page 72.

FIRST CALIFORNIA SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

        The special meeting of First California stockholders will be held at its corporate headquarters, 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 at 10:00 AM, Pacific time, on March 20, 2013. On or about February 19, 2013, First California commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the First California special meeting.

Purpose of First California Special Meeting

        At the First California special meeting, First California stockholders will be asked to:

  •
  adopt the merger agreement, a copy of which is attached as Appendix A to this document, which is referred to as the First California Merger proposal;

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  to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of First California in connection with the merger, which is referred to as the First California Advisory (Non-Binding) Proposal on Specified Compensation; and

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  to approve one or more adjournments of the First California special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the First California Merger proposal, which is referred to as the First California Adjournment proposal.

Recommendation of the First California Board of Directors

        The First California board of directors recommends that you vote "FOR" the First California Merger proposal, "FOR" the First California Advisory (Non-Binding) Proposal on Specified Compensation and "FOR" the First California Adjournment proposal (if necessary or appropriate). Please see the section entitled "The Merger—Recommendation of the First California Board of Directors and Reasons for the Merger" beginning on page 61.

        Each of the directors of First California has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the First California Merger proposal and "FOR" the First California Adjournment proposal (if necessary or appropriate). For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 108.

First California Record Date and Quorum

        The First California board of directors has fixed the close of business on February 11, 2013 as the record date for determining the holders of First California common stock entitled to receive notice of and to vote at the First California special meeting.

        As of the First California record date, there were 29,247,710 shares of First California common stock outstanding and entitled to vote at the First California special meeting held by approximately 1,700 holders of record. Each share of First California common stock entitles the holder to one vote at the First California special meeting on each proposal to be considered at the First California special meeting.

        The representation (in person or by proxy) of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the First California special meeting constitutes a quorum for transacting business at the First California special meeting. All shares of First California common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the First California special meeting.

        As of the record date, directors and executive officers of First California owned and were entitled to vote 3,304,685 shares of First California common stock, representing approximately 11% of the shares of First California common stock outstanding on that date. First California currently expects that First California's directors and executive officers will vote their shares in favor of the First California Merger proposal, the First California Advisory (Non-Binding) Proposal on Specified Compensation, and the First California Adjournment proposal. The members of the board of directors of First California and the holders of the First California Series A Preferred Stock have each entered into a voting and support agreement with respect to the merger and have agreed to vote their shares of First California common stock in favor of the First California Merger Proposal and the First California Adjournment proposal. For further information, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 109. As of the record date, PacWest beneficially held 1,094,231 shares of First California common stock.

Required Vote

  Required Vote to Approve the First California Merger Proposal

        The affirmative vote of a majority of the outstanding shares of First California common stock entitled to vote is required to approve the First California Merger proposal.

  Required Vote to Approve the First California Advisory (Non-Binding) Proposal on Specified Compensation and the First California Adjournment Proposal

        Assuming a quorum is present, the affirmative vote of a majority of the shares of First California common stock represented (in person or by proxy) at the First California special meeting and entitled to vote on the proposal is required to approve each of the First California Advisory (Non-Binding) Proposal on Specified Compensation and the First California Adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the First California special meeting, an abstention occurs when a First California stockholder attends the First California special meeting, either in person or by proxy, but abstains from voting.

  •
  For the First California Merger proposal, an abstention or a failure to vote will have the same effect as a vote cast "AGAINST" this proposal.

  •
  For the First California Advisory (Non-Binding) Proposal on Specified Compensation and the First California Adjournment proposal, assuming a quorum is present, if a First California stockholder present in person at the First California special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If a First California stockholder is not present in person at the First California special meeting and does not respond by proxy, it will have no effect on the vote count for the First California Advisory (Non-Binding) Proposal on Specified Compensation and the First California Adjournment proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a First California stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the First California special meeting in the manner it directs. A First California stockholder may vote by proxy or in person at the First California special meeting. If you hold your shares of First California common stock in your name as a stockholder of record, to submit a proxy, you, as a First California stockholder, may use one of the following methods:

  •
  By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

  •
  Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

  •
  By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        First California requests that First California stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to First California as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of First California stock represented by it will be voted at the First California special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the shares of First California common stock represented by the proxy will be voted as recommended by the First California board of directors. Unless a First California stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the First California special meeting.

        If a First California stockholder's shares are held in "street name" by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every First California stockholder's vote is important. Accordingly, each First California stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the First California stockholder plans to attend the First California special meeting in person.

 Shares Held in Street Name

        If you are a First California stockholder and your shares are held in "street name" through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to First California or by voting in person at the First California special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of First California common stock on behalf of their customers may not give a proxy to First California to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a First California stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the First California Merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal; and

  •
  your broker, bank or other nominee may not vote your shares on the First California Advisory (Non-Binding) Proposal on Specified Compensation or the First California Adjournment proposal, which broker non-votes will have no effect on the vote count for these proposals.

 Revocability of Proxies and Changes to a First California Stockholder's Vote

        A First California stockholder has the power to change its vote at any time before its shares of First California common stock are voted at the First California special meeting by:

  •
  sending a notice of revocation to First California Financial Group, Inc., Attention: Corporate Secretary, 3027 Townsgate Road, Suite 300, Westlake Village, California 91361, stating that you would like to revoke your proxy;

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  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

  •
  sending a completed proxy card bearing a later date than your original proxy card; or

  •
  attending the First California special meeting and voting in person.

        If you choose any of the first three methods, you must take the described action no later than the beginning of the First California special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the First California special meeting. If you have instructed a bank, broker or other nominee to vote your shares of First California common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

        The cost of solicitation of proxies from First California stockholders will be borne by First California. First California will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, First California's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the First California Special Meeting

        Subject to space availability, all First California stockholders as of the record date, or their duly appointed proxies, may attend the First California special meeting. Since seating is limited, admission to the First California special meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 AM, Pacific time.

        If you hold your shares of First California common stock in your name as a stockholder of record and you wish to attend the First California special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the First California special meeting. You must also bring valid picture identification.

        If your shares of First California common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the First California special meeting, you need to bring a copy of a bank or brokerage statement to the First California special meeting reflecting your stock ownership as of the record date. You must also bring valid picture identification.

 FIRST CALIFORNIA PROPOSALS

First California Merger Proposal

        As discussed throughout this joint proxy statement/prospectus, First California is asking its stockholders to approve the First California Merger proposal. Holders of First California common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of First California common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

Vote Required and First California Board Recommendation

        The affirmative vote of a majority of the outstanding shares of First California common stock entitled to vote is required to approve the First California Merger proposal.

        The First California board of directors recommends a vote "FOR" the First California Merger proposal.

        Each of the directors of First California has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the First California Merger proposal. For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 108.

 First California Advisory (Non-Binding) Proposal on Specified Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, First California is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is set forth in the table included in the section of this joint proxy statement/prospectus entitled "The Merger—Merger-Related Compensation for First California's Named Executive Officers" beginning on page 87. As required by Section 14A of the Exchange Act, First California is asking its stockholders to vote on the adoption of the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to First California's named executive officers in connection with the merger, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled "The Merger—Merger-Related Compensation for First California's Named Executive Officers," including the associated narrative discussion, are hereby APPROVED."

        The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a First California stockholder may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either First California or PacWest. Accordingly, because First California is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

        The First California board of directors recommends a vote "FOR" the First California Advisory (Non-Binding) Proposal on Specified Compensation.

 First California Adjournment Proposal

        The First California special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the First California special meeting to approve the First California Merger proposal.

        If, at the First California special meeting, the number of shares of First California common stock present or represented and voting in favor of the First California Merger proposal is insufficient to approve the First California Merger proposal, First California intends to move to adjourn the First California special meeting in order to enable the First California board of directors to solicit additional proxies for approval of the merger. In that event, First California will ask its stockholders to vote only upon the First California Adjournment proposal, and not the First California Merger proposal or the First California Advisory (Non-Binding) Proposal on Specified Compensation.

        In the First California Adjournment proposal, First California is asking its stockholders to authorize the holder of any proxy solicited by the First California board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the First California special meeting to another time and place for the purpose of soliciting additional proxies. If the First California stockholders approve the First California Adjournment proposal, First California could adjourn the First California special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from First California stockholders who have previously voted.

        The First California board of directors recommends a vote "FOR" the First California Adjournment proposal.

        Each of the directors of First California has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the First California Adjournment proposal. For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 108.

 Other Matters to Come Before the First California Special Meeting

        No other matters are intended to be brought before the First California special meeting by First California, and First California does not know of any matters to be brought before the First California special meeting by others. If, however, any other matters properly come before the First California special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

 PACWEST SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

        The special meeting of PacWest stockholders will be held at The Jonathan Club, 850 Palisades Beach Road, Santa Monica, CA 90403 at 10:30 AM, Pacific time, on March 20, 2013. On or about February 19, 2013, PacWest commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the PacWest special meeting.

Purpose of PacWest Special Meeting

        At the PacWest special meeting, PacWest stockholders will be asked to:

  •
  adopt the merger agreement, a copy of which is attached as Appendix A to this document, and approve the issuance of PacWest common stock, par value $0.01 per share pursuant to the merger agreement, which is referred to as the PacWest Merger proposal; and

  •
  approve one or more adjournments of the PacWest special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the PacWest Merger proposal, which is referred to as the PacWest Adjournment proposal.

Recommendation of the PacWest Board of Directors

        The PacWest board of directors recommends that you vote "FOR" the PacWest Merger proposal and "FOR" the PacWest Adjournment proposal (if necessary or appropriate). Please see the section entitled "The Merger—Recommendation of the PacWest Board of Directors and Reasons for the Merger" beginning on page 71.

        Each of the directors of PacWest has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the PacWest Merger proposal and "FOR" the PacWest Adjournment proposal (if necessary or appropriate). For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 109.

PacWest Record Date and Quorum

        The PacWest board of directors has fixed the close of business on January 30, 2013 as the record date for determining the holders of PacWest common stock entitled to receive notice of and to vote at the PacWest special meeting.

        As of the PacWest record date, there were 35,722,628 shares of PacWest common stock outstanding and entitled to vote at the PacWest special meeting held by approximately 3,764 holders of record. Each share of PacWest common stock entitles the holder to one vote at the PacWest special meeting on each proposal to be considered at the PacWest special meeting.

        The representation of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the PacWest special meeting constitutes a quorum for transacting business at the PacWest special meeting. All shares of PacWest common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the PacWest special meeting.

        As of the record date, directors and executive officers of PacWest and their affiliates owned and were entitled to vote 1,516,266 shares of PacWest common stock, representing approximately 4% of the shares of PacWest common stock outstanding on that date (excluding 3,846,153 shares held by CapGen Capital Group II, LP, of which John W. Rose, a director of PacWest, is a principal). PacWest currently expects that PacWest's directors and executive officers will vote their shares in favor of the PacWest Merger proposal and the PacWest Adjournment proposal. The members of the board of directors of PacWest have each entered into a voting and support agreement with respect to the merger and agreed to vote their shares in favor of the PacWest Merger proposal. Please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 109. As of the record date, First California beneficially held 100 shares of PacWest common stock.

Required Vote

  Required Vote to Approve the PacWest Merger Proposal

        The affirmative vote of a majority of the outstanding shares of PacWest common stock is required to approve the PacWest Merger proposal.

  Required Vote to Approve the PacWest Adjournment Proposal

        Assuming a quorum is present, the affirmative vote of a majority of the shares of PacWest common stock represented (in person or by proxy) at the PacWest special meeting and entitled to vote on the proposal is required to approve the PacWest Adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the PacWest special meeting, an abstention occurs when a PacWest stockholder attends the PacWest special meeting, either in person or by proxy, but abstains from voting.

  •
  For the PacWest Merger proposal, an abstention or failure to vote will have the same effect as a vote cast "AGAINST" this proposal.

  •
  For the PacWest Adjournment proposal, assuming a quorum is present, if a PacWest stockholder present in person at the PacWest special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If a PacWest stockholder is not present in person at the PacWest special meeting and does not respond by proxy, it will have no effect on the vote count for the PacWest Adjournment proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a PacWest stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the PacWest special meeting in the manner it directs. A PacWest stockholder may vote by proxy or in person at the PacWest special meeting. If you hold your shares of PacWest common stock in your name as a stockholder of record, to submit a proxy, you, as a PacWest stockholder, may use one of the following methods:

  •
  By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

  •
  Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

  •
  By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        PacWest requests that PacWest stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to PacWest as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of PacWest stock represented by it will be voted at the PacWest special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the shares of PacWest common stock represented by the proxy will be voted as recommended by the PacWest board of directors. Unless a PacWest stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the PacWest special meeting.

        If a PacWest stockholder's shares are held in "street name" by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every PacWest stockholder's vote is important. Accordingly, each PacWest stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the PacWest stockholder plans to attend the PacWest special meeting in person.

 Shares Held in Street Name

        If you are a PacWest stockholder and your shares are held in "street name" through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to PacWest or by voting in person at the PacWest special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of PacWest common stock on behalf of their customers may not give a proxy to PacWest to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a PacWest stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the PacWest Merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal; and

  •
  your broker, bank or other nominee may not vote your shares on the PacWest Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Voting of Shares Held in the PacWest Bancorp 401(k) Plan

        If you hold your shares indirectly in the PacWest Bancorp 401(k) Plan, you have the right to direct the PacWest trustee how to vote shares allocated to your 401(k) plan account as described in the voting materials sent to you by the PacWest trustee.

Revocability of Proxies and Changes to a PacWest Stockholder's Vote

        A PacWest stockholder has the power to change its vote at any time before its shares of PacWest common stock are voted at the PacWest special meeting by:

  •
  sending a notice of revocation to PacWest Bancorp, Attention: Corporate Secretary, 10250 Constellation Blvd., Suite 1640, Los Angeles, California 90067 stating that you would like to revoke your proxy;

  •
  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

  •
  sending a completed proxy card bearing a later date than your original proxy card; or

  •
  attending the PacWest special meeting and voting in person.

        If you choose any of the first three methods, you must take the described action no later than the beginning of the PacWest special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the PacWest special meeting. If you have instructed a bank, broker or other nominee to vote your shares of PacWest common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

        The cost of solicitation of proxies from PacWest stockholders will be borne by PacWest. PacWest will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, PacWest's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Discontinuing Multiple Mailings

        If you are a stockholder of record and have more than one account in your name or at the same address as other stockholders of record, you may authorize PacWest to discontinue mailings of multiple annual reports and proxy statements, including this joint proxy statement/prospectus. To discontinue multiple mailings, or to reinstate multiple mailings, please mail your request to PacWest Bancorp, Attention: Stockholder Relations, 10250 Constellation Blvd., Suite 1640, Los Angeles, California 90067.

Attending the PacWest Special Meeting

        Subject to space availability, all PacWest stockholders as of the record date, or their duly appointed proxies, may attend the PacWest special meeting. Since seating is limited, admission to the PacWest special meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:00 AM, Pacific time.

        If you hold your shares of PacWest common stock in your name as a stockholder of record and you wish to attend the PacWest special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the PacWest special meeting. You must also bring valid picture identification.

        If your shares of PacWest common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the PacWest special meeting, you need to bring a copy of a bank or brokerage statement to the PacWest special meeting reflecting your stock ownership as of the record date. You must also bring valid picture identification.

PACWEST PROPOSALS

PacWest Merger Proposal

        As discussed throughout this joint proxy statement/prospectus, PacWest is asking its stockholders to approve the PacWest Merger proposal. Holders of PacWest common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of PacWest common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

Vote Required and PacWest Board Recommendation

        The affirmative vote of a majority of the outstanding shares of PacWest common stock entitled to vote is required to approve the PacWest Merger proposal.

        The PacWest board of directors recommends a vote "FOR" the PacWest Merger proposal.

        Each of the directors of PacWest has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the PacWest Merger proposal. For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 109.

 PacWest Adjournment Proposal

        The PacWest special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the PacWest Merger proposal.

        If, at the PacWest special meeting, the number of shares of PacWest common stock present or represented and voting in favor of the PacWest Merger proposal is insufficient to approve the PacWest Merger proposal, PacWest intends to move to adjourn the PacWest special meeting in order to enable the PacWest board of directors to solicit additional proxies for approval of the PacWest Merger proposal.

        In the PacWest Adjournment proposal, PacWest is asking its stockholders to authorize the holder of any proxy solicited by the PacWest board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the PacWest special meeting to another time and place for the purpose of soliciting additional proxies. If the PacWest stockholders approve the PacWest Adjournment proposal, PacWest could adjourn the PacWest special meeting and any adjourned session of the PacWest special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from PacWest stockholders who have previously voted.

        The PacWest board of directors recommends a vote "FOR" the PacWest Adjournment proposal.

        Each of the directors of PacWest has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the PacWest Adjournment proposal. For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 109.

 Other Matters to Come Before the PacWest Special Meeting

        No other matters are intended to be brought before the PacWest special meeting by PacWest, and PacWest does not know of any matters to be brought before the PacWest special meeting by others. If, however, any other matters properly come before the PacWest special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

 INFORMATION ABOUT THE COMPANIES

PacWest Bancorp
10250 Constellation Blvd., Suite 1640
Los Angeles, California 90067
Phone: (310) 286-1144

        PacWest Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of September 30, 2012, PacWest had consolidated total assets of approximately $5.5 billion, total loans of approximately $3.6 billion, deposits of approximately $4.8 billion and stockholders' equity of approximately $0.6 billion. PacWest had 991 full-time equivalent employees of September 30, 2012.

        PacWest's principal business is to serve as the holding company for its banking subsidiary, Pacific Western Bank. Pacific Western Bank is a full-service commercial bank offering a broad range of banking products and services including: accepting demand, money market, and time deposits; originating loans, including commercial, real estate construction, real estate miniperm, SBA guaranteed and consumer loans; and providing other business-oriented products. Pacific Western Bank has 67 full-service community banking branches. Its operations are primarily located in Southern California extending from California's Central Coast to San Diego County; it also operates three banking offices in the San Francisco Bay area. The Bank focuses on conducting business with small to medium size businesses in our marketplace and the owners and employees of those businesses. The majority of Pacific Western Bank's loans are secured by the real estate collateral of such businesses. Pacific Western Bank's asset-based lending function operates in Arizona, California, Texas, and the Pacific Northwest. Its equipment leasing function operates in Utah and has lease receivables in 45 states. Special services, including international banking services, multi-state deposit services and investment services, or requests beyond the service area or current offerings of Pacific Western Bank can be arranged through correspondent banks. Pacific Western Bank also issues ATM and debit cards, has a network of branded ATMs and offers access to ATM networks through other major service providers. Pacific Western Bank provides access to customer accounts via a 24-hour seven day a week toll-free automated telephone customer service and a secure online banking service.

        PacWest's stock is traded on the NASDAQ Global Select Market under the symbol "PACW".

        Additional information about PacWest and its subsidiaries may be found in the documents incorporated by reference into this joint proxy statement/prospectus. Please also see the section entitled "Where You Can Find More Information" beginning on page v.

First California Financial Group, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, California 91361
Phone: (805) 322-9655

        First California Financial Group, Inc. is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of September 30, 2012, First California had consolidated total assets of approximately $2.0 billion, total loans of approximately $1.2 billion, deposits of approximately $1.6 billion and stockholders' equity of approximately $0.2 billion. First California had 285 full-time equivalent employees as of September 30, 2012.

        First California's primary function is to serve as the holding company for its bank subsidiary, First California Bank. First California Bank is a full-service commercial bank headquartered in Westlake Village, California. First California Bank's business strategy has been to attract individuals, professionals, and small- to mid-sized business borrowers in First California's primary service areas by offering a variety of loan products and a full range of banking services coupled with highly personalized service. First California Bank's operations are primarily located within the areas commonly known as the "101 corridor" stretching from the City of Ventura to Calabasas, California, the Moorpark-Simi Valley corridor, the western San Fernando Valley, the Tri-Cities area of Glendale-Burbank-Pasadena, the South Bay, the Inland Empire, north San Diego County, Century City and other parts of Los Angeles, Orange, San Luis Obispo and Ventura Counties in Southern California. First California's lending products include revolving lines of credit, term loans, commercial real estate loans, construction loans and consumer and home equity loans, which often contain terms and conditions tailored to meet the specific demands of the market niche in which the borrower operates. Additionally, First California Bank provides a wide array of deposit products serving the comprehensive banking needs of businesses and consumers in Los Angeles, Orange, Ventura, San Diego, Riverside, San Bernardino and San Luis Obispo counties through traditional business and consumer banking, construction finance, SBA lending, entertainment finance and commercial real estate lending via 15 full-service branch locations.

        First California's stock is traded on the NASDAQ Global Market under the symbol "FCAL".

        Additional information about First California and its subsidiaries may be found in the documents incorporated by reference into this joint proxy statement/prospectus. Please also see the section entitled "Where You Can Find More Information" beginning on page v.

 THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between PacWest and First California. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about PacWest or First California. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings PacWest and First California make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page v.

 Terms of the Merger

  Transaction Structure

        PacWest's and First California's boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of First California by PacWest through the merger of First California with and into PacWest, with PacWest continuing as the surviving corporation. Simultaneously with the merger, First California Bank, a wholly owned subsidiary of First California, will merge with and into Pacific Western Bank, a bank chartered under the laws of the State of California and a wholly owned subsidiary of PacWest, with Pacific Western Bank being the surviving bank.

  Merger Consideration

        In the merger, each share of First California common stock, par value $0.01 per share, owned by a First California stockholder will be converted into the right to receive a fraction of a share of PacWest common stock, par value $0.01 per share. The exchange ratio—or the fraction of a PacWest share to be exchanged for each First California share—will be based on the volume-weighted average share price of PacWest common stock for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement. If the average share price of PacWest common stock is more than $20.00 and less than $27.00, the exchange ratio will equal an amount calculated by dividing $8.00 by the average share price of PacWest common stock. If the average share price of PacWest common stock is equal to or greater than $27.00, the exchange ratio will equal 0.2963. If the average share price of PacWest common stock is less than or equal to $20.00, the exchange ratio will equal 0.4000. A First California stockholder will receive any whole shares of PacWest common stock such holder is entitled to receive and cash in lieu of any fractional shares of PacWest common stock such holder is entitled to receive.

        Based on the volume-weighted average share price of PacWest common stock of $22.52 for the 20 consecutive trading days ending on November 6, 2012, the last trading day before the announcement of the merger, the exchange ratio would have been 0.3553. Based on the volume-weighted average share price of PacWest common stock of $27.20 for the 20 consecutive trading days ending on February 11, 2013, the most recent day for which information was available prior to the printing and mailing of this document, the exchange ratio would have been 0.2963. The share price of PacWest common stock will fluctuate, and the volume-weighted average share price for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals may be different than the average used to calculate the hypothetical exchange ratio in the example above.

        In the event that any shares of the First California Series A Preferred Stock or the First California Series C Preferred Stock are outstanding immediately prior to the effective time, such shares will each be converted into shares of a new respective series of preferred stock of PacWest having rights, preferences, privileges, voting powers and limitations and restrictions thereof, that are the same as the First California Series A Preferred Stock or the First California Series C Preferred Stock, respectively, immediately prior to the effective time. As described below under the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 109, holders of the First California Series A Preferred Stock have agreed to convert their First California Series A Preferred Stock into shares of First California common stock prior to the consummation of the merger. PacWest and First California expect to redeem the outstanding First California Series C Preferred Stock for an aggregate of $25,000,000 (plus accrued dividends) in cash in accordance with its terms immediately prior to the consummation of the merger.

  Treatment of First California Stock Options and Shares of Restricted Stock

        First California Stock Options.    At the effective time, each outstanding option to purchase shares of First California common stock, whether exercisable or unexercisable, will become fully vested without any action on the part of the holder of the option. Upon vesting, each option will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash equal to the excess (if any) of $8.00 over the exercise price.

        Restricted Shares.    At the effective time, each share of restricted stock of First California will, without any action on the part of the holder, become fully vested and be converted into the right to receive the merger consideration on the same terms of conversion as First California common stock, subject to any required tax withholding.

Background of the Merger

        As part of its normal strategic planning process, each year for the past several years, the First California board of directors held a special board meeting, or allocated time in one or more regular board meetings, to consider and discuss strategic planning. At these meetings, the First California board has from time to time considered various strategic alternatives, including corporate merger and acquisition opportunities. In recent years, this strategic planning process led to First California's FDIC-assisted failed bank acquisition of San Luis Trust Bank in February 2011, First California's acquisition of its EPS division in April 2011 and First California's now-terminated acquisition of Premier Service Bank. In addition, as part of the strategic planning process, during 2011, First California evaluated and considered several larger and potentially transformative transactions, including a potential strategic transaction with Company A, with which First California met periodically over the course of 2011 and 2012 to discuss such a potential transaction.

        On November 21, 2011, First California received a written unsolicited non-binding indication of interest from PacWest to acquire all of First California's outstanding common stock in exchange for $5.10 per share in PacWest common stock. At a special meeting held on December 2, 2011, the First California board of directors, together with representatives from KBW and First California's outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, discussed and considered PacWest's unsolicited initial indication of interest. Representatives of Skadden reviewed with the First California board of directors the fiduciary duties of directors under Delaware law when responding to an unsolicited indication of interest. Representatives of KBW discussed, among other things, the financial terms of PacWest's indication of interest, the outlook for the banking industry, equity markets for bank stocks and the merger and acquisition landscape. After a detailed discussion of the indication of interest and First California's stand-alone prospects, the First California board of directors concluded that PacWest's indication of interest was inadequate. First California subsequently sent a response letter to PacWest stating that the First California board of directors had concluded that PacWest's indication of interest was inadequate. Representatives of First California and PacWest spoke periodically following such time regarding this correspondence and PacWest's indication of interest.

        On December 19, 2011, Robert E. Gipson, Chairman of the First California board of directors, received a letter from Robert C. Pohlad, stating that Mr. Wagner had informed him and his brothers,

James O. Pohlad and William M. Pohlad, which we refer to collectively as the Pohlad Group, of PacWest's interest in First California.

        On January 5, 2012, Mr. Gipson corresponded with Mr. R. Pohlad regarding First California's response to PacWest's indication of interest. On January 11, 2012, Mr. Gipson received a letter from Mr. R. Pohlad, requesting that First California engage a financial advisor to explore strategic alternatives, including engaging in discussions with PacWest regarding its indication of interest. On January 12, 2012, the Pohlad Group filed an amended Schedule 13D with the SEC regarding its demand that First California immediately engage investment bankers to assess all strategic alternatives, including a sale of First California. On January 13, 2012, First California issued a press release acknowledging the Schedule 13D amendment filed by the Pohlad Group and stating that it will consider the Pohlad Group's input.

        On January 23, 2012, First California received a letter from Castine Capital Management, which we refer to as Castine, indicating its support for the Pohlad Group's prior demand that the First California board of directors immediately engage investment bankers to assess all strategic alternatives, including a sale of First California. Castine filed a Schedule 13D with the SEC disclosing its letter to the First California board of directors.

        At a meeting held on January 25, 2012, the First California board of directors, together with representatives of Skadden, reviewed the recent amended Schedule 13D filing by the Pohlad Group as well as the recent filing by Castine. The First California board of directors determined to engage a financial advisor to assist the First California board of directors with its on-going review of First California's strategic plans. The First California board of directors considered several nationally recognized, independent financial advisors for this role. The First California board of directors determined to engage KBW, primarily based on KBW's prior experience with First California, its knowledge of the industry and the insight it had demonstrated in recent presentations to the First California board of directors, including its analysis of PacWest's indication of interest. On January 26, 2012, First California publicly disclosed that it had determined to engage a financial advisor to assist with the on-going review of its strategic plans.

        On January 27, 2012, John M. Eggemeyer, Chairman of the board of directors of PacWest, sent a letter to Mr. Gipson, reiterating PacWest's interest in pursuing a transaction and reaffirming its prior proposal of $5.10 per share in PacWest common stock.

        On February 19, 2012, Company A and First California entered into a mutual confidentiality agreement.

        On February 28, 2012, First California announced the signing of a definitive agreement to acquire Premier Service Bank and a plan to realign First California's branch offices, including the closing and consolidation of four branches. The agreement to acquire Premier Service Bank was later terminated on January 30, 2013.

        On March 12, 2012, First California formally engaged KBW in connection with First California's financial and strategic review.

        At a meeting of the First California board of directors held on March 21, 2012, Mr. Kum reviewed the current status of the strategic review process.

        On April 2, 2012, Basswood Capital Management, a stockholder of First California, filed a Schedule 13D with the SEC disclosing its request that the First California board of directors assess all strategic alternatives, including a sale of First California.

        On May 3, 2012, Mr. Gipson and Mr. Kum received a letter from PacWest with a revised offer of $7.25 per share of First California common stock, to be paid in PacWest stock and which would be subject to a mutually agreed upon collar mechanism. The letter called for a response from First

California by May 8, 2012 and requested a 30-day exclusivity period to negotiate the terms of a strategic transaction between the two companies.

        On May 4, 2012, Mr. Gipson contacted Mr. Eggemeyer and Mr. Kum contacted Mr. Wagner to request a one-week extension of the deadline specified in PacWest's letter to allow the First California board of directors sufficient time to evaluate the revised PacWest proposal. Both Mr. Eggemeyer and Mr. Wagner rejected such requests. On the same day, in response to a letter received from Mr. R. Pohlad requesting information, Mr. Kum sent a letter to Mr. R. Pohlad stating that First California's strategic review process was still ongoing.

        Later on May 4, 2012, Mr. Gipson, John W. Birchfield, Vice Chairman of the First California board of directors, and Joseph N. Cohen, a director of First California, met with three directors of Company A to discuss a potential transaction.

        At a meeting held on May 7, 2012, the First California board of directors, together with representatives of KBW and Skadden, discussed the May 3, 2012 letter received from PacWest. Representatives of Skadden reviewed with the First California board of directors its fiduciary duties under Delaware law with respect to its response to the letter it received. The First California board of directors determined that Mr. Gipson should seek clarification from Mr. Eggemeyer regarding certain matters in PacWest's proposal and, for purposes of facilitating such discussion, request that First California and PacWest enter into a mutual nondisclosure agreement without an exclusivity provision. The First California board of directors determined that an exclusivity arrangement with PacWest would not be in the best interests of First California and its stockholders without first obtaining the necessary clarification regarding PacWest's proposal. Mr. Kum also informed the First California board of directors that, although Company A had not submitted a proposal to First California or specified the terms of a potential transaction, members of the management and boards of directors of First California and Company A continued to discuss a potential transaction.

        On May 8, 2012, Mr. Gipson contacted Mr. Eggemeyer seeking clarification regarding PacWest's proposal. Mr. Wagner sent an email to Mr. Gipson in response, reiterating PacWest's request for exclusivity. Mr. Gipson sent a reply to Mr. Wagner, stating that First California was not prepared to execute the requested confidentiality agreement without receiving the requested clarifications. Mr. Gipson then received a call from Mr. Wagner informing Mr. Gipson that PacWest intended to go public with its offer. Later that day, PacWest issued a press release announcing that it had made a proposal to acquire First California, and including a copy of PacWest's May 3 letter to First California. On May 9, 2012, First California issued a press release stating that First California did not believe it was in the best interests of First California's stockholders to grant exclusivity to PacWest in the absence of satisfactory clarification of the terms and value of its proposal and taking into account other strategic alternatives that First California may pursue.

        At a meeting held on May 14, 2012, the First California board of directors, together with representatives of KBW and Skadden, discussed First California's strategic options. Mr. Gipson updated the First California board of directors regarding the conversation with PacWest's Chief Executive Officer and PacWest's public disclosure of its proposal. Representatives from Skadden reviewed with the First California board of directors its fiduciary duties under Delaware law. The First California board of directors also discussed recent communications from stockholders. The First California board of directors and representatives of KBW discussed First California's business and potential stand-alone strategies for First California, including strategies involving a restructuring of its balance sheet and potential acquisition strategies. The First California board of directors and representatives of KBW also discussed the financial terms of an acquisition of First California by PacWest and a merger between First California and Company A. The First California board of directors also discussed interest shown by several other parties in a potential strategic transaction with First California. The First California board of directors discussed holding a process to explore indications of interest by third parties, and the

First California board of directors and representatives of KBW discussed the parties KBW and First California expected would be likely to be interested in a strategic transaction with First California, including publicly-traded banks and privately-held banks. The First California board of directors then adopted resolutions establishing a committee of the First California board of directors, which we refer to as the proposal review committee, comprised of independent directors not otherwise interested in any possible strategic transactions to, among other things, review, evaluate and negotiate any such possible strategic transactions on behalf of First California. Messrs. Benson, Birchfield, Cohen and Gipson initially were appointed to serve as the members of the proposal review committee. While the proposal review committee was initially comprised of Messrs. Benson, Birchfield, Cohen and Gipson, the other members of the First California board of directors attended and participated in each of the subsequent meetings held by the proposal review committee (other than Mr. Kum who did not attend executive sessions that took place at any of the meetings held by the proposal review committee and the First California board of directors).

        At a meeting of the proposal review committee held on May 25, 2012, Mr. Kum informed the proposal review committee that Company B had expressed interest in becoming involved with First California's strategic review process. Mr. Kum summarized for the proposal review committee his meetings and discussions with executive officers of Company B over the preceding weeks.

        On May 31, 2012, Mr. Kum received a telephone call from a representative of Company B stating that certain of Company B's decision makers were interested in a strategic transaction with First California, but that others had a different view. Mr. Kum and the representative discussed strategies for making a strategic transaction with First California attractive to Company B. The representative reiterated Company B's continued interest but that it needed more time. At a meeting of the proposal review committee held later that day, Mr. Kum summarized his contacts with Company B and with certain other parties and his plans for further discussions with such parties.

        At a meeting held on June 15, 2012, the proposal review committee, together with KBW, reviewed the 18 companies that as of that date had contacted, or been contacted by, First California and/or KBW regarding interest in a strategic transaction. KBW had initiated contact with all of the parties that First California, in consultation with KBW, determined would be most likely to be interested in pursuing a strategic transaction with First California on terms that would be attractive to First California, and certain additional parties had independently initiated contact with KBW and/or First California to indicate their interest in pursuing a strategic transaction with First California. Representatives from KBW stated that eight companies had requested confidentiality agreements, seven companies had indicated that they were not interested in a strategic transaction with First California and Company A and Company B had executed confidentiality agreements. Promptly following a party's execution of a confidentiality agreement, on behalf of First California, KBW provided access to an online dataroom to such party.

        At a meeting held on June 20, 2012, Mr. Kum updated the First California board of directors regarding the status of discussions with various third parties.

        On June 22, 2012, Mr. Kum, together with Romolo Santarosa, Senior Executive Vice President and Chief Operating Officer/Chief Financial Officer of First California and representatives of KBW, met and had discussions with a representative of Company C as part of Company C's due diligence review of First California.

        On June 27, 2012, Mr. Kum, together with Mr. Santarosa and representatives of KBW, met and had discussions with a representative of Company D as part of Company D's due diligence review of First California.

        On June 28, 2012, Mr. Kum, together with Mr. Santarosa and representatives of KBW, met and had discussions with a representative of Company E as part of Company E's due diligence review of First California.

        At a meeting of the proposal review committee held on June 29, 2012, Mr. Kum updated the proposal review committee regarding the companies that have executed a confidentiality agreement with First California. Mr.Kum also summarized the meetings with representatives of Company D and Company E.

        On July 5, 2012, Mr. Kum and Mr. Santarosa met and had separate discussions with representatives of each of Company F and Company G as part of such parties' respective due diligence reviews of First California.

        On July 10, 2012, Mr. Kum and Mr. Santarosa met and had further discussions with representatives of Company D.

        On July 11, 2012, the proposal review committee, with the assistance of KBW, formally solicited from each of the parties that had executed a confidentiality agreement a written non-binding indication of interest in a potential transaction with First California. On the same day, Mr. Santarosa and William Schack, Executive Vice President and Chief Credit Officer of First California, together with representatives of Skadden and KBW, met and had discussions with representatives of PacWest.

        On July 18, 2012, the proposal review committee received preliminary non-binding indications of interest from PacWest, Company A, a publicly traded financial institution and Company E, a private bank. PacWest had offered to acquire 100% of the outstanding capital stock of First California for $7.50 per share, payable, at the election of First California, in cash, stock or a mix of cash and stock, which would be subject to a mutually agreed upon collar mechanism. PacWest also offered First California the right to designate one member on the board of directors of PacWest upon completion of the proposed merger. As part of its offer, PacWest also indicated that each of First California's directors would be required to enter into a voting agreement and that the Pohlad Group would also be required to enter an agreement to convert all of the Series A Preferred Stock into First California common stock prior to consummating the proposed merger. Company A had proposed a strategic transaction, with all stock consideration, in an amount to be determined based on the respective tangible book values of First California and Company A at the closing of the proposed transaction. Company E had proposed a strategic transaction, in which Company E would be merged into First California Bank, with Company E stockholders receiving stock in First California, in a transaction that Company E stated would provide a value to First California's stockholders of $8.00 per share, on a pro forma combined company basis.

        At meetings held on July 24 and 25, 2012, the proposal review committee, together with representatives of KBW and Skadden, reviewed First California's strategic options and the interest in First California exhibited by third parties. Representatives of KBW discussed, among other things, First California's stand-alone financial metrics, current market trends and conditions for the community bank industry. Representatives of KBW also summarized the auction process conducted to that date, stating that, of 24 companies that as of that date had contacted, or been contacted by, First California and/or KBW, three parties had submitted indications of interest, six other parties had executed confidentiality agreements and had conducted due diligence but had not submitted indications of interest, and 15 additional parties had been contacted by KBW but had determined not to be involved in the process. Representatives from KBW then described in detail the value associated with indications of interest submitted by the three third parties and provided a preliminary view on the value that could be achieved by First California stockholders in combination with each of PacWest, Company A and Company E. The First California board of directors determined to continue to pursue the strategic review process and to conduct additional due diligence on each of PacWest, Company A and Company E.

        During August and early September 2012, First California made available to PacWest, Company A and Company E additional information through its online dataroom, and such parties continued to conduct their respective due diligence reviews of First California. Also as part of the due diligence process, during August and early September 2012, Messrs. Kum and Santarosa and representatives of KBW met and had further discussions with representatives of each of Company A and Company E.

        On September 7, 2012, KBW, at the request of the proposal review committee, invited PacWest, Company A and Company E to each submit a revised indication of interest in a potential strategic transaction with First California. KBW also provided each of the foregoing parties a draft merger agreement, requesting that they each include a mark-up of the merger agreement, if any, along with their indication of interest.

        On September 12, 2012, PacWest reiterated its interest to acquire First California on the terms and conditions set forth in its July 18, 2012 proposal. On September 14, 2012, PacWest's outside legal counsel, Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell, sent to KBW a mark-up of the proposed merger agreement. Also on September 12, 2012, Company E resubmitted its July 18, 2012 indication of interest to acquire First California. Company E also sent a detailed presentation discussing its offer but did not provide a mark-up of the proposed merger agreement. Company A decided not to submit a revised indication of interest to enter into a strategic transaction with First California.

        At a special meeting held on September 19, 2012, the First California board of directors, together with representatives of KBW and Skadden, reviewed the current state of the strategic review process. Representatives of KBW discussed First California's stand-alone financial metrics and the two potential strategic transactions. The First California board of directors analyzed the offers by PacWest and Company E in great detail with KBW. Representatives from Skadden then advised the First California board of directors of its fiduciary duties under Delaware law in connection with its review of the proposals. After detailed discussion, the First California board of directors had the preliminary view that the PacWest and Company E offers were not sufficiently compelling to move forward with a transaction at that time. The First California board of directors discussed the implications of halting the strategic review process and proceeding as a stand-alone company. The First California board of directors agreed to continue the discussion and come to a final decision at a meeting of the First California board of directors scheduled for September 27, 2012. Following this meeting, KBW communicated to each of PacWest and Company E that the First California board of directors had reviewed its proposal but had not yet made a final decision.

        On September 24, 2012, PacWest revised its initial proposal to provide the First California board of directors the option to elect between a transaction involving (1) all stock consideration having a value of $8.00 per share, (2) cash consideration of $7.50 per share or (3) a mix of stock and cash consideration having a total value of $7.50 per share, in each case subject to a mutually agreed upon collar mechanism. On September 25, 2012, Company E revised its prior proposal to offer First California the option of conducting a cash-out tender offer in an amount up to $20 million in the aggregate and at a price of $8.00 per share of First California common stock, to be effected immediately upon completion of the proposed merger between Company E and First California Bank on the terms previously presented.

        At a special meeting held on September 27, 2012, the First California board of directors discussed the revised indications of interest from PacWest and Company E. KBW was directed to determine whether PacWest would be prepared to increase its offer to $8.25, given the increase in First California tangible book value since June 30, 2012, and allow First California to designate two members to the board of directors of PacWest.

        On September 29, 2012, Company E further revised its September 25, 2012 proposal to provide for a merger between Company E and First California Bank that valued First California at a price of $8.50 per share and included an option for conducting a cash-out tender offer in an amount up to $20 million in the aggregate and at a price of $8.50 per share of First California common stock, to be effected immediately upon completion of the proposed merger between Company E and First California Bank.

        At a special meeting held on October 6, 2012, representatives of KBW updated the First California board of directors regarding recent discussions with PacWest and its unwillingness to increase its per share offer price. The First California board of directors discussed the PacWest offer in great detail and determined that PacWest should submit an additional indication of interest following its completion of additional due diligence in order to confirm its continued interest in acquiring First California. The First California board of directors also discussed the continued interest of Company E. The First California board of directors determined that the proposed transaction with Company E was less attractive than the proposed transaction with PacWest, primarily because, given that Company E is a private bank, the transaction it proposed presented increased execution risk and the value of the consideration proposed to be provided to stockholders of First California in such transaction would be uncertain. Mr. Kum recommended that First California continue to explore the PacWest proposal for an all-stock transaction valued at $8.00 per share.

        At a special meeting held on October 15, 2012, the First California board of directors and the proposal review committee, together with representatives of KBW and Skadden, discussed the PacWest proposal. Representatives from KBW stated that PacWest confirmed its previous offer to acquire First California for $8.00 per share in an all-stock transaction (subject to a mutually agreed upon collar mechanism) and agreed that First California would have the right to designate two members to the board of directors of PacWest upon completion of the merger. Mr. Kum recommended that he be authorized to call the Chief Executive Officer of PacWest, indicate that First California is prepared to negotiate a transaction based on the terms of PacWest's most recent offer and that he be authorized to invite PacWest to perform additional confirmatory due diligence. The members of the proposal review committee and the First California board of directors unanimously adopted Mr. Kum's recommendation. On October 15, 2012, Mr. Kum contacted Mr. Wagner and conveyed First California's position as adopted by the First California board of directors.

        On October 31, 2012, Skadden, at the direction of First California, sent a revised draft of the merger agreement to PacWest. On November 2, 2012, Skadden, at the direction of First California, sent a draft voting agreement to PacWest, in a form to be signed by directors of First California and PacWest and by the Pohlad Group.

        On November 2, 2012, Skadden, at the direction of First California, contacted the attorney for the Pohlad Group and confirmed the Pohlad Group's agreement to treat information regarding a proposed strategic transaction involving First California in a confidential manner. Upon confirmation that the information would be treated confidentially, Skadden sent a draft of the voting agreement required by the PacWest offer to the attorney for the Pohlad Group.

        Over the course of November 1 through November 5, 2012, First California, PacWest, the Pohlad Group and their respective legal counsel and financial advisors continued to negotiate and finalize terms of the definitive merger agreement and voting agreements.

        At a special meeting held on November 4, 2012 the PacWest board of directors held a special meeting at which members of PacWest's senior management, Wachtell and Sandler O'Neill made various presentations about, and the PacWest board of directors discussed, the proposed merger between First California and PacWest and the proposed terms of the merger. At this meeting, the PacWest board of directors unanimously (1) declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of PacWest and its stockholders, (2) approved the merger agreement and (3) directed that the merger agreement and the issuance of PacWest common stock in connection with the merger be submitted to PacWest's stockholders for approval and adoption.

        At a special meeting held on November 6, 2012, the First California board of directors and the proposal review committee, together with representatives of KBW and Skadden, discussed the proposed merger between First California and PacWest. At the meeting, First California's management team provided an update to the First California board of directors on the negotiation of the proposed merger and the results of its due diligence review of PacWest, and reviewed the strategic rationale and anticipated benefits of the proposed transaction to First California stockholders. Representatives of Skadden advised the First California board of directors of its fiduciary duties under Delaware law in connection with the proposed merger transaction and reviewed the material terms of the proposed merger agreement with the First California board of directors. Representatives of KBW reviewed with the First California board of directors KBW's financial analysis of the merger. KBW then delivered its oral opinion, later confirming in writing, to the First California board of directors that, as of November 6, 2012, and based upon and subject to the assumptions and limitations set forth in the written opinion, the exchange ratio in the merger was fair, from a financial point of view, to the common stockholders of First California. After additional discussions and deliberations, the proposal review committee unanimously recommended that (1) the First California board of directors declare that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of First California and its stockholders, (2) the First California board of directors approve the merger agreement, and (3) the First California board of directors recommend to the stockholders of First California that they vote to adopt the merger agreement. After receiving the unanimous recommendation of the proposal review committee, the First California board of directors unanimously (1) declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of First California and its stockholders, (2) approved the merger agreement and (3) recommended to the stockholders of First California that they vote to adopt the merger agreement.

        Later in the day on November 6, 2012, First California and PacWest executed the merger agreement. A joint press release announcing the transaction was released in the afternoon of November 6, 2012.

Recommendation of the First California Board of Directors and Reasons for the Merger

        After careful consideration, at its meeting on November 6, 2012, the First California board of directors unanimously approved the merger agreement. In reaching this decision, the First California board of directors received the unanimous recommendation of the proposal review committee, consulted with First California's management team and with the First California board of directors' outside legal counsel and financial advisor, and considered a number of factors that the First California board of directors believed supported its decision, including the following material factors:

  •
  Strategic Alternatives.  In light of First California's review of strategic alternatives described in the preceding section entitled "Background of the Merger", and after consultation with First California's financial advisor, the First California board of directors believes that the merger provides value to First California stockholders not readily available on a stand-alone basis and that, following the auction process, it is unlikely that another party will present an opportunity to the stockholders of First California that would meet or exceed the economic and other terms offered by the merger with PacWest.

  •
  Premium Over Historical Trading Prices.  The value of the merger consideration for First California common stockholders at $8.00 per share, represents a premium of approximately 18.5% over the $6.75 closing price of First California's common stock on November 6, 2012 (the last trading day prior to the execution and announcement of the merger agreement) and a premium of approximately 42.6% over the $5.61 closing price of First California's common stock on May 8, 2012 (the last trading day prior to PacWest's initial announcement that it had proposed to acquire First California).

  •
  Collar Feature.  Until the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement, the exchange ratio floats within a predetermined range, which means that the value of the merger consideration is preserved so long as PacWest's trading price remains between $20.00 and $27.00 per share. If the price of PacWest common stock increases above $27.00 per share, then First California stockholders could receive merger consideration with a value of more than $8.00 per share of First California common stock. However, if the price of PacWest common stock decreases below $20.00 per share, then First California stockholders could receive merger consideration with a value of less than $8.00 per share of First California common stock.

  •
  Opinion of Financial Advisor.  The financial analysis presented by KBW to the First California board of directors and the oral opinion delivered to First California by KBW on November 6, 2012, which was subsequently confirmed in a written opinion dated the same date delivered to First California by KBW that, as of November 6, 2012 and based upon and subject to the various factors, assumptions and any limitations set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to the common stockholders of First California. A copy of the KBW opinion is attached to this joint proxy statement/prospectus as Appendix E and you should read the KBW opinion carefully in its entirety.

  •
  Director Presence on PacWest's Board of Directors.  Upon completion of the merger, the board of directors of PacWest will include two individuals designated by the First California board of directors (which individuals are expected to be designated, and subsequently approved by the Compensation, Nomination and Governance Committee of the board of directors of PacWest, shortly prior to the consummation of the merger), providing former First California stockholders with representation on the board of directors of the combined company, which the First California board of directors believed was important in a stock-for-stock transaction.

  •
  Participation in Future Share Price Appreciation.  PacWest common stock to be paid as merger consideration to First California stockholders provides such stockholders with the opportunity to participate in any future appreciation of PacWest common stock following the merger, whether from future growth in earnings or as a result of any premium paid to PacWest stockholders in connection with a future acquisition of PacWest.

  •
  PacWest Market Price and Dividend Track Record.  The historical and current market price of PacWest's common stock and its dividend track record, including the recent increase in its dividend, offer First California stockholders the ability to realize increased value following the merger, and the potential for future increases in dividend payments based on future growth at the combined company.

  •
  Increased Liquidity.  The merger is expected to provide First California stockholders greater liquidity for their investment as a result of the increased equity capitalization and the increased stockholder base of the combined company.

  •
  Diversification.  Combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its strong market share in southern California.

  •
  Synergies.  PacWest's ability to take advantage of economies of scale and the potential expense-saving, revenue-enhancing and growth opportunities from a combined company. Given the nature of the merger consideration, former First California stockholders would have an opportunity to participate as PacWest stockholders in the benefits of such opportunities and the future performance of the combined company generally.

  •
  Likelihood to Obtain PacWest Stockholder Approval.  The likelihood that the proposal to adopt the merger agreement and approve the issuance of PacWest common stock in the merger will be approved by PacWest stockholders is increased by the fact that the members of the board of directors of PacWest have each agreed to vote their respective shares of PacWest common stock in favor of such proposal.

  •
  Ability to Receive Superior Proposal.  Although First California is subject to a covenant not to solicit competing proposals and has an unconditional obligation to submit the merger agreement to a vote of its stockholders, this does not prevent First California from receiving a strategic transaction proposal from a third party that may be superior for First California stockholders. If the First California board of directors were to determine in good faith, after consultation with its financial advisor and outside legal counsel, that any such proposal constituted a superior proposal, subject to compliance with certain conditions set forth in the merger agreement the First California board of directors is permitted to change its recommendation that First California stockholders vote to adopt the merger agreement.

  •
  Tax-Free Reorganization.  The merger is expected to qualify as a tax-free transaction to First California stockholders for United States federal income tax purposes.

  •
  Ability of PacWest to Obtain Regulatory Approvals.  Over the past several years, federal banking regulators have approved PacWest to conduct other acquisitions. First California is not aware of any reason why PacWest would not be able to obtain the required regulatory approvals for the transactions contemplated by the merger agreement in a reasonably timely manner and without the imposition of unacceptable conditions.

        The First California board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including:

  •
  Fixed Exchange Ratio Below Collar.  If the trading price of PacWest common stock decreases below $20.00 per share, the exchange ratio will not float above 0.4000. If the trading price of PacWest common stock decreases below this price, then the value of the merger consideration to be received by First California stockholders could decrease below $8.00 per share of First California common stock.

  •
  Conflicting Interests of First California Officers and Directors.  The interests of First California's officers and directors in the merger may be different from those of other First California stockholders and First California's officers and directors may be participants in arrangements that are different from, or are in addition to, those of other First California stockholders. See the section of this joint proxy statement/prospectus entitled "The Merger—Interests of First California's Executive Officers and Directors in the Merger."

  •
  First California Voting Agreements, Force the Vote Provision and Inability to Terminate the Merger Agreement for a Superior Proposal. The directors and certain significant stockholders of First California have agreed to vote their shares of First California common stock in favor of adoption of the merger agreement. In addition, the merger agreement includes a "force the vote" provision that would obligate First California to hold a stockholders meeting to consider the merger with PacWest even if a third party makes a superior proposal for First California. Further, the merger agreement does not give First California the right to terminate the merger agreement if a third party makes a superior proposal. These provisions may discourage other parties potentially interested in a strategic transaction with First California from pursuing such a transaction.

  •
  First California Termination Fee.  First California would be obligated to pay to PacWest a termination fee of $10 million if the merger agreement is terminated under certain circumstances.

  •
  Failure to Consummate Merger.  It is possible that the merger may not be completed, or that completion may be unduly delayed, for reasons including the failure of First California stockholders to adopt the merger agreement or the failure of PacWest stockholders to adopt the merger agreement and approve the issuance of PacWest common stock in the merger or for reasons beyond the control of First California or PacWest. Failure to complete the merger could negatively affect the trading price of First California's common stock, future business and financial results. There are certain additional risks to First California if the merger were not to close, including the diversion of management and employee attention, potential employee attrition and the effect on customers and business relationships.

  •
  Certain KBW Analyses.  The information that was included in the KBW presentation to the First California board of directors which indicated that (1) an offer price of $8.00 per share represented premiums of 19.0% and 15.1%, respectively, to First California's closing stock price 1-day and 1-month prior to the announcement of the transaction that were less than the minimum 1-day market premium of 22.4% and 1-month market premium of 32.4% for certain selected transactions analyzed by KBW and (2) on a combined basis as of September 30, 2012, First California would contribute 26.4%, 24.3%, 25.0% and 25.1% of the combined company's assets, gross loans, deposits and tangible equity, respectively, while First California's shareholders would beneficially own approximately 22% of the combined company.

  •
  Failure to Realize Synergies.  It is possible that the combined company may not capture all of the anticipated operational synergies and cost savings between First California and PacWest and other anticipated benefits might not be realized in the expected timeframe or at all.

  •
  Costs of Integrating the Companies.  Substantial costs may be incurred in connection with the merger, including the costs of integrating the businesses of First California and PacWest and transaction expenses arising from the merger.

  •
  Restrictions on First California's Business.  The merger agreement significantly restricts the conduct of First California's business between the date of the merger agreement and the date of the consummation of the merger.

  •
  Absence of Stockholder Appraisal Rights.  There are no appraisal rights available to First California stockholders under Delaware law.

  •
  Other Risk Factors.  The First California board of directors also considered other factors described under the section of this joint proxy statement/prospectus entitled "Risk Factors."

        The foregoing discussion of the information and factors considered by the First California board of directors is not intended to be exhaustive, but includes the material factors, both positive and negative, considered by the First California board of directors. In reaching its decision to approve the merger agreement, the First California board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First California board of directors considered all these factors as a whole, including discussions with, and questioning of, First California's management team, its legal counsel and financial advisor. As noted above, the First California board of directors considered, among other factors, the analyses and opinion of KBW, and determined that overall, the totality of information and factors (positive and negative) considered by the First California board of directors, was favorable to, and supported, its determination.

        This explanation of First California's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 29 of this joint proxy statement/prospectus.

        For the reasons set forth above, the First California board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the First California Merger proposal, "FOR" the First California Advisory (Non-Binding) Proposal on Specified Compensation and "FOR" the First California Adjournment proposal (if necessary or appropriate).

        Each of the directors of First California has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the First California Merger proposal and "FOR" the First California Adjournment proposal (if necessary or appropriate). For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 109.

 Opinion of First California's Financial Advisor

        First California engaged KBW to render financial advisory and investment banking services to First California. KBW agreed to assist First California in assessing the fairness, from a financial point of view, of the exchange ratio in the proposed merger with PacWest, to the common stockholders of First California. First California selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First California and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

        On November 6, 2012, the First California board of directors held a meeting to evaluate the proposed merger of First California with and into PacWest. At this meeting, KBW reviewed the financial aspects of the proposed merger. In addition, KBW rendered an opinion that, as of such date, the exchange ratio was fair, from a financial point of view, to the common stockholders of First California. The First California board of directors approved the merger agreement at this meeting.

        The full text of KBW's written opinion, dated November 6, 2012, is attached as Appendix E to this joint proxy statement/prospectus and is incorporated herein by reference. First California stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion is directed to the First California board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio to the common stockholders of First California. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any First California stockholder as to how the stockholder should vote at the First California special meeting on the merger or any related matter.

        In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of First California and PacWest and the merger, including among other things, the following:

  •
  the merger agreement;

  •
  Annual Reports to stockholders and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2011 of First California and PacWest, respectively;

  •
  Quarterly Reports on Form 10-Q of First California and PacWest, and certain other communications from First California and PacWest to their respective stockholders; and

  •
  other financial information concerning the businesses and operations of First California and PacWest furnished to KBW by First California and PacWest for purposes of KBW's analysis.

        In addition, KBW held discussions with members of senior management of First California and PacWest regarding past and current business operations, regulatory relations, financial condition and future prospects of their respective companies, and other matters KBW deemed relevant. In addition, KBW compared certain financial and stock market information for First California and PacWest with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed other studies and analyses that it considered appropriate.

        In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of First California and PacWest as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to KBW, and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements. KBW assumed that the aggregate allowance for loan and lease losses for First California and PacWest were adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property, assets or liabilities of First California or PacWest, nor did it examine any individual credit files.

        KBW was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger, other than the exchange ratio, to the extent expressly specified in KBW's opinion. Additionally, KBW's opinion did not address the underlying business decision of First California to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to First California.

        For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the exchange ratio;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

        KBW's opinion is not an expression of an opinion as to the prices at which the PacWest common stock will trade following the consummation of the merger.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First California and PacWest. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the First California board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First California board of directors with respect to the fairness of the consideration.

        The following is a summary of the material analyses presented by KBW to the First California board of directors on November 6, 2012, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the First California board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

        Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of First California and PacWest to the following publicly traded banks with assets between $1.0 billion and $10.0 billion headquartered in the Western region (includes the states of AK, AZ, CA, CO, HI, ID, MT, NM, NV, OR, UT, WA & WY), excluding merger targets.

Sterling Financial Corporation	Guaranty Bancorp
Glacier Bancorp, Inc.	Washington Banking Company
First Interstate BancSystem, Inc.	Preferred Bank
Western Alliance Bancorporation	Bank of Marin Bancorp
CVB Financial Corp.	Sierra Bancorp
National Bank Holdings Corporation	Heritage Financial Corporation
BBCN Bancorp, Inc.	Heritage Commerce Corp
Columbia Banking System, Inc.	Pacific Continental Corporation
Westamerica Bancorporation	Cascade Bancorp
Central Pacific Financial Corp.	Bridge Capital Holdings
Banner Corporation	Northrim BanCorp, Inc.
Hanmi Financial Corporation	First PacTrust Bancorp, Inc.
Wilshire Bancorp, Inc.	Pacific Premier Bancorp, Inc.
CoBiz Financial Inc.	Pacific Mercantile Bancorp
TriCo Bancshares	Home Federal Bancorp, Inc.

        To perform this analysis, KBW used financial information for the three month period ended September 30, 2012, if available, otherwise for the three month period ended June 30, 2012 and market price information as of November 2, 2012. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in First California's and PacWest's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning First California's and PacWest's financial performance:

	First California	PacWest	First California Peer Group Minimum	First California Peer Group Maximum
Return on Average Assets	0.70%	1.16%	-0.56%	5.97%
Return on Average Equity	5.89%	11.16%	-2.86%	51.68%
Net Interest Margin	3.91%	5.58%	3.02%	5.52%
Efficiency Ratio	68.4%	56.5%	43.7%	111.0%

	First California	PacWest	First California Peer Group Minimum	First California Peer Group Maximum
Tangible Common Equity / Tangible Assets	7.18%	8.98%	7.16%	18.54%
Total Capital Ratio	17.18%	16.18%	11.94%	24.63%
Loans / Deposits	73.4%	76.2%	45.3%	100.4%
Loan Loss Reserves / Loans	1.55%	2.74%	0.89%	4.54%
Nonperforming Assets(1) / Loans + OREO	3.58%	5.92%	1.35%	9.85%
Net Charge-Offs / Average Loans(2)	0.23%	0.14%	-0.83%	2.83%

(1)
Includes performing TDRs

(2)
Annualized. Excludes covered loans from FDIC-assisted acquisitions if applicable

        KBW's analysis showed the following concerning First California's and PacWest's market performance:

	First California	PacWest	First California Peer Group Minimum	First California Peer Group Maximum
Stock Price Performance: % of One Year High	90.6%	87.6%	74.5%	98.8%
Stock Price Performance: % One Year Price Change	103.6%	28.5%	-10.3%	123.3%
Stock Price / Book Value per Share	0.93x	1.43x	0.86x	2.13x
Stock Price / Tangible Book Value per Share	1.43x	1.71x	0.88x	2.88x
Stock Price / LTM EPS	17.7x	16.3x	3.5x	24.8x
Dividend Yield	0.00%	3.22%	0.00%	4.54%

        Selected Transactions Analysis.    KBW reviewed publicly available information related to selected acquisitions of banks and bank holding companies nationwide that were announced after December 31,

2010, with announced aggregate transaction values between $100 million and $500 million. The transactions included in the group were:

Acquiror	Acquiree
NBT Bancorp, Inc.	Alliance Financial Corporation
Oriental Financial Group Inc.	BBVA's Puerto Rico operations
Investors Bancorp, Inc. (MHC)	Marathon Banking Corporation
Cadence Bancorp, LLC	Encore Bancshares, Inc.
Susquehanna Bancshares, Inc.	Tower Bancorp, Inc.
Valley National Bancorp	State Bancorp, Inc.
Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.
IBERIABANK Corporation	Cameron Bancshares, Inc.
Industrial and Commercial Bank of China Limited	Bank of East Asia (USA), N.A.

        Transaction multiples for the merger were derived from an offer price of $8.00 per share for First California. For each transaction referred to above, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

  •
  last twelve months earnings per share ("LTM EPS") based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition;

  •
  tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

  •
  tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

  •
  market premium based on the latest closing price 1-day and 1-month prior to the announcement of the acquisition.

        The results of the analysis are set forth in the following table:

Transaction Price to:	PacWest / First California Merger	Recent Transactions Minimum	Recent Transactions Maximum
LTM EPS	21.1x	13.8x	47.6x
Tangible Book Value	170%	103%	240%
Core Deposit Premium	7.6%	0.6%	21.1%
1-Day Market Premium(1)	19.0%	22.4%	57.1%
1-Month Market Premium(2)	15.1%	32.4%	58.5%

(1)
Based on First California's stock price of $6.72 on 11/2/2012

(2)
Based on First California's stock price of $6.95 on 10/2/2012

        No company or transaction used as a comparison in the above analysis is identical to First California, PacWest or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

        Relative Contribution Analysis.    KBW performed a relative contribution analysis that combined balance sheet, income statement and market value information of First California and PacWest. The results of the analysis are set forth in the following table:

	PacWest Percent	First California Percent
Balance Sheet(1)
Assets	73.6%	26.4%
Gross Loans	75.7%	24.3%
Deposits	75.0%	25.0%
Tangible Equity	74.9%	25.1%
Tangible Common Equity	78.0%	22.0%
Income Statement(2)
Net Income to Parent	82.3%	17.7%
Net Income to Common	83.1%	16.9%
Market Value(3)	81.0%	19.0%
Pro Forma Ownership	78.0%	22.0%

(1)
As of September 30, 2012

(2)
For the three months ended September 30, 2012

(3)
Based on stock prices on November 2, 2012

        Financial Impact Analysis.    KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of First California and PacWest. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of PacWest. In the course of this analysis, KBW used earnings estimates for First California for 2013 from First California management. For PacWest, KBW used estimated earnings of $68.4 million, or $1.83 per share, based on mean Wall Street estimates for 2013 as of November 2, 2012. This analysis indicated that the merger is expected to be accretive to the consensus street estimated earnings per share in 2013 for PacWest. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for PacWest and that the capital ratios for PacWest would be reduced but well capitalized. For all of the above analyses, the actual results achieved by PacWest following the merger will vary from the projected results, and the variations may be material.

        Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that First California could provide to equity holders through 2017 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for First California for 2012 to 2018 from First California management, applying discount rates ranging from 12.0% to 14.0%. The range of values was determined by adding (1) the present value of projected cash flows to First California shareholders from 2012 to 2017 and (2) the present value of the terminal value of First California's common stock, applying multiples ranging from 10.0 times to 14.0 times 2018 forecasted earnings. This resulted in a range of values of First California from $5.95 to $9.04 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First California.

        The First California board of directors retained KBW as financial adviser to First California regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, First California and PacWest. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of First California and PacWest for KBW's own account and for the accounts of its customers. To the extent KBW held any such positions, it was disclosed to First California.

        First California and KBW entered into an agreement relating to the services to be provided by KBW in connection with the merger. First California agreed to pay KBW a cash fee of $250,000 concurrently with the rendering of its opinion. Pursuant to the KBW engagement agreement, First California agreed to pay KBW a cash fee equal to 1.25% of the aggregate consideration offered in the merger to be paid at the time of closing of the merger. In addition, First California also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention up to $100,000 and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion to First California, KBW provided investment banking services to First California for which it received customary compensation of approximately $450,000 in the aggregate.

Recommendation of the PacWest Board of Directors and Reasons for the Merger

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the PacWest Merger proposal, the PacWest board of directors consulted with PacWest management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of PacWest's and First California's business, operations, financial condition, asset quality, earnings and prospects;

  •
  the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels;

  •
  its understanding of the current and prospective environment in which PacWest and First California operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on PacWest both with and without the proposed transaction;

  •
  its review and discussions with PacWest's management concerning the due diligence examination of First California;

  •
  the complementary nature of the customers and markets of the two companies;

  •
  management's expectation that PacWest will retain or enhance its strong capital position upon completion of the transaction;

  •
  the written opinion of Sandler O'Neill, PacWest's financial advisor, dated as of November 4, 2012, delivered to the PacWest board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to PacWest;

  •
  the financial and other terms of the merger agreement, including merger consideration, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating First California's business, operations and workforce with those of PacWest, including the costs and risks of successfully integrating the differing business models of the two companies;

  •
  PacWest's past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions;

  •
  the nature and amount of payments and other benefits to be received by First California management in connection with the merger pursuant to existing First California plans and compensation arrangements and the merger agreement;

  •
  the potential risk of diverting management attention and resources from the operation of PacWest's business and towards the completion of the merger and the integration of the two companies; and

  •
  the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

        The foregoing discussion of the information and factors considered by the PacWest board of directors is not intended to be exhaustive, but includes the material factors considered by the PacWest board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the PacWest board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PacWest board of directors considered all these factors as a whole, including discussions with, and questioning of, PacWest's management and PacWest's financial and legal advisors, and overall considered the factors to be favorable to, and to support its determination to approve entry into the merger agreement.

        For the reasons set forth above, the PacWest board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of PacWest common stock in connection with the merger, are advisable and in the best interests of PacWest and its stockholders, and approved the merger agreement and the transactions contemplated by it. The PacWest board of directors recommends that the PacWest stockholders vote "FOR" the PacWest Merger proposal and "FOR" the PacWest Adjournment proposal (if necessary or appropriate).

        Each of the directors of PacWest has entered into a voting and support agreement with PacWest and First California, pursuant to which they have agreed to vote "FOR" the PacWest Merger proposal and "FOR" the PacWest Adjournment proposal (if necessary or appropriate). For more information regarding the voting and support agreements, please see the section entitled "The Merger Agreement—Voting and Support Agreements" beginning on page 109.

 Opinion of PacWest's Financial Advisor

        By letter dated January 19, 2012, PacWest retained Sandler O'Neill & Partners, L.P., which we refer to as Sandler O'Neill, to issue a fairness opinion to the PacWest board of directors in connection with its consideration of a possible business combination of PacWest with First California. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill provided a fairness opinion to the PacWest board of directors in connection with the proposed transaction. At the November 4, 2012 meeting at which the PacWest board of directors considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to PacWest from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix F to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of PacWest common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the PacWest board of directors and is directed only to the fairness of the exchange ratio to PacWest from a financial point of view. It does not address the underlying business decision of PacWest to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of PacWest common stock as to how such holder of PacWest common stock should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its opinion dated November 4, 2012, Sandler O'Neill reviewed and considered, among other things:

  •
  the merger agreement;

  •
  certain financial statements and other historical financial information of PacWest that Sandler O'Neill deemed relevant;

  •
  certain financial statements and other historical financial information of First California that Sandler O'Neill deemed relevant;

  •
  publicly available mean analyst earnings estimates for PacWest for the years ending December 31, 2012 through December 31, 2014 and publicly available estimated long-term earnings growth rate for the years thereafter as discussed with senior management of PacWest;

  •
  publicly available mean analyst earnings estimates for First California for the years ending December 31, 2012 through December 31, 2014 and publicly available estimated long-term earnings growth rate for the years thereafter as discussed with senior management of PacWest;

  •
  the pro forma financial impact of the merger on PacWest based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of PacWest;

  •
  a comparison of certain financial and other information for PacWest and First California with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

  •
  the terms and structures of other recent merger and acquisition transactions in the commercial banking sector;

  •
  the current market environment generally and in the commercial banking sector in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of PacWest the independent business, financial condition, results of operations and prospects of both PacWest and First California respectively.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by PacWest or First California or their respective representatives or that was otherwise reviewed by Sandler O'Neill. Sandler O'Neill further relied on the assurances of the senior management of PacWest that it was not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PacWest or First California or any of their subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of PacWest or First California or the combined entity after the merger and Sandler O'Neill did not review any individual credit files relating to PacWest or First California.

        With respect to the independent publicly available mean analyst earnings estimates and long-term growth rate projections for PacWest and First California used by Sandler O'Neill in its analyses, senior management of PacWest confirmed to Sandler O'Neill that those projections reflected the best currently available estimates and judgments received by Sandler O'Neill and used in its analysis which was prepared and/or reviewed with the senior management of PacWest. With respect to the purchase accounting adjustments, expected cost savings and other synergies determined by the senior management of PacWest, such management confirmed that they reflected the best currently available estimates. Sandler O'Neill expressed no opinion as to such financial projections or estimates or the assumptions on which they were based. Sandler O'Neill has also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of PacWest or First California since the date of the most recent financial data made available to Sandler O'Neill.

        Sandler O'Neill assumed in all respects material to its analysis that PacWest and First California would remain as going concerns for all periods relevant to Sandler O'Neill's analyses. Finally, Sandler O'Neill has expressed no opinion as to any legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

        Sandler O'Neill's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect its views. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

        In rendering its fairness opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. In addition, no company included in Sandler O'Neill's comparative analyses described below is identical to PacWest or First California and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PacWest and First California and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PacWest, First California and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the PacWest board of directors at the PacWest board of directors' November 4, 2012 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of PacWest's or First California's common stock or the prices at which PacWest's or First California's common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by PacWest's board of directors in making its determination to approve of PacWest's entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision PacWest's board of directors or management with respect to the fairness of the merger. For a more complete description of PacWest's reasons for the merger and the recommendations of the PacWest board of directors, please see the section entitled "Recommendation of the PacWest Board of Directors and Reasons for the Merger" beginning on page 71.

        In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

  Summary of Proposal

        Sandler O'Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of First California common stock owned by a First California stockholder will be converted into the right to receive a fraction of a share of PacWest common stock. The exchange ratio—or the fraction of a PacWest share to be exchanged for each First California share—will be based on the volume-weighted average share price of PacWest common stock for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement. If the average share price of PacWest common stock is more than $20.00 and less than $27.00, the exchange ratio will equal an amount calculated by dividing $8.00 by the average share price. If the average share price of PacWest common stock is equal to or greater than $27.00, the exchange ratio will equal 0.2963. If the average share price of PacWest common stock is less than or equal to $20.00, the exchange ratio will equal 0.4000. For a more detailed description, please see the section entitled "The Merger—Terms of the Merger—Merger Consideration" beginning on page 53.

        Based upon the $22.35 closing price for PacWest common stock as of November 2, 2012, Sandler O'Neill calculated an exchange ratio of 0.3579 PacWest shares in exchange for each First California share, resulting in the issuance of 10,295,019 PacWest shares to First California holders, for an implied aggregate transaction value of $230.8 million(1). Based upon financial information as of or for the twelve-month period ended September 30, 2012 and the closing price for PacWest common stock as of November 2, 2012, Sandler O'Neill calculated the following transaction ratios:

Transaction Value(1) / Book Value:	111%
Transaction Value / Tangible Book Value:	170%
Transaction Value / Last Twelve Months' Earnings Per Share:	21.1x
Transaction Value / Mean Estimated 2012 Earnings Per Share(2):	20.0x
Transaction Value / Mean Estimated 2013 Earnings Per Share(2):	16.3x
Transaction Value / Mean Estimated 2014 Earnings Per Share(2):	15.1x
Tangible Book Premium to Core Deposits(3):	7.2%
Transaction Value / First California Stock Price (Nov. 2, 2012):	19.0%
Transaction Value / First California Stock Price Before Announcement of Initial Proposal (May 8, 2012):	42.6%

(1)
Based on 29,220,271 shares of First California common stock outstanding (as of September 30, 2012) plus 342,164 shares of First California common stock issuable upon conversion of First California Series A Preferred Stock (as of October 31, 2012) less 1,094,231 shares of First California common stock already owned by PacWest plus 293,626 shares of First California common stock reserved for issuance by First California as deal consideration in its acquisition of Premier Service Bank (now terminated); 287,248 First California in-the-money stock options outstanding with a weighted-average strike price of $5.67 per share

(2)
Earnings per share estimates based on mean analyst estimates

(3)
Tangible book premium to core deposits = (Transaction Value - Tangible Common Equity) / (Core Deposits). Excludes Jumbo CDs.

  PacWest—Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial information for PacWest and a group of financial institutions as selected by Sandler O'Neill and listed below. The PacWest peer group consisted of NASDAQ or NYSE-traded banks headquartered in California, Oregon, Washington or Arizona with assets as of the most recently reported period between $2 billion and $30 billion. The PacWest peer group excluded thrifts, merger targets and niche-focused banks.

Banner Corporation	TriCo Bancshares
City National Corporation	Umpqua Holdings Corporation
Columbia Banking System, Inc.	Westamerica Bancorporation
CVB Financial Corp.	Western Alliance Bancorporation
Sterling Financial Corporation

        The analysis compared publicly available financial information for PacWest and the mean and median financial and market trading data for the PacWest peer group as of or for the most recently reported period with pricing data as of November 2, 2012. The table below sets forth the data for PacWest and the mean and median data for the PacWest peer group.

 Comparable Company Analysis

	PacWest	Comparable Group Mean	Comparable Group Median
Total Assets (in millions)	$5,539	$8,614	$6,321
Last Twelve Months' Cost of Deposits	0.31%	0.29%	0.22%
Last Twelve Months' Fully-Taxable Equivalent Net Interest Margin	5.46%	4.40%	4.17%
Last Twelve Months' Core Noninterest Expense divided by Average Assets(1)	3.68%	3.04%	3.27%
Last Twelve Months' Return on Average Assets	0.93%	1.38%	0.99%
Last Twelve Months' Return on Average Tangible Equity(2)	11.43%	14.84%	10.34%
Non-Performing Assets / Total Assets(3)	1.34%	2.43%	2.03%
Texas Ratio(3)	12.63%	22.93%	16.27%
Tangible Equity / Tangible Assets	8.98%	9.88%	9.59%
Tier 1 Leverage Ratio	10.26%	10.78%	11.37%
Market Capitalization (in millions)	$852	$1,141	$1,155
Price / Tangible Book Value	174%	155%	132%
Price / Last Twelve Months' Earnings Per Share	16.6x	13.4x	14.4x
Price / Estimated 2012 Earnings Per Share	12.3x	12.6x	13.8x
Price / Estimated 2013 Earnings Per Share	11.9x	13.7x	13.3x
Price / Estimated 2014 Earnings Per Share	11.3x	12.6x	12.2x
Dividend Yield	3.2%	2.0%	2.2%
Three-Month Total Stock Return	3.1%	7.8%	5.0%
One-Year Total Stock Return	40.9%	32.8%	25.5%

(1)
Core Noninterest Expense excludes any nonrecurring items.

(2)
Intangible asset amortization excluded from net income (assuming a 35% tax rate).

(3)
Non-performing assets used in the Non-Performing Assets / Total Assets and Texas Ratio ratios are based on reported non-covered non-performing assets for PacWest and are based on both non-covered non-performing assets and non-performing assets covered by any existing FDIC loss-share arrangements for the PacWest peer group.

  First California—Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial information for First California and a group of financial institutions as selected by Sandler O'Neill and listed below. The First California peer group consisted of NASDAQ or NYSE-traded banks headquartered in California with assets as of the most recently reported period between $1 billion and $10 billion and non-performing assets to total assets ratio less than 6.0%. The First California peer group excluded thrifts, merger targets and niche-focused banks.

Bank of Marin Bancorp	Pacific Premier Bancorp, Inc.
CVB Financial Corp.	PacWest Bancorp
Heritage Commerce Corp	TriCo Bancshares
Heritage Oaks Bancorp	Westamerica Bancorporation

        The analysis compared publicly available financial information for First California and the mean and median financial and market trading data for the First California peer group as of or for the most recently reported period with pricing data as of November 2, 2012. The table below sets forth the data for First California and the mean and median data for the First California peer group.

 Comparable Company Analysis

	First California	Comparable Group Mean	Comparable Group Median
Total Assets (in millions)	$1,991	$3,022	$1,975
Last Twelve Months' Cost of Deposits	0.37%	0.30%	0.24%
Last Twelve Months' Fully-Taxable Equivalent Net Interest Margin	4.02%	4.60%	4.55%
Last Twelve Months' Core Noninterest Expense divided by Average Assets(1)	2.90%	2.97%	2.94%
Last Twelve Months' Return on Average Assets	0.64%	1.17%	1.17%
Last Twelve Months' Return on Average Tangible Equity(2)	8.85%	12.71%	11.73%
Non-Performing Assets / Total Assets(3)	2.96%	2.52%	2.11%
Texas Ratio(3)	37.85%	23.71%	18.38%
Tangible Equity / Tangible Assets	7.18%	9.68%	9.54%
Tier 1 Leverage Ratio	10.00%	10.41%	10.14%
Market Capitalization (in millions)	$196	$507	$232
Price / Tangible Book Value	143%	156%	131%
Price / Last Twelve Months' Earnings Per Share	17.7x	14.3x	13.6x
Price / Estimated 2012 Earnings Per Share	16.8x	13.9x	13.1x
Price / Estimated 2013 Earnings Per Share	13.6x	13.1x	12.2x
Price / Estimated 2014 Earnings Per Share	12.6x	12.5x	11.7x
Dividend Yield	0.0%	1.7%	2.1%
Three-Month Total Return	(0.4%)	4.6%	1.3%
One-Year Total Return	103.6%	30.4%	25.9%

(1)
Core Noninterest Expense excludes any non-recurring items.

(2)
Intangible asset amortization excluded from net income (assuming a 35% tax rate).

(3)
Non-performing assets used in the Non-Performing Assets / Total Assets and Texas Ratio ratios include non-performing assets covered by any existing FDIC loss-share arrangement.

  PacWest—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of PacWest's common stock for the one-year and three-year periods ended November 2, 2012. Sandler O'Neill then compared the relationship between the movements in the price of PacWest's common stock against the movements in the prices of PacWest's peer group (as described on page 76), S&P 500 Index and NASDAQ Bank Index.

PacWest's One-Year Stock Performance

	Beginning Index Value November 2, 2011	Ending Index Value November 2, 2012
PacWest	100%	129%
PacWest Peer Group	100%	119%
S&P 500 Index	100%	114%
NASDAQ Bank Index	100%	119%

PacWest's Three-Year Stock Performance

	Beginning Index Value November 2, 2009	Ending Index Value November 2, 2012
PacWest	100%	135%
PacWest Peer Group	100%	117%
S&P 500 Index	100%	136%
NASDAQ Bank Index	100%	118%

  First California—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of First California's common stock for the one-year and three-year periods ended November 2, 2012. Sandler O'Neill then compared the relationship between the movements in the price of First California's common stock against the movements in the prices of First California's peer group (as described on page 77), S&P 500 Index and NASDAQ Bank Index.

First California's One Year Stock Performance

	Beginning Index Value November 2, 2011	Ending Index Value November 2, 2012
First California	100%	204%
First California Peer Group	100%	113%
S&P 500 Index	100%	114%
NASDAQ Bank Index	100%	119%

First California's Three Year Stock Performance

	Beginning Index Value November 2, 2009	Ending Index Value November 2, 2012
First California	100%	165%
First California Peer Group	100%	119%
S&P 500 Index	100%	136%
NASDAQ Bank Index	100%	118%

  PacWest—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value per share of PacWest common stock under various circumstances. The analysis assumed that PacWest performed in accordance with the publicly available mean analyst earnings estimates for the years ending December 31, 2012 through December 31, 2014 ($1.78 in 2012, $1.89 in 2013 and $1.99 in 2014) and publicly available estimated long-term earnings growth rate for the years thereafter (10%), as well as projected dividend payments (annual common dividends of $1.00 per share), as discussed with senior management of PacWest.

        To approximate the terminal value of PacWest common stock at December 31, 2016, Sandler O'Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 100% to 225%. The terminal values were then discounted to present values using discount rates ranging from 7.0% to 14.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PacWest common stock.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of PacWest common stock of $16.58 to $39.73 when applying multiples of earnings to the applicable amounts indicated in the PacWest projections and $12.84 to $33.01 when applying multiples of tangible book value to the applicable amounts indicated in the PacWest projections.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
7.0%	$21.65	$25.27	$28.88	$32.50	$36.12	$39.73
8.5%	$20.49	$23.90	$27.31	$30.72	$34.12	$37.53
10.0%	$19.41	$22.63	$25.84	$29.06	$32.27	$35.49
11.5%	$18.40	$21.44	$24.47	$27.51	$30.54	$33.58
13.0%	$17.46	$20.33	$23.20	$26.07	$28.93	$31.80
14.5%	$16.58	$19.30	$22.01	$24.72	$27.43	$30.14

Tangible Book Value Multiples

Discount Rate	100%	125%	150%	175%	200%	225%
7.0%	$16.66	$19.93	$23.20	$26.47	$29.74	$33.01
8.5%	$15.79	$18.87	$21.95	$25.04	$28.12	$31.20
10.0%	$14.97	$17.88	$20.79	$23.70	$26.61	$29.51
11.5%	$14.21	$16.96	$19.70	$22.45	$25.19	$27.94
13.0%	$13.50	$16.10	$18.69	$21.29	$23.88	$26.47
14.5%	$12.84	$15.29	$17.75	$20.20	$22.65	$25.10

        Sandler O'Neill also considered and discussed with the PacWest board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming PacWest net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for PacWest common stock, using the same price to earnings multiples of 10.0x to 20.0x and a discount rate of 10.0%.

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(15.0)%	$17.00	$19.73	$22.47	$25.20	$27.93	$30.66
(10.0)%	$17.81	$20.70	$23.59	$26.48	$29.38	$32.27
(5.0)%	$18.61	$21.66	$24.72	$27.77	$30.82	$33.88
0.0%	$19.41	$22.63	$25.84	$29.06	$32.27	$35.49
5.0%	$20.22	$23.59	$26.97	$30.34	$33.72	$37.09
10.0%	$21.02	$24.56	$28.09	$31.63	$35.16	$38.70
15.0%	$21.82	$25.52	$29.22	$32.91	$36.61	$40.31

  First California—Net Present Value Analysis

        Sandler O'Neill also performed an analysis that estimated the net present value per share of First California common stock under various circumstances. The analysis assumed that First California performed in accordance with publicly available mean analyst earnings estimates for First California for the years ending December 31, 2012 through December 31, 2014 ($0.40 in 2012, $0.49 in 2013 and $0.53 in 2014) and publicly available estimated long-term earnings growth rate for the years thereafter (8%), as well as projected dividend payments (no common dividends paid), as discussed with senior management of PacWest.

        To approximate the terminal value of First California common stock at December 31, 2016, Sandler O'Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 100% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 14.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First California common stock.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of First California common stock of $3.52 to $9.38 when applying earnings multiples to the applicable amounts indicated in the First California projections and $4.11 to $12.32 when applying multiples of tangible book value to the applicable amounts indicated in the First California projections.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
7.0%	$4.69	$5.63	$6.56	$7.50	$8.44	$9.38
8.5%	$4.42	$5.30	$6.19	$7.07	$7.95	$8.84
10.0%	$4.17	$5.00	$5.84	$6.67	$7.50	$8.34
11.5%	$3.94	$4.72	$5.51	$6.30	$7.08	$7.87
13.0%	$3.72	$4.46	$5.21	$5.95	$6.69	$7.44
14.5%	$3.52	$4.22	$4.92	$5.62	$6.33	$7.03

Tangible Book Value Multiples

Discount Rate	100%	125%	150%	175%	200%	225%
7.0%	$5.48	$6.85	$8.22	$9.58	$10.95	$12.32
8.5%	$5.16	$6.45	$7.74	$9.03	$10.32	$11.61
10.0%	$4.87	$6.09	$7.30	$8.52	$9.74	$10.96
11.5%	$4.60	$5.75	$6.90	$8.04	$9.19	$10.34
13.0%	$4.34	$5.43	$6.51	$7.60	$8.69	$9.77
14.5%	$4.11	$5.13	$6.16	$7.19	$8.21	$9.24

        Sandler O'Neill also considered and discussed with the PacWest board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming First California net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for First California common stock, using the same price to earnings multiples of 10.0x to 20.0x and a discount rate of 10.0%:

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(15.0)%	$3.54	$4.25	$4.96	$5.67	$6.38	$7.09
(10.0)%	$3.75	$4.50	$5.25	$6.00	$6.75	$7.50
(5.0)%	$3.96	$4.75	$5.54	$6.34	$7.13	$7.92
0.0%	$4.17	$5.00	$5.84	$6.67	$7.50	$8.34
5.0%	$4.38	$5.25	$6.13	$7.00	$7.88	$8.75
10.0%	$4.59	$5.50	$6.42	$7.34	$8.25	$9.17
15.0%	$4.79	$5.75	$6.71	$7.67	$8.63	$9.59

  Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed a group of comparable mergers and acquisitions which included seven transactions announced between January 1, 2012 and November 2, 2012 involving nationwide banks and thrifts with target assets greater than $1 billion and non-performing assets to total assets ratio at announcement of less than 3% (excluding merger of equals transactions). The transaction group was composed of the following transactions:

    Cadence Bancorp, LLC/ Encore Bancshares, Inc.
    FirstMerit Corporation/ Citizens Republic Bancorp, Inc.
    Hilltop Holdings Inc./ PlainsCapital Corporation
    Mitsubishi UFJ Financial Group, Inc./ Pacific Capital Bancorp
    NBT Bancorp Inc./ Alliance Financial Corporation
    Prosperity Bancshares, Inc./ American State Financial Corporation
    Tompkins Financial Corporation/ VIST Financial Corp.

        Sandler O'Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months' earnings per share, transaction price to estimated current year earnings per share, tangible book premium to core deposits and transaction price to seller's stock price two days before transaction announcement. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of comparable transaction groups.

	PacWest / First California	Median Nationwide Transactions	Mean Nationwide Transactions
Transaction Value(1) /
Book Value Per Share:	111%	157%	142%
Tangible Book Value Per Share:	170%	206%	180%
Last Twelve Months' Earnings Per Share:	21.1x	19.1x	18.1x
Mean Estimated Current Year Earnings Per Share(2):	20.0x	16.9x	15.7x
Mean Estimated 2013 Earnings Per Share(2):	16.3x	—	—
Mean Estimated 2014 Earnings Per Share(2):	15.1x	—	—
Tangible Book Premium to Core Deposits(3):	7.2%	12.4%	10.3%
First California Stock Price (Nov. 2, 2012):	19.0%	35.9%	43.9%
First California Stock Price Before Announcement of Initial Proposal (May 8, 2012):	42.6%	—	—

(1)
Based on 29,220,271 shares of First California common stock outstanding (as of September 30, 2012) plus 342,164 shares of First California common stock issuable upon conversion of First California Series A Preferred Stock (as of October 31, 2012) less 1,094,231 shares of First California common stock already owned by PacWest plus 293,626 shares of First California common stock reserved for issuance by First California as deal consideration in its acquisition of Premier Service Bank (now terminated); 287,248 First California in-the-money stock options outstanding with a weighted-average strike price of $5.67 per share

(2)
Earnings per share estimates based on mean analyst estimates

(3)
Core Deposit Premium = (Transaction Value - Tangible Common Equity) / (Core Deposits). Excludes Jumbo CDs.

  Pro Forma Results

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on March 31, 2013; (2) aggregate consideration value of $230.8 million, based on PacWest's closing stock price on November 2, 2012 of $22.35; (3) PacWest would be able to achieve cost savings of approximately $31.8 million in the first full year following the merger based on First California's annualized YTD 9/30/12 core noninterest expense base; (4) pretax transaction costs and expenses would total approximately $24.1 million; (5) a core deposit intangible of approximately $14.1 million (amortized straight-line for seven years); (6) pretax opportunity cost of cash of approximately 2.8%; (7) PacWest's future performance was calculated in accordance with publicly available mean analyst earnings estimates for the years ending December 31, 2012 through December 31, 2014 and publicly available estimated long-term earnings growth rate for the years thereafter, as well as projected dividend payments, as discussed with PacWest senior management; (8) First California's future performance was calculated in accordance with publicly available mean analyst earnings estimates for the years ending December 31, 2012 through December 31, 2014 and publicly available estimated long-term earnings growth rate for the years thereafter as discussed with PacWest senior management; and (9) various purchase accounting adjustments, including a mark-to-market adjustment on First California's loan portfolio, securities portfolio, fixed assets, FDIC receivable, other real estate owned, stated maturity deposits, FHLB borrowings and other borrowings as provided by PacWest senior management. The foregoing assumptions were made for solely the purpose of Sandler O'Neill's analysis and none of PacWest, First California or Sandler O'Neill expresses any opinion regarding the reasonableness of such assumptions.

        The analyses indicated that as of a hypothetical closing of March 31, 2013, the merger would maintain PacWest's regulatory capital ratios in excess of the regulatory guidelines for "well capitalized" status. Sandler O'Neill also analyzed the pro forma effects of the merger in two additional cases: (1) assuming that the PacWest average closing price was equal to $20.00 and (2) assuming that the PacWest average closing price was equal to $27.00. Each analysis indicated that for the year ending December 31, 2013, the merger (excluding transaction expenses) would be accretive to PacWest's projected earnings per share and, as of a hypothetical closing of March 31, 2013, the merger would be dilutive to PacWest's tangible book value per share. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

  Sandler O'Neill's Relationship

        Sandler O'Neill issued a fairness opinion to PacWest's board of directors in connection with the merger and received a fee associated with the delivery of its fairness opinion which became payable at the time Sandler O'Neill rendered its fairness opinion. PacWest has also agreed to reimburse Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employee and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

        In the ordinary course of its broker and dealer business, Sandler O'Neill may purchase securities from and sell securities to PacWest and First California and their respective affiliates. Sandler O'Neill may also actively trade the debt securities of PacWest or First California or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. During the past two years, Sandler O'Neill has provided investment banking advisory services to PacWest, for which Sandler O'Neill received customary compensation of approximately $125,000 in the aggregate.

Management and Board of Directors of PacWest After the Merger

        Under the terms of the merger agreement, two individuals will be designated by the board of directors of First California to join the board of directors of PacWest. The designated individuals must be approved by the Compensation, Nominating and Governance Committee of the board of directors of PacWest. PacWest and First California expect to select such individuals shortly prior to the consummation of the transaction.

        The current directors and senior officers of PacWest are currently expected to continue in their current positions. Information about the current PacWest directors and executive officers can be found in the documents listed under the section entitled "Where You Can Find More Information" beginning on page v.

Interests of PacWest Directors and Executive Officers in the Merger

        PacWest's Chairman of the Board, John. M. Eggemeyer, is chief executive officer of Castle Creek Financial, LLC. Pursuant to an agreement, dated May 18, 2011, PacWest retained Castle Creek Financial as its financial advisor and pursuant to the terms of that contract will pay Castle Creek Financial a fee upon the consummation of the merger.

        Castle Creek Financial performed various customary financial advisory services for PacWest in connection with entering into the merger agreement, including assisting PacWest in structuring the financial aspects of the transaction, financial modeling and statistical analysis and assistance in negotiation of the financial terms of the merger agreement. In the event of an acquisition of another financial institution by PacWest for greater than $20 million, the contract under which Castle Creek Financial performs these services provides for a fee of $200,000 plus 0.65% of the amount of the transaction value in excess of $20 million, subject to reduction for certain expenses. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of PacWest. Pursuant to these terms, PacWest currently estimates that Castle Creek Financial will be paid a fee of approximately $1.3 million, or 0.49% of the transaction value, in connection with the merger (based on the current number of shares of First California common stock outstanding and the current stock price of PacWest common stock) and will receive expense reimbursement that is currently expected to be less than $50,000.

Interests of First California Directors and Executive Officers in the Merger

        In considering the recommendation of the First California board of directors with respect to the merger, First California stockholders should be aware that the executive officers and directors of First California have certain interests in the merger that may be different from, or in addition to, the interests of First California stockholders generally. The First California board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that First California stockholders vote to approve the First California Merger proposal. These interests are described in further detail below. Please note that, except as otherwise noted, amounts specified below have been calculated assuming that the merger is consummated on April 1, 2013 and, where applicable, assuming each executive officer experiences a qualifying termination of employment as of April 1, 2013.

Treatment of Outstanding Equity Awards

        Pursuant to the First California's incentive plans and programs, First California equity awards held by its executive officers and directors that are outstanding immediately prior to the closing of the merger will be subject to the following treatment:

        Options.    The merger agreement provides that upon consummation of the merger, each First California stock option then held by each option holder, including each executive officer and director, whether vested or unvested, will be cancelled in exchange for an amount in cash, subject to any required tax withholding, equal to the excess (if any) of $8.00 over the exercise price.

        Restricted Stock.    The merger agreement provides that upon consummation of the merger, each share of First California restricted stock then held by each restricted stock holder, including each executive officer and director, will vest and be converted into the right to receive the merger consideration on the same terms of conversion as First California common stock, subject to any required tax withholding.

  Summary Table

        The following table shows, for each executive officer and each director, as applicable, as of December 6, 2012, assuming merger consideration of $8.00 per share, (i) the number of shares of First California common stock subject to vested options held by him or her, (ii) the cash consideration that he or she will receive for such vested First California stock options upon completion of the merger, (iii) the number of shares of First California common stock subject to unvested First California stock options held by him or her, (iv) the cash consideration that he or she will receive for such First California stock options upon completion of the merger, (v) the number of shares of First California common stock subject to First California restricted stock held by him or her, (vi) the value of the merger consideration that he or she will receive for such First California restricted stock upon completion of the merger, (vii) the total consideration he or she will receive for all unvested First

California equity awards upon completion of the merger, and (viii) the total consideration he or she will receive for all outstanding First California equity awards upon completion of the merger.

Name	Number of Shares Subject to Vested Options (#)	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash-Out Payment for Unvested Options ($)	Number of Shares Subject to Restricted Stock (#)	Value of Merger Consideration for Restricted Stock ($)	Total Consideration for Unvested Equity Awards ($)	Total Consideration for Outstanding Equity Awards ($)
Executive Officers
C. G. Kum	135,904	22,500	41,490	119,184	233,878	1,871,024	1,990,208	2,012,708
President and Chief Executive Officer
Romolo Santarosa	36,952	10,000	16,695	47,614	122,194	977,552	1,025,166	1,035,166
Senior Executive Vice President and Chief Operating Officer/Chief Financial Officer
William Schack,	12,088	22,570	6,392	12,963	81,266	650,128	663,091	685,661
Executive Vice President and Chief Credit Officer
Bradley Brown,	0	0	0	0	40,000	320,000	320,000	320,000
Executive Vice President and Chief Audit Executive/Chief Risk Officer
Gilbert Dalmau	0	0	0	0	13,334	106,672	106,672	106,672
Executive Vice President and Chief Banking Officer
Non-Employee Directors
Richard Aldridge	3,581	0	0	0	6,243	49,944	49,944	49,944
Donald Benson	0	0	0	0	6,243	49,944	49,944	49,944
John Birchfield	3,581	0	0	0	6,243	49,944	49,944	49,944
Joseph Cohen	0	0	0	0	6,243	49,944	49,944	49,944
Robert Gipson	0	0	0	0	6,243	49,944	49,944	49,944
Antoinette Hubenette, M.D.	0	0	0	0	6,243	49,944	49,944	49,944
Thomas Tignino	0	0	0	0	6,243	49,944	49,944	49,944

Change in Control Agreements and Employment Agreement

        First California has entered into change in control agreements with Messrs. Santarosa, Schack, Brown and Dalmau, and has entered into an employment agreement with Mr. Kum containing similar change in control provisions. These agreements provide that upon a termination of employment within 12 months (18 months in the case of Mr. Kum) following a change in control by First California without "cause" or by the executive for "good reason" (each as defined in the agreements), the executive will receive payment of premiums for the continuation of health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and:

  •
  in the case of Mr. Kum, the greater of 2.0 times his then-current salary or 2.99 times his average salary and bonus over the prior five years;

  •
  in the case of Mr. Santarosa, 2.0 times his average salary and bonus over the prior three years; and

  •
  in the case of Messrs. Schack, Brown and Dalmau, 1.5 times the executive's average salary and bonus over the prior three years.

        If the value of the payments and benefits to be received by the executive (whether under these agreements or otherwise) in the context of a change in control would cause him to be subject to excise taxes under Section 4999 of the Internal Revenue Code, the payments will be reduced in an effort to cause there to be no amounts subjected to such taxes, but the amounts will not be reduced by an amount greater than the amount payable under the executive's change in control agreement (or employment agreement, in the case of Mr. Kum).

        The merger will constitute a "change in control" for purposes of the change in control agreements and the employment agreement.

        The following chart reflects the value of payments which would be due to the executive officers under the change in control agreements and the employment agreement. As noted above, these agreements provide that amounts under the agreement will be cut back if excise taxes under Section 4999 would otherwise apply, and the assumed cash amounts payable to Messrs. Kum and Santarosa have been cut back by $2,154,445 and $ 823,254, respectively, with this cutback reflected in the amounts shown below. In addition, no payment of COBRA premiums will be made to Messrs. Kum and Santarosa.

Executive Officer	Value of CIC Agreement and Employment Agreement Payments ($)
C. G. Kum	—
Romolo Santarosa	—
William Schack	485,713
Bradley Brown	367,233
Gilbert Dalmau	502,500

Salary Continuation Agreements

        Each of Mr. Kum and Mr. Santarosa is party to a salary continuation agreement with First California which provides for monthly payments over a period of years (17 in the case of Mr. Kum and 15 for Mr. Santarosa) upon the retirement of the executive from First California at or after age 65. If the executive's employment is terminated within 12 months following a change in control, then the vesting of the benefit and the payment stream commencement date will be accelerated to the month following the change in control.

        The merger will constitute a "change in control" for purposes of the salary continuation agreements.

        The following chart reflects the present value of payments which would be due to the executive officers under their salary continuation agreements:

Executive Officer	Value of Salary Continuation Agreement Payments ($)
C. G. Kum	2,036,227
Romolo Santarosa	1,009,914

Split Dollar Life Insurance Agreements

        Each of Messrs. Kum and Santarosa is party to a split dollar life insurance agreement with First California, pursuant to which they have each designated a beneficiary. Generally, the executive officer would not be able to designate the beneficiary upon a termination of employment (other than due to death) prior to retirement age. Following a change in control, however, the executive officer will generally be entitled upon termination of employment, even if prior to retirement age, to designate a beneficiary with respect to the death proceeds, although no payments or benefits will accelerate.

        The merger will constitute a "change in control" for purposes of the split dollar agreements.

        The following chart reflects the present value of coverage to the executive officers under their split dollar life insurance:

Executive Officer	Present Value of Split Dollar Benefit ($)
C. G. Kum	812,546
Romolo Santarosa	319,496

Director Fees

        Based on the number of meetings and extent of the work performed by the proposal review committee, each member of that committee (as well as all other non-management members of the First California board of directors, given the ongoing and regular participation at each meeting by the non-management directors who were acting as de facto members of that committee) are entitled to receive $14,000 for his or her service, with the chair of the proposal review committee receiving an additional $10,000.

Merger-Related Compensation for First California's Named Executive Officers

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation and benefits that each named executive officer of First California could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming that the merger is consummated on April 1, 2013 and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of April 1, 2013. Please see the section entitled "The Merger—Interests of First California Directors and Executive Officers in the Merger" beginning on page 84 for further information about the applicable compensation and benefits. These estimated amounts are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
C. G. Kum	—	1,990,208	2,036,227	812,546	4,838,981
Romolo Santarosa	—	1,025,166	1,009,914	319,496	2,354,576
William Schack	485,713	663,091	—	22,032	1,170,836
Bradley Brown	367,233	320,000	—	32,072	719,305
Gilbert Dalmau	502,500	106,672	—	32,072	641,244

(1)
Cash.

          Cash amounts reflect severance amounts pursuant to change in control agreements (in the case of Mr. Kum, his employment agreement).

(2)
Equity.

          Represents the value of the aggregate consideration to be paid in respect of unvested First California stock options and unvested First California restricted stock upon consummation of the merger, assuming merger consideration of $8.00 per share, as described in greater detail above in the section entitled "The Merger—Interests of First California Directors and Executive Officers in

  the Merger—Treatment of Outstanding Equity Awards" beginning on page 82 and as quantified in the "Total Consideration for Unvested Equity Awards" column corresponding to each named executive officer's name in the summary table set forth in that section.

(3)
Pension/NQDC.

          Value reflects the present value of payments which would be due to the executive officers under their salary continuation agreements. The present values of the benefits were determined using the Citigroup Pension Discount Curve for October 2012 and 2000 RP Annuitant Male Table projected by Scale AA to 2012, generational thereafter.

(4)
Perquisites/Benefits

          Value reflects:

    •
    Payment of premiums for the continuation of health coverage under COBRA.

    •
    The present value of the coverage to the executive officers under their split dollar life insurance agreements determined using the Citigroup Pension Discount Curve for October 2012 and 2000 RP Annuitant Male Table projected by Scale AA to 2012, generational thereafter.

(5)
Total.

          The following table shows, for each named executive officer, the amounts which are single trigger (i.e., conditioned solely on the occurrence of a change in control) or double trigger (i.e., requiring the occurrence of an additional event). The amounts in the "Single Trigger" column represent the amounts reflected in the Equity column above, while the "Double Trigger" column represents the amounts set forth in the Cash, Pension/NQDC and Perquisites columns above.

Executive Officer	Single Trigger ($)	Double Trigger ($)
C. G. Kum	1,990,208	2,848,773
Romolo Santarosa	1,025,166	1,329,410
William Schack	663,091	507,745
Bradley Brown	320,000	399,305
Gilbert Dalmau	106,672	534,572

Regulatory Approvals Required for the Merger

        Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from the FDIC, the CDFI and the Federal Reserve Board and the expiration of any applicable statutory waiting periods, without certain conditions imposed by any governmental entity as part of a regulatory approval that would reasonably be likely to have material and adverse effects on PacWest and its subsidiaries taken as a whole after giving effect to the merger, which we refer to as a materially burdensome condition. The merger and the bank merger are also subject to the consent of the FDIC to the transfer of the shared-loss agreements between First California and the FDIC without adverse modification or amendment to any such agreements and without payment by or cost to PacWest. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. PacWest and First California have agreed to use their reasonable best efforts to obtain all required regulatory approvals, and PacWest has agreed to take any and all actions necessary to obtain all required regulatory approvals (other than agreeing to any modification to or payment by PacWest in respect of any loss share agreement with the FDIC). PacWest, First California and/or their respective subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

        Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to PacWest after the completion of the merger or will contain a materially burdensome condition.

  Federal Deposit Insurance Corporation.

        The prior approval of the FDIC will be required under Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act, to merge First California Bank with and into Pacific Western Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the banks' effectiveness in combating money-laundering activities and (4) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The FDIC also reviews the performance records of the relevant depository institutions under the Community Reinvestment Act of 1997, which we refer to as CRA, including their CRA ratings. In connection with its review under the Bank Merger Act, the FDIC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

        Transactions approved by the FDIC generally may not be completed until 30 days after the approval of the FDIC is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC does regarding the merger's effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

  California Department of Financial Institutions.

        The prior approval of the CDFI will be required under the California Financial Code to merge First California Bank with and into Pacific Western Bank. In reviewing the merger of First California Bank with Pacific Western Bank, the CDFI will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The CDFI will also take into account the record of performance of the companies and depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The CDFI will take into account CRA ratings when considering approval of the proposed transaction. In considering the merger, the California Financial Code also requires the CDFI to consider whether the proposed transaction is unfair, unjust or inequitable to the bank being acquired or to its depositors, creditors or shareholders.

        PacWest has submitted to the CDFI a request for exemption from Section 1250 of the California Financial Code dealing with acquisition of control of a California-chartered bank or any corporation controlling a California-chartered bank. If the CDFI does not grant an exemption, then PacWest would be required to obtain prior approval for PacWest to acquire First California and First California Bank. In reviewing the application, the CDFI will take into account the same factors and considerations discussed above in the context of the application to the CDFI to merge the banks.

  Federal Reserve Board.

        PacWest is a bank holding company under Section 3 of the BHC Act. The primary regulator of PacWest is the Federal Reserve Board. PacWest will be requesting confirmation from the Federal Reserve that no application is required to the Federal Reserve under Section 3 of the BHC Act for the transactions contemplated by the merger agreement. PacWest expects such confirmation will be obtained, but if that were not the case, PacWest will need to obtain prior approval of the transactions contemplated by the merger agreement from the Federal Reserve. In considering the approval of a transaction such as the merger, the BHC Act requires the Federal Reserve Board to review, with respect to the bank holding companies and the banks concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the CRA, (4) the effectiveness of the companies' and the depository institutions' concerned in combating money laundering activities and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with such a review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

        Additional Regulatory Approvals and Notices.    Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Although PacWest and First California expect to obtain the required regulatory approvals, there can be no assurances as to if or when these regulatory approvals discussed above will be obtained, or the terms and conditions on which the approvals may be granted, or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

Accounting Treatment

        In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (a) the recorded assets and liabilities of PacWest will be carried forward at their recorded amounts, (b) PacWest's historical operating results will be unchanged for the prior periods being reported on and (c) the assets and liabilities of First California will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of PacWest common stock to be issued to former First California stockholders and cash to be paid in lieu of fractional shares and to former option holders, exceeds the fair value of the net assets including identifiable intangibles of First California at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of First California being included in the operating results of PacWest beginning from the date of completion of the merger.

Public Trading Markets

        PacWest common stock is listed on the NASDAQ Global Select Market under the symbol "PACW." First California common stock is listed on the NASDAQ Global Market under the symbol "FCAL." Upon completion of the merger, First California common stock will be delisted from the

NASDAQ Global Market and thereafter will be deregistered under the Exchange Act. The PacWest common stock issuable in the merger will be listed on the NASDAQ Global Select Market.

Exchange of Shares in the Merger

        At or prior to the effective time, PacWest will appoint an exchange agent to handle the exchange of shares of First California common stock for shares of PacWest common stock. As promptly as practicable after the effective time, the exchange agent will send to each holder of record of First California common stock at the effective time who holds shares of First California common stock in certificated form a letter of transmittal and instructions for effecting the exchange of First California common stock certificates for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, a First California stockholder will receive any whole shares of PacWest common stock such holder is entitled to receive based on the exchange ratio and cash in lieu of any fractional shares of PacWest common stock such holder is entitled to receive. After the effective time, First California will not register any transfers of shares of First California common stock.

        Upon consummation of the merger, shares of First California common stock held in book-entry form will be automatically converted into whole shares of PacWest common stock in book-entry form, based on the exchange ratio, and the exchange agent will deliver to holders of book-entry shares cash in lieu of any fractional shares of PacWest common stock such holder is entitled to receive.

        PacWest stockholders need not take any action with respect to their stock certificates or book-entry shares of PacWest common stock.

Certain First California Projected Financial Information

        First California does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, First California is including in this joint proxy statement/prospectus certain projections that were made available to the First California board of directors, the PacWest board of directors and management, KBW and other parties in connection with the evaluation of a potential transaction with First California. The inclusion of this information should not be regarded as an indication that any of First California, PacWest, KBW or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

        The projections are subjective in many respects and reflect numerous judgments, estimates and assumptions that are inherently uncertain in prospective financial information of any kind. The projections were prepared on the basis of First California as a stand-alone entity, assuming only organic growth, and, therefore, do not reflect the effects of any potential acquisitions (except for First California's acquisition of Premier Service Bank, which had been entered into in February 2012, prior to the date of preparation of the projections, and which was included based on the then-current terms of such acquisition although the transaction was later terminated on January 30, 2013) or financings that First California may have undertaken in the future, which would likely cause actual results to differ materially. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. First California stockholders and PacWest stockholders are urged to review the SEC filings of First California for a description of risk factors with respect to the business of First California. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 29 and "Where You Can Find More Information" beginning on page v. The projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.

        Neither Moss Adams LLP nor any other independent accountants have compiled, examined, or performed any audit or other procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Moss Adams LLP contained in First California's Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of First California. It does not extend to the projections and should not be read to do so. Furthermore, the projections do not take into account any circumstances or events occurring after the respective dates on which they were prepared.

        In May 2012, First California's management updated its strategic plan and, based on such updated strategic plan, prepared projections, which were provided in May 2012 to First California's board of directors. These projections were provided during the course of PacWest's due diligence process to PacWest and KBW and other third parties, and KBW used these projections in connection with the preparation of its fairness opinion. The following table presents selected unaudited prospective financial information for the fiscal years ending 2013 through 2017 that was prepared in May 2012:

	As of or For the Year Ended December 31,
	2012	2013	2014	2015	2016	2017
	(In thousands, except per share amounts and percentages)
Total Assets	$2,064,989	$2,213,681	$2,377,159	$2,608,091	$2,817,576	$3,050,697
Total Liabilities	$1,825,567	$1,966,602	$2,121,282	$2,338,588	$2,535,846	$2,752,649
Total Equity	$239,423	$247,079	$255,877	$269,503	$281,730	$298,048
Net Income	$12,515	$17,848	$21,161	$24,279	$29,036	$32,322
Earnings Per Share	$0.38	$0.55	$0.66	$0.77	$0.93	$1.02
Common Dividends Per Share	$0.34	$0.30	$0.37	$0.32	$0.52	$0.48
Tier 1 Leverage Ratio	9.58%	9.72%	9.55%	9.44%	9.21%	9.06%
Tier 1 Common Ratio	10.66%	10.55%	10.45%	10.29%	10.20%	10.11%
Tier 1 Risk Based Ratio	14.75%	14.30%	13.90%	13.37%	13.01%	12.68%
Total Risk Based Ratio	16.47%	15.99%	15.55%	14.98%	14.59%	14.23%
Total Equity / Total Assets	11.59%	11.16%	10.76%	10.33%	10.00%	9.77%
Tangible Equity / Tangible Assets	8.31%	8.21%	8.13%	8.02%	7.94%	7.87%

        In preparing the foregoing projections, First California made a number of assumptions and estimates regarding, among other things, loan growth rates, securities growth rates, deposit growth rates, borrowing growth rates, ratio of loan loss reserves to gross loans, ratio of net charge-offs to gross loans, net interest spread, net interest margin, non-interest income and non-interest expense. In addition, the projections were prepared based on the key assumption that First California would maintain a ratio of tangible common equity to tangible assets of 7.00%, and that First California would pay out any excess cash necessary to achieve such ratio as dividends to its common stockholders. First California management believed these assumptions and estimates were reasonable at the time the projections were prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" beginning on pages 29 and 34, respectively, and in First California's Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this joint proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of First California and/or PacWest and will be beyond the control of the combined company.

        Tangible common equity is a non-GAAP measure that First California believes is useful when comparing banks with preferred stock, due to Capital Purchase Program or Small Business Lending Facility funding, to banks without preferred stock on their balance sheet and for evaluating a company's capital levels. Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders' equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by tangible assets which are total assets less goodwill and other intangible assets, net. This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the projections set forth above. The inclusion of the above projections in this joint proxy statement/prospectus should not be regarded as an indication that First California, PacWest, KBW, or their respective officers, directors and other affiliates consider such information to be an accurate prediction of future results or necessarily achievable. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the projections, whether or not the merger is completed. In addition, the above projections do not give effect to the merger nor do they take into account the effect of any failure of the merger to occur, and should not be viewed as necessarily accurate or continuing in that context. None of First California, PacWest, KBW or their respective officers, directors and other affiliates has made any representations regarding the performance of First California compared to the information included in the above projections.

        First California stockholders and PacWest stockholders are urged to review First California's most recent SEC filings for a description of First California's results of operations and financial condition during 2011, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First California's Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" beginning on page v.

        FIRST CALIFORNIA DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING THE MERGER, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

 Effects of the Merger

        The merger agreement provides for the merger of First California with and into PacWest, with PacWest surviving the merger. The merger agreement provides that the certificate of incorporation and the bylaws of PacWest as in effect immediately prior to the merger will be the certificate of incorporation and bylaws of the surviving company.

        As a result of the merger, there will no longer be any publicly held shares of First California common stock. First California stockholders will only participate in the surviving company's future earnings and potential growth through their ownership of PacWest common stock. All of the other incidents of direct ownership of First California common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from First California, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of PacWest and First California will vest in the surviving company, and all claims, obligations, liabilities, debts and duties of PacWest and First California will become the claims, obligations, liabilities, debts and duties of the surviving company.

Effective Time of the Merger

        The merger agreement provides that the merger will be consummated no later than three business days after the satisfaction or waiver of all the closing conditions, including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of PacWest and First California. The merger will be consummated legally at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the certificate of merger. As of the date of this document, the parties expect that the merger will be effective late in the first quarter of 2013. However, there can be no assurance as to when or if the merger will occur.

        If the merger is not completed by the close of business on August 6, 2013, the merger agreement may be terminated by either First California or PacWest, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

        For a description of the transaction structure, merger consideration and treatment of First California stock options and shares of restricted stock please see the section entitled "The Merger—Terms of the Merger" beginning on page 53.

Covenants and Agreements

        Conduct of Businesses Prior to the Completion of the Merger.    First California has agreed that, prior to the effective time of the merger, it will generally conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business in all material respects, and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships with customers, suppliers, governmental entities and others having business dealings with it. First California and PacWest have agreed to take no action that is intended to or would reasonably be expected to adversely affect or materially delay the receipt of any approvals of any governmental entity required to consummate the merger or the consummation of the merger.

        In addition to the general covenants above, First California has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the prior written consent of PacWest (which may not be unreasonably withheld, conditioned or delayed):

  •
  issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or rights to acquire any shares of its capital stock or permit any additional shares of its capital stock to become subject to new grants of stock options, restricted shares or other equity awards, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, other than shares of stock issuable upon exercise of stock options outstanding as of the date of the merger agreement or upon conversion of preferred stock or issuable upon vesting of restricted shares as specified by First California;

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  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than (1) dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries or (2) dividends on its First California Series C Preferred Stock or on trust preferred securities that are required to be made, declared, paid or set aside for payment by the terms of the First California Series C Preferred Stock or the trust preferred securities);

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  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock (other than (1) repurchases of common stock in the ordinary course of business to satisfy obligations under the employee benefit plans or (2) acquisitions by First California of shares of its common stock in connection with (1) the surrender of shares by holders of First California stock options in order to pay the exercise price of the stock option and any taxes withheld in connection with the exercise of stock options or (2) the surrender of shares of common stock by holders of First California restricted shares in order to pay any taxes withheld in connection with the vesting of such restricted shares);

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  sell, transfer, mortgage, encumber, or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to First California and its subsidiaries taken as a whole;

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  acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), or make any material investment through purchases of stock, securities, assets, business, deposits or properties of any other person;

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  amend the First California certificate of incorporation or the First California bylaws, or similar governing documents of any of its subsidiaries;

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  implement or adopt any change in its accounting principles, practices, methods or systems of internal accounting controls, other than as may be required by GAAP or applicable regulatory accounting requirements as concurred in by First California's independent auditors;

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  revalue in any material respect any of its assets, other than as may be required by GAAP and in the ordinary course of business consistent with past practice;

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  except as required under applicable law, applicable accounting standards or under the terms of any employee benefit plan in effect on the date of the merger agreement and other than the payment immediately prior to the consummation of the merger of pro rata cash bonuses to employees of First California and its subsidiaries based on accrual rates established in the ordinary course of business consistent with past practice, (1) increase in any manner the compensation or benefits of any of the directors, officers or, other than certain specified increases in compensation in the ordinary course consistent with past practice, employees of First California or its subsidiaries, (2) become a party to, establish, materially amend, commence participation in or terminate any compensatory or employee benefit plan, program, policy or agreement, (3) grant or accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any employee benefit plan, (4) enter into any collective bargaining agreement or similar agreement, (5) provide any funding for any rabbi trust or similar arrangement, (6) hire or terminate (other than for cause) the employment of any employee of the First California or its subsidiaries with a base salary in excess of $75,000 or (7) change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

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  settle, waive, compromise, assign, cancel or release any right, claim, action or proceeding, other than for an amount less than or equal to $100,000 individually and $250,000 in the aggregate and that would not impose any restriction on the conduct of its business or, following the consummation of the merger, the business of PacWest and/or its subsidiaries, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting First California's business;

  •
  other than in the ordinary course of business consistent with past practice, (1) incur or guarantee any indebtedness for borrowed money or (2) assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly owned subsidiary of First California) for borrowed money;

  •
  without previously notifying and consulting with PacWest, make or acquire any loan or extension of credit or issue a commitment (or renew or extend an existing commitment), for any individual loan or extension of credit in excess of $1,500,000 or for any loan or extension of credit relationship aggregating in excess of $5,000,000, or amend or modify in any material respect any existing loan or extension of credit relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $5,000,000;

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  enter into, modify, or amend in any material respect or terminate certain specified types of contracts, other than in the ordinary course of business consistent with past practice;

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  make any capital expenditures, other than capital expenditures in the ordinary course of business in amounts not exceeding $100,000 individually or $250,000 in the aggregate;

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  make application for the opening or closing of any, or open or close any, branch or automated banking facility, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

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  except as required by applicable law, regulation or policies imposed by any governmental entity or as requested by a regulatory agency, enter into any new line of business or change in any material respect its lending, investment, underwriting, credit, collateral, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or extensions of credit;

  •
  materially restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered "high risk" securities under applicable regulatory pronouncements, except in each case as required by law or requested by a regulatory agency;

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  take any action that is intended to or would reasonably be likely to result in any of the conditions to the consummation of the merger not being satisfied, or prevent or materially delay the consummation of the merger;

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  except as may be required by law, make, change or revoke any tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amendment with respect to a material tax return, enter into any material closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

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  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

        PacWest has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, it will not, and will not permit any of its subsidiaries to, without the prior written consent of First California (which may not be unreasonably withheld, conditioned or delayed):

  •
  amend the PacWest certificate of incorporation or PacWest bylaws or similar governing documents of any of its subsidiaries in a manner that would adversely affect First California, First California's stockholders or the merger;

  •
  make, declare, pay or set aside for payment any extraordinary dividend on or in respect of, or declare or make any extraordinary distribution on any shares of its stock (which shall not include (1) the declaration and payment by PacWest of regular quarterly dividends, (2) dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries or (3) dividends on trust preferred securities that are required to be made, declared, paid or set aside for payment, as the case may be, by the terms of such trust preferred securities then in effect);

  •
  take any action that is intended to or would reasonably be likely to result in any of the conditions to the consummation of the merger not being satisfied, or prevent or materially delay the consummation of the merger;

  •
  take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of PacWest to obtain any necessary approvals of any regulatory agency or other governmental entity required for the merger or to perform its covenants and agreements under the merger agreement or to consummate the merger;

  •
  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

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  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

        Regulatory Matters.    PacWest and First California have agreed to promptly prepare this joint proxy statement/prospectus and file with the SEC a registration statement on Form S-4, of which this document is a part. PacWest and First California have each agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to complete the merger. PacWest and First California have each agreed to furnish all information concerning themselves, their affiliates and the holders of their capital stock to the other and provide such other assistance and cooperation as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and this joint proxy statement.

        PacWest and First California have each agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the merger and to cooperate with each other in connection with the foregoing. PacWest and First California have each agreed to use their respective reasonable best efforts to (1) obtain all regulatory approvals as promptly as practicable, (2) lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the merger, (3) effect all necessary registrations and filings, if any, (4) obtain any third-party consent or waiver that may be required to be obtained in connection with the merger, including in connection with redeeming the First California Series C Preferred Stock at, or as promptly as practicable following, the effective time of the merger, and (5) fulfill all of the conditions to the obligations of PacWest and First California to consummate the merger contemplated by the merger agreement. PacWest has agreed to, and to cause its subsidiaries to, take any and all actions necessary to obtain all required regulatory approvals (other than agreeing to any modification to or payment by PacWest in respect of any loss share agreement with the FDIC and without a materially burdensome regulatory condition being imposed by any governmental entity).

        Stockholder Approval.    The First California board of directors has resolved to recommend to the First California stockholders that they adopt the merger agreement (subject to certain exceptions if, following the receipt of a Superior Proposal (as defined below), such recommendation would result in a violation of the board's fiduciary duties under Delaware law), and to submit to the First California stockholders the merger agreement, to include the recommendation that First California stockholders adopt the merger agreement in this joint proxy statement/prospectus, and use reasonable best efforts to obtain from its stockholders a vote adopting the merger agreement. First California has an unqualified obligation to submit the merger agreement to its stockholders at its stockholder meeting.

        PacWest's board of directors has resolved to recommend to the PacWest stockholders that they adopt the merger agreement and approve the issuance of shares of PacWest stock, and to submit to the PacWest stockholders the merger agreement, to include the recommendation that PacWest stockholders adopt the merger agreement and the issuance of shares of PacWest stock in this joint proxy statement/prospectus, and use reasonable best efforts to obtain from its stockholders a vote adopting the merger agreement and the issuance of shares of PacWest stock.

        PacWest and First California have each agreed to use their reasonable best efforts to hold their respective stockholder meetings on the same date and as soon as practicable after the date of the merger agreement.

        Bank Merger.    PacWest and First California have agreed that, simultaneously with the merger, First California Bank will merge with and into Pacific Western Bank, with Pacific Western Bank as the surviving entity. The bank merger will become effective simultaneously with the effective time of the merger.

        NASDAQ Listing.    PacWest has agreed to use its reasonable best efforts to cause the shares of PacWest common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

  Employee Matters.

        PacWest has agreed to give First California employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the closing for such First California employee's service with First California to the same extent recognized by the First California immediately prior to the closing, other than (1) for benefit accrual purposes under any defined benefit pension plan, (2) for purposes of any retiree medical plan, (3) as would result in the duplication of benefits for the same period of service or (4) for any newly established plan of PacWest for which similarly situated employees of PacWest do not receive past service credit.

        PacWest has agreed to use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the First California employees under any welfare benefit plans that such employees may be eligible to participate in after the closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the closing under any welfare plan maintained for the First California employees immediately prior to the closing, and provide each First California employee with credit for any co-payments and deductibles paid in the plan year in which the closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the closing.

        For a period of one year following the closing, PacWest has agreed to provide to the First California employees base compensation and target incentive compensation opportunities, in each case, that are no less favorable than those provided to such employees immediately prior to the closing and benefits that are no less favorable in the aggregate than the benefits provided by PacWest to similarly situated employees of PacWest.

        For a period of one year following the closing, PacWest has agreed to provide severance payments and benefits to the First California employees who are terminated other than for cause, which severance payments may be no less favorable than the greater of the severance payments and benefits based on the Company's current policies and the severance payments and benefits provided by PacWest to similarly situated employees of PacWest, provided that PacWest may condition such payments and benefits upon execution by the employee of a commercially standard release of claims.

        For a period of six months following the closing, PacWest has agreed to provide to First California employees whose employment is terminated during such period under circumstances entitling the employee to severance benefits and outplacement services appropriate to the employee's position, as determined in reasonable good faith by PacWest based upon market practice.

        PacWest has agreed to assume and honor the obligations of First California under all employment, severance, consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms. PacWest has acknowledged that the merger will constitute a "change in control" under certain First California benefit plans.

        Indemnification and Directors' and Officers' Insurance.    From and after the effective time of the merger, PacWest has agreed to indemnify and hold harmless each present and former director, officer, trustee, fiduciary, employee and agent of First California and its subsidiaries from any costs or expenses, judgments, fines, losses, claims damages or liabilities arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable law. PacWest has agreed to provide directors' and officers' liability insurance and fiduciary insurance covering the present and former officers and directors of First California or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring on or before the effective time, including the merger, for a period of six years following the effective time. The insurance is generally required to contain terms and conditions that are not less advantageous than the current coverage provided by First California, except that PacWest is not required to incur annual premium expense in the aggregate greater than 250% of the annual premiums currently paid by First California for such insurance. PacWest or First California (with the consent of PacWest), prior to the completion of the merger and in lieu of the foregoing, may purchase and pay for a tail policy for such insurance on the terms described in this paragraph, for an aggregate price of no greater than 325% of the annual premiums currently paid by First California for such insurance.

        No Solicitation and Change in Recommendation.    The merger agreement precludes First California and its subsidiaries and their respective directors, officers, employees, advisors and agents from directly or indirectly, (1) soliciting, initiating or knowingly encouraging any Acquisition Proposal (as defined below), (2) entering into, or otherwise participating in any discussions or negotiations regarding any Acquisition Proposal, (3) entering into any agreement regarding any Acquisition Proposal, (4) furnishing to any person any information concerning First California, or any access to the properties, books and records of First California and its subsidiaries, in connection with any Acquisition Proposal, or (5) publicly announcing an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an Acquisition Proposal.

        However, if at any time prior to obtaining the approval of the stockholders of First California to adopt the merger agreement, First California or its subsidiaries or their respective directors, officers, employees, advisors and agents receives a bona fide, unsolicited written Acquisition Proposal, First California, its board of directors and their respective representatives may engage in negotiations and discussions with any person making such Acquisition Proposal and its representatives if, and only if, First California's board of directors determines in good faith, after consultation with the First California's outside legal and financial advisors, that (1) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (2) the failure of the First California board of directors to enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the stockholders of First California under applicable law.

        Prior to furnishing any material nonpublic information to a person who has made an Acquisition Proposal, First California must receive from such person an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between PacWest and First California is on PacWest (excluding the "standstill" provisions thereof). In addition, First California must promptly, and in any event within one business day, (1) notify PacWest in writing of the receipt of such Acquisition Proposal or any request for nonpublic information or access to books and records relating to First California or its subsidiaries by any person that has made, or to First California's knowledge may be considering making, an Acquisition Proposal and (2) communicate the material terms of such Acquisition Proposal to PacWest.

        The merger agreement precludes First California and its board of directors from (1) withdrawing, modifying or qualifying, or publicly proposing to withdraw, modify or qualify, in a manner adverse to PacWest, the recommendation that First California stockholders vote to adopt the merger agreement, (2) approving or recommending, or publicly proposing to approve or recommend, to the stockholders of the First California any Acquisition Proposal or (3) authorizing, approving, recommending or declaring advisable, or proposing to adopt, approve, recommend or declare advisable, or allow First California or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement in accordance with the limitations described above).

        Prior to its stockholders adopting the merger agreement, First California may change its recommendation that its stockholders vote in favor of adopting the merger agreement if (1) First California has complied with the obligations described herein, (2) the First California board of directors receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn and (3) the First California board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (as defined below).

        In addition, First California may only change its recommendation to stockholders if: (1) the First California board of directors determines in good faith, after consultation with its outside legal counsel, that the failure of the First California board of directors to take such action would reasonably be expected to be a violation of its fiduciary duties to the stockholders of First California under applicable law; (2) First California provides PacWest prior written notice at least three business days prior to taking such action, which notice shall state that the First California board of directors has received a Superior Proposal and, absent any revision to the terms and conditions of the merger agreement, the First California board of directors has resolved to change its recommendation to stockholders to vote to adopt the merger agreement, which notice must specify the basis for the change of recommendation or termination, including the material terms of the Superior Proposal; (3) during such three business day period, First California negotiates in good faith with PacWest to enable PacWest to make an offer that is at least as favorable to the stockholders of First California so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (4) at the end of such three business day period, the First California board of directors, after taking into account any modifications to the terms of the merger agreement and the merger agreed to by Parent after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal. The merger agreement provides that any amendment or modification to the financial or other material terms of such Acquisition Proposal will constitute a new Acquisition Proposal giving rise to a new three business day response period for PacWest, consequently extending the periods referenced above.

        Nothing in the merger agreement will prohibit First California from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing to its stockholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act, provided that any disclosure under Rule 14e-2(a)(1) will be deemed to be a change of recommendation unless the First California board of directors expressly and concurrently reaffirms its recommendation that First California stockholders vote for First California to adopt the merger agreement.

  •
  As used in the merger agreement, "Acquisition Proposal" means any proposal or offer from any person relating to, or that is reasonably expected to lead to, (1) any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of any assets or businesses of First California and its subsidiaries that constitute 25% or more of First California's consolidated assets, (2) any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of beneficial ownership of 25% or more of the total outstanding voting securities of First California pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, or (3) a merger, share exchange, consolidation or other business combination involving First California or First California Bank, other than the merger or the bank merger.

  •
  As used in the merger agreement, "Superior Proposal" means a bona fide written Acquisition Proposal (with such percentages set forth in the definition of that term changed from 25% to 100%) that (1) the First California board of directors determines in good faith, (2) after consultation with the Company's outside legal counsel and independent financial advisors, (3) taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, and (4) taking into account any revisions to the merger agreement made or proposed by PacWest with respect to each of the foregoing, would, if consummated, result in a transaction that is more favorable to the holders of First California common stock from a financial point of view than the terms of the merger agreement.

Representations and Warranties

        The merger agreement contains representations and warranties made by First California to PacWest relating to a number of matters, including the following:

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  corporate organization, qualification to do business, good standing, corporate power, and subsidiaries;

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  capitalization;

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  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

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  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

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  required regulatory consents necessary in connection with the merger;

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  existing or contemplated agreements, orders, memoranda of understanding or similar communications with regulators or other government entities;

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  proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

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  conformity with U.S. GAAP and SEC requirements of First California's financial statements filed with the SEC and the absence of undisclosed liabilities;

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  absence of certain changes or events since June 30, 2012;

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  compliance with applicable law;

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  legal proceedings;

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  taxes and tax returns;

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  employee compensation and benefits matters;

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  labor matters;

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  certain specified contracts;

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  intellectual property;

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  insurance;

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  affiliate transactions;

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  opinion from financial advisor;

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  broker's fees payable in connection with the merger;

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  accuracy of First California information provided in this joint proxy statement/prospectus;

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  loans;

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  derivative transactions;

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  allowance for loan losses;

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  title to securities held by First California and its subsidiaries;

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  title to property;

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  environmental liability; and

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  inapplicability of takeover laws.

        The merger agreement also contains representations and warranties made by PacWest to First California relating to a number of matters, including the following:

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  corporate organization, qualification to do business, standing and power, and subsidiaries;

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  capitalization;

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  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

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  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

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  required regulatory consents necessary in connection with the merger;

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  existing or contemplated agreements, orders, memoranda of understanding or similar communications with regulators or other government entities;

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  proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

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  the conformity with GAAP and SEC requirements of PacWest's financial statements filed with the SEC and the absence of undisclosed liabilities;

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  the absence of a material adverse effect since June 30, 2012;

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  compliance with applicable law;

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  legal proceedings,

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  taxes and tax returns;

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  employee benefits and compensation matters;

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  labor matters;

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  contracts;

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  intellectual property;

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  insurance;

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  affiliate transactions;

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  broker's fees payable in connection with the merger;

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  accuracy of PacWest information provided in this joint proxy statement/prospectus;

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  loans;

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  derivative transactions;

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  allowance for loan losses;

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  title to securities held by PacWest and its subsidiaries;

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  title to property;

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  environmental liability;

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  available funds to complete the merger; and

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  ownership of First California shares and agreements in respect of First California shares.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect" with respect to PacWest or First California, as the case may be, means any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (1) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such party and its subsidiaries taken as a whole or (2) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement However, a material adverse effect will not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of, relating to or resulting from:

  •
  changes after the date of the merger agreement in GAAP or regulatory accounting requirements or published interpretations thereof,

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  changes after the date of the merger agreement in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate or changes to published interpretations thereof by governmental entities,

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  changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its subsidiaries operate,

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  changes after the date of the merger agreement in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally,

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  failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof except to the extent separately excluded in the definition of material adverse effect, or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including any underlying causes thereof except to the extent separately excluded in the definition of material adverse effect,

  •
  the public disclosure of the merger agreement or the transactions contemplated thereby, including the impact thereof on relationships with customers and employees,

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  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or

  •
  actions or omissions taken with the prior written consent of the other party hereto or expressly required by the terms of the merger agreement;

except, with respect to the first, second, third, fourth, and seventh bullets above, to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

        The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page 107, if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of PacWest or First California, or otherwise under the merger agreement, unless PacWest or First California willfully breached the merger agreement or committed fraud.

Conditions to the Merger

        Conditions to Each Party's Obligations.    The respective obligations of each of PacWest and First California to complete the merger are subject to the satisfaction of the following conditions:

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  receipt of the requisite approval of the First California stockholders on the merger agreement and of the PacWest stockholders on the merger agreement and the issuance of PacWest common stock to First California stockholders in connection with the merger;

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  the absence of any statute, rule, regulation, judgment, decree, injunction or other order that would prohibit or make illegal the completion of the merger;

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  the receipt of all regulatory approvals required from the Federal Reserve Board, the FDIC and the CDFI, in each case required to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, and the consent of the FDIC to the transfer of the shared-loss agreements between First California and the FDIC having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired; and, in the case of the obligation of PacWest, (1) without any such item containing or having resulted in, or reasonably being expected to result in, the imposition of a condition that would reasonably be likely to have a material and adverse effect on PacWest and (2) the transfer of the shared-loss agreements of First California being without adverse modification or amendment to any such agreements and being without payment by or cost to PacWest, First California or their affiliates;

  •
  the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; and

  •
  approval for the listing on the NASDAQ Global Select Market of the PacWest common stock to be issued in the merger, subject to official notice of issuance.

        Conditions to Obligations of PacWest.    The obligation of PacWest to complete the merger is also subject to the satisfaction or waiver by PacWest, of the following conditions:

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  the accuracy of the representations and warranties of First California as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on First California;

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  performance in all material respects by First California of the obligations required to be performed by it at or prior to the effective time; and

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  receipt by PacWest of an opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

        Conditions to Obligations of First California.    The obligation of First California to complete the merger is also subject to the satisfaction or waiver by First California of the following conditions:

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  the accuracy of the representations and warranties of PacWest as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on PacWest;

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  performance in all material respects by PacWest of the obligations required to be performed by it at or prior to the effective time; and

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  receipt by First California of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

Termination; Termination Fee

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by First California stockholders and the adoption of the merger agreement and approval of the stock issuance by PacWest stockholders:

  •
  by mutual written consent of PacWest and First California;

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  by either PacWest or First California, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable injunction or decree permanently enjoining or otherwise prohibiting or making illegal the closing of the merger (provided that the terminating party has used its reasonable best efforts to contest, appeal and remove such order, decree or ruling);

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  by either PacWest or First California, if the merger has not closed by the close of business on August 6, 2013, unless the failure to close by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

  •
  by either PacWest or First California, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured before the earlier of August 6, 2013 and 30 days following written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

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  by either PacWest or First California, if (1) the First California stockholders have not adopted the merger agreement at the First California special meeting (including any adjournment or postponement thereof), or (2) the PacWest stockholders have not adopted the merger agreement and approved the issuance of PacWest common stock to the stockholders of First California in connection with the merger at the PacWest special meeting (including any adjournment or postponement thereof); or

  •
  by PacWest, if, the First California board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or discloses an intention to do so), or recommends to its stockholders an Acquisition Proposal other than the merger agreement, or (2) materially breaches its obligation to call a stockholder meeting, to prepare and mail to its stockholders this joint proxy statement/prospectus, to include in this joint proxy statement/prospectus its recommendation that its stockholders vote in favor of the adoption of the merger agreement, or to refrain from soliciting alternative acquisition proposals.

        First California must pay PacWest a termination fee of $10 million in the following circumstances:

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  PacWest terminates the merger agreement because the First California board of directors (1) has submitted the merger agreement to its stockholders without a recommendation for approval, or otherwise withdrew or materially and adversely modified (or disclosed such intention) its recommendation for approval, or recommended to its stockholders an Acquisition Proposal other than the merger agreement, or (2) materially breached its obligation to call a stockholder meeting, to prepare and mail its stockholders this joint proxy statement/prospectus, to include in this joint proxy statement/prospectus its recommendation that its stockholders vote in favor of the adoption of the merger agreement, or to refrain from soliciting alternative proposals; or

  •
  (1) any person has made an Acquisition Proposal that has been publicly disclosed and not withdrawn; (2) thereafter the merger agreement is terminated (a) by either party because the merger was not consummated on or before August 6, 2013 (but only if at such date First California has failed to hold its stockholder meeting and PacWest stockholders have approved the PacWest Merger proposal), (b) by either party because First California stockholders did not vote to adopt the merger agreement, or (c) by PacWest because First California has breached the merger agreement in such a way as would prevent certain closing conditions from being obtained and would give PacWest the right to terminate the merger agreement; and (3) within 15 months after the termination of the merger agreement, any definitive agreement with respect to an Acquisition Proposal is entered into (except that for purposes of the foregoing, the term "Acquisition Proposal" has the meaning assigned to such term elsewhere in this joint proxy statement/prospectus, with the references to "25%" in such definition deemed to be references to "50%").

        PacWest must pay First California a termination fee of $5 million within two business days in certain circumstances, including following the termination of the merger agreement by either PacWest or First California in the event that PacWest stockholders fail to approve the adoption of the merger agreement and the issuance of PacWest common stock to the stockholders of First California in connection with the merger.

Effect of Termination

        If the merger agreement is validly terminated, the agreement will become void and have no effect without any liability on the part of PacWest or First California unless either party willfully breaches the merger agreement or commits fraud. However, the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fee, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

Amendments, Extensions and Waivers

        The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the First California Merger proposal by the First California stockholders, in writing signed on behalf of each of the parties, except that after any approval of the transactions contemplated by the merger agreement by the First California stockholders, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

        At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or (3) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Stock Market Listing

        PacWest has agreed to apply to have the shares of PacWest common stock to be issued in the merger approved for listing on the NASDAQ Global Select Market, which is the principal trading market for existing shares of PacWest common stock. It is a condition to both parties' obligation to complete the merger that such approval is obtained, subject to official notice of issuance. As promptly as reasonably practicable following completion of the merger, First California common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act.

Fees and Expenses

        Except with respect to (1) costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by PacWest and First California and (2) the termination fee, as described elsewhere in this joint proxy statement/prospectus, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Voting and Support Agreements

        PacWest and First California Directors.    In connection with entering into the merger agreement, PacWest and First California entered into a voting and support agreement with each of the directors of First California and a voting and support agreement with each of the directors of PacWest, which we refer to collectively as the voting and support agreements. The following summary of the voting and support agreements is subject to, and qualified in its entirety by reference to, the full text of the voting and support agreements attached as Appendix B and Appendix C, respectively.

        Pursuant to the voting and support agreements, each director, in its capacity as a stockholder of PacWest or First California, as applicable, agreed to vote his, her or its shares of PacWest or First California common stock (as applicable):

  •
  in favor of the merger agreement;

  •
  in favor of any proposal to adjourn or postpone the PacWest or First California stockholder meeting, as applicable, to a later date if there are not sufficient votes to adopt the merger agreement;

  •
  against any action or agreement that would impair the ability of PacWest to complete the merger, the ability of First California to complete the merger, or would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the merger agreement; and

  •
  against any proposal that relates to an Acquisition Proposal, other than the transactions contemplated by the merger agreement.

        The voting and support agreements provide that each stockholder party will not, subject to certain exceptions, with respect to any shares of PacWest common stock or First California common stock, as applicable, owned by such stockholder:

  •
  sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily any such shares;

  •
  enter into any swap or other arrangements that transfer to another, in whole or in part, any of the economic consequences of ownership of any such shares; and

  •
  enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of, or otherwise convey or dispose of, any such shares, or any interest therein, including the right to vote any such shares.

        The voting and support agreements will terminate upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

        First California Series A Preferred Stockholders.    In connection with entering into the merger agreement, PacWest and First California entered into a voting and support agreement with each of the holders of the First California Series A Preferred Stock of First California, which we refer to as the Series A voting and support agreement. The following summary of the Series A voting and support agreement is subject to, and qualified in its entirety by reference to, the full text of the Series A voting and support agreement, which is attached as Appendix D.

        Pursuant to the Series A voting and support agreement, each holder of First California Series A Preferred Stock of First California has agreed to vote their shares of PacWest or First California common stock (as applicable) in substantially the same manner as the stockholder parties under the voting and support agreements. The Series A voting and support agreement also contains substantially similar restrictions to the voting and support agreements with respect to any sales, transfers, assignments, tenders, pledges, encumbrances, hypothecations or similar disposals of First California Series A Preferred Stock.

        The Series A voting and support agreement requires the holders of the First California Series A Preferred Stock to convert their shares of First California Series A Preferred Stock into shares of common stock of First California no later than ten business days prior to the closing of the merger.

        As of the record date, the stockholders that are party to the voting and support agreements and the Series A voting and support agreement beneficially own an aggregate of approximately 6,460,426 outstanding shares of First California common stock, which represent approximately 22% of the shares of First California common stock entitled to vote at the special meeting (in each case, after giving effect to the issuance of First California common stock upon conversion of the First California Series A Preferred Stock). As of the record date, the stockholders that are party to the voting and support agreements beneficially own an aggregate of approximately 1,035,191 outstanding shares of PacWest common stock, which represent approximately 3% of the shares of PacWest common stock entitled to vote at the special meeting.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement:
Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function as Public Disclosures

        The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about PacWest, First California or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by PacWest and First California only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by PacWest and First California in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Stockholders of First California and PacWest are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by PacWest or First California. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this joint proxy/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of PacWest or First California.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of PacWest or First California or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" beginning on page v.

 LITIGATION RELATED TO THE MERGER

        On November 20, 2012, a purported stockholder of First California filed a lawsuit in connection with the merger. Captioned Paul Githens v. C.G. Kum, et al., Case No. BC496018, the suit was filed in the Superior Court of the State of California, Los Angeles County, against First California, its directors, and PacWest. It is brought as a putative class action and alleges that First California's directors breached certain alleged fiduciary duties to First California's stockholders by approving the merger agreement pursuant to an allegedly unfair process and at an allegedly unfair price. It alleges that PacWest aided and abetted those breaches. The suit seeks, among other things, to enjoin consummation of the merger. On January 24, 2013, the plaintiff filed an amended complaint, adding claims that the defendants failed to disclose material information in connection with the merger. At this stage, it is not possible to predict the outcome of the proceedings and their impact on First California or PacWest.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        This section describes the material United States federal income tax consequences of the merger to U.S. holders of First California common stock who exchange shares of First California common stock for shares of PacWest common stock.

        For purposes of this discussion, a U.S. holder is a beneficial owner of First California common stock who for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

  •
  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds First California common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding First California common stock, you should consult your tax advisor.

        This discussion addresses only those First California stockholders that hold their First California common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular First California stockholders in light of their individual circumstances or to First California stockholders that are subject to special rules, such as:

  •
  financial institutions;

  •
  investors in pass-through entities;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold First California common stock as part of a straddle, hedge, constructive sale or conversion transaction;

  •
  certain expatriates or persons that have a functional currency other than the U.S. dollar;

  •
  persons who are not U.S. holders; and

  •
  stockholders who acquired their shares of First California common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

        PacWest and First California have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of PacWest to complete the merger is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen and Katz, counsel to PacWest, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of First California to complete the merger is conditioned upon the receipt of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to First California, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion to PacWest and First California, respectively, to the same effect as the opinions described above. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by PacWest and First California. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. PacWest and First California have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each First California stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

        Tax Consequences of the Merger Generally to Holders of First California Common Stock.    Accordingly, based on the opinions delivered in connection herewith:

  •
  no gain or loss will be recognized by U.S. holders upon the exchange of shares of First California common stock for shares of PacWest common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in PacWest common stock, as discussed below under "Cash Received Instead of a Fractional Share of PacWest Common Stock");

  •
  the aggregate basis of the PacWest common stock received in the merger (including any fractional share of PacWest common stock deemed received and sold for cash, as discussed below under "Cash Received Instead of a Fractional Share of PacWest Common Stock") will be the same as the aggregate basis of the First California common stock surrendered; and

  •
  the holding period of PacWest common stock received in the merger (including any fractional share of PacWest common stock deemed received and sold for cash, as discussed below under "Cash Received Instead of a Fractional Share of PacWest Common Stock") will include the holding period of the First California common stock surrendered.

        If U.S. holders of First California common stock acquired different blocks of shares of First California common stock at different times or at different prices, such holders' basis and holding period in their shares of PacWest common stock may be determined with reference to each block of First California common stock. Any such holders should consult their tax advisors regarding the manner in which PacWest common stock received in the exchange should be allocated among different blocks of First California common stock and with respect to identifying the bases or holding periods of the particular shares of PacWest common stock received in the merger.

        Cash Received Instead of a Fractional Share of PacWest Common Stock.    A holder of First California common stock who receives cash instead of a fractional share of PacWest common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of PacWest common stock for cash. As a result, a holder of First California common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares (including the holding period for the shares of First California common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

 UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma combined condensed consolidated financial statements are based on the separate historical financial statements of PacWest and First California after giving effect to the PacWest 2012 acquisitions (as defined below), the merger and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements. The unaudited pro forma combined condensed consolidated balance sheet as of September 30, 2012 is presented as if the merger had occurred on September 30, 2012. The unaudited pro forma combined condensed consolidated statements of earnings for the year ended December 31, 2011 and the nine months ended September 30, 2012 are presented as if the merger and the PacWest 2012 acquisitions had occurred on January 1, 2011. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and the PacWest 2012 acquisitions and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

        Pacific Western Bank, a wholly-owned subsidiary of PacWest, purchased Marquette Equipment Finance on January 3, 2012, Celtic Capital Corporation on April 3, 2012, and American Perspective Bank on August 1, 2012, which we refer to all together as the PacWest 2012 acquisitions.

        The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. PacWest is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of First California to conform to the presentation in PacWest's financial statements.

        A final determination of the acquisition consideration and fair values of First California's assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of First California that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial statements presented below and could result in a material change in amortization of acquired intangible assets.

        In connection with the plan to integrate the operations of PacWest and First California following the completion of the merger, PacWest anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, will be incurred. PacWest is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges will affect the results of operations of PacWest and First California, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated statements of earnings do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma combined condensed consolidated statements of earnings were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. However, the unaudited pro forma combined condensed consolidated balance sheet reflects the payment of merger costs specified therein as a reduction in cash and pro forma shareholders' equity.

        PacWest concluded that since First California's electronic payments systems operation, which we refer to as the EPS operation, is not suited to PacWest's commercial banking business model, PacWest will proceed to exit the EPS operation upon completion of the acquisition. Accordingly, the pro forma combined condensed consolidated financial statements reflect adjustments to eliminate the historical operating results of the EPS operation.

        The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

  •
  changes in the trading price for PacWest's common stock;

  •
  net cash used or generated in First California's operations between the signing of the merger agreement and completion of the merger;

  •
  changes in the fair values of First California's assets and liabilities;

  •
  other changes in First California's net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

  •
  changes in the financial results of the combined company, which could change the future discounted cash flow projections.

        The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with:

  •
  the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements;

  •
  PacWest's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2011, included in PacWest's Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein;

  •
  First California's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2011, included in First California's Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein;

  •
  PacWest's separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and nine months ended September 30, 2012 included in PacWest's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, incorporated by reference herein;

  •
  First California's separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and nine months ended September 30, 2012, included in First California's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, incorporated by reference herein; and

  •
  other information pertaining to PacWest and First California contained in or incorporated by reference into this joint proxy statement/prospectus. Please see the sections entitled "Selected Historical Consolidated Financial Data for PacWest" and "Selected Historical Consolidated Financial Data for First California" beginning on pages 20 and 23, respectively.

 Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
September 30, 2012
(Dollars in Thousands)

Assets:	PacWest Historical	First California Historical	Pro Forma Adjustments(1)		Cash Paid for Merger Costs and Redemption of Preferred Equity(2)	PacWest and First California Pro Forma Combined
Cash and cash equivalents	$160,406	$76,482	$—		$(41,260)	$195,628

Investment securities	1,398,134	549,373	(7,616)	(a)	—	1,939,891

Non-covered loans and leases, net of unearned income	3,050,891	1,067,881	(61,129)	(b)	—	4,057,643
Allowance for loan and lease losses, non-covered	(69,142)	(18,239)	18,239	(b)	—	(69,142)

Total non-covered loans and leases, net	2,981,749	1,049,642	(42,890)	(b)	—	3,988,501

Covered loans	567,396	106,144	—		—	673,540

Premises and equipment, net	18,064	18,184	—		—	36,248
OREO	63,707	20,419	—		—	84,126
Intangible assets	95,491	72,925	63,629	(c)	—	232,045
FDIC loss sharing asset	72,640	50,471	(17,040)	(d)	—	106,071
Other	180,915	47,164	27,622	(e)	—	255,701

Total assets	$5,538,502	$1,990,804	$23,705		$(41,260)	$7,511,751

Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing	$2,006,996	$675,488	$(300,558)	(f)	$—	$2,381,926
Interest-bearing	2,780,352	924,404	1,410	(g)	—	3,706,166

Total deposits	4,787,348	1,599,892	(299,148)		—	6,088,092
Borrowings	17,996	114,583	306,053	(h)	—	438,632
Subordinated debentures	108,250	26,805	—		—	135,055
Other liabilities	40,822	12,961	2,000	(i)	—	55,783

Total liabilities	4,954,416	1,754,241	8,905		—	6,717,562

Preferred equity	—	26,000	(1,000)	(j)	(25,000)	—
Common equity	584,086	210,563	15,800	(j)	(16,260)	794,189

Total shareholders' equity	584,086	236,563	14,800	(j)	(41,260)	794,189

Total liabilities and shareholders' equity	$5,538,502	$1,990,804	$23,705		$(41,260)	$7,511,751

Notes:

(1) (2)    See accompanying "Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet Adjustments."

Unaudited Pro Forma Combined Condensed Combined Balance Sheet Adjustments

(1)
Pro Forma Adjustments: The pro forma fair value adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document. A summary of the pro forma adjustments follows:

(a)
Investment securities: Represents the elimination of PacWest's investment in First California common stock.

(b)
Loans: The adjustment to non-covered loans represents an acquisition discount related to liquidity, interest, and credit risk. The acquisition discount will be accreted to interest income on loans over the remaining life of the loan portfolio. The First California historical allowance for loan losses is eliminated in acquisition accounting. The carrying value of covered loans approximates their estimated fair value.

  (c)
  Intangible assets: The adjustment to intangible assets represents (dollars in thousands):

Elimination of First California's historical intangibles	$(12,205)
Elimination of First California's historical goodwill	(60,720)

Historical intangibles eliminated	(72,925)
Establishment of core deposit intangible	13,522
Establishment of goodwill	123,032

$63,629

    This core deposit intangible asset will be amortized to expense over the estimated life of the deposits acquired using an accelerated method. Goodwill will be evaluated for impairment on a periodic basis.

  (d)
  FDIC loss sharing asset: The adjustment represents the reduction in the amortized-cost carrying value to the discounted amount of estimated covered asset losses to be collected from the FDIC.

  (e)
  Other assets: The adjustment represents (dollars in thousands):

Write-off of First California's assets that will have limited value to the combined company after the acquisition date, including prepaid items, equity investments with no readily determinable market values, and other miscellaneous receivables related to exiting the EPS operation	$(3,330)
Establishment of deferred tax asset on the basis differences of the assets acquired and liabilities assumed	29,466
Elimination of PacWest's deferred tax liability on the unrealized gain on its investment in First California common stock	1,486

$27,622

    Further income tax adjustments may be made as more information becomes available and analyses are finalized in order to complete final tax returns.

  (f)
  Noninterest bearing deposits: The adjustment assumes the withdrawal and payment of the EPS operation's demand deposits.

  (g)
  Interest bearing deposits: The adjustment reflects a premium on certain time deposits whose interest rates are above market. This estimated premium will be amortized to interest expense over the remaining contractual life of such deposits.

  (h)
  Borrowings: The adjustment reflects (dollars in thousands):

Discount on First California's fixed-rate borrowings and repurchase agreements	$(5,495)
Overnight FHLB borrowings to fund withdrawal and payment of the EPS operation's demand deposits	(300,558)

$(306,053)

  (i)
  Other liabilities: The adjustment represents accruals made or to be made at the time the acquisition is consummated to reflect contingent liabilities and miscellaneous items, including estimated costs associated with outstanding claims and litigation associated therewith in excess of applicable insurance coverage.

  (j)
  Stockholders' equity: The adjustment is composed of the following (dollars in thousands, except the per share reference):

Total transaction consideration at $8.00 per share of First California common stock plus $670 in cash for in-the-money First California stock options	$232,493
Less cost basis of First California common shares owned by PacWest	(4,078)

Value of PacWest common stock to be issued	228,415
Less:
First California common equity	(210,563)
PacWest's unrealized gain on First California common stock owned	(2,052)

Net increase common equity	15,800
Conversion of preferred equity into common equity	(1,000)

Net increase in total stockholders' equity	$14,800

(2)
Cash Paid for Merger Costs and Redemption of Preferred Equity: Represents the amount of cash used in the payment of the estimated merger costs, including transaction expenses, cash paid in lieu of fractional shares and cash payments to holders of First California stock options, and the redemption of the Series C Preferred Stock.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings
Nine Months Ended September 30, 2012
(In thousands, except per share amounts)

	PacWest Historical	PacWest 2012 Acquisitions(1)	PacWest Pro Forma	First California Historical	Pro Forma Adjustments(2)		PacWest and First California Pro Forma Combined
Interest income:
Loans and leases	$194,775	$10,272	$205,047	$52,346	$3,204	(a)	260,597
Deposits in financial institutions	154	2	156	154	—		310
Investment securities	27,484	395	27,879	5,301	—		33,180

Total interest income	222,413	10,669	233,082	57,801	3,204		294,087

Interest expense:
Deposits	10,232	853	11,085	4,028	(531)	(b)	14,582
Borrowings	2,428	207	2,635	2,739	(899)	(c)	4,475
Subordinated debentures	2,889	—	2,889	628	—		3,517

Total interest expense	15,549	1,060	16,609	7,395	(1,430)		22,574

Net interest income	206,864	9,609	216,473	50,406	4,634		271,513
Provision for credit losses	(8,486)	632	(7,854)	1,500	—		(6,354)

Net interest income after provision for credit losses	215,350	8,977	224,327	48,906	4,634		277,867

Noninterest income:
Service charges, commissions and fees	15,890	33	15,923	2,335	—		18,258
Net gain on sales of loans and leases	1,525	463	1,988	274	—		2,262
Net gain on sales of securities	—	—	—	1,104	—		1,104
Other-than-temporary impairment loss on securities	(1,115)	—	(1,115)	(477)	—		(1,592)
FDIC loss sharing income	(4,048)	—	(4,048)	131	—		(3,917)
Gain on acquisitions
Other income	1,563	58	1,621	4,557	(4,172)	(d)	2,006

Total noninterest income	13,815	554	14,369	7,924	(4,172)		18,121

Noninterest expense:
Compensation	71,698	3,093	74,791	21,254	(1,149)	(d)	94,896
Occupancy	21,340	674	22,014	4,845	(128)	(d)	26,731
Other	44,354	2,126	46,480	13,680	(776)	(d)	59,384
Debt termination	22,598	—	22,598	—	—		22,598
Acquisition and integration	2,997	—	2,997	—	(2,997)	(e)	—
Intangible asset amortization	5,150	(364)	4,786	1,682	(233)	(f)	6,235

Total noninterest expense	168,137	5,529	173,666	41,461	(5,283)		209,844

Earnings before income taxes	61,028	4,002	65,030	15,369	5,745		86,144
Income tax expense	(24,119)	(1,681)	(25,800)	(6,135)	(2,413)	(g)	(34,348)

Net earnings	$36,909	$2,321	$39,230	$9,234	$3,332		51,796

Net earnings per share:
Basic	$1.00			$0.28			$1.13	(i)
Diluted	$1.00			$0.28			$1.13	(i)
Weighted average shares:
Basic	35,673.6			29,230.0	9,184.1	(h)	44,618.3	(i)
Diluted	35,673.6			29,587.0	9,296.2	(h)	44,618.3	(i)
Notes:

(1)
Pacific Western Bank, a wholly-owned subsidiary of PacWest, purchased Marquette Equipment Finance on January 3, 2012, Celtic Capital Corporation on April 3, 2012, and American Perspective Bank on August 1, 2012, which we refer to all together as the PacWest 2012 acquisitions. Each acquisition was a cash transaction and the operating results of each acquired entity are included in PacWest's historical operating results from the respective acquisition dates. The pro forma operating results are to reflect these acquisitions as if they occurred on January 1, 2011.

(2)
See accompanying "Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings Adjustments."

 Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings
Year Ended December 31, 2011
(In thousands, except per share amounts)

	PacWest Historical	PacWest 2012 Acquisitions(1)	PacWest Pro Forma	First California Historical	Pro Forma Adjustments(2)		PacWest and First California Pro Forma Combined
Interest income:
Loans and leases	$260,143	$32,770	$292,913	$65,945	$4,272	(a)	$363,130
Deposits in financial institutions	356	14	370	350	—		720
Investment securities	34,785	591	35,376	6,303	—		41,679

Total interest income	295,284	33,375	328,659	72,598	4,272		405,529

Interest expense:
Deposits	20,649	1,748	22,397	8,012	(708)	(b)	29,701
Borrowings	7,071	1,955	9,026	3,750	(1,601)	(c)	11,175
Subordinated debentures	4,923	—	4,923	1,342	—		6,265

Total interest expense	32,643	3,703	36,346	13,104	(2,309)		47,141

Net interest income	262,641	29,672	292,313	59,494	6,581		358,388
Provision for credit losses	26,570	848	27,418	5,346	—		32,764

Net interest income after provision for credit losses	236,071	28,824	264,895	54,148	6,581		325,624

Noninterest income:
Service charges, commissions and fees	21,445	81	21,526	3,447	—		24,973
Net gain on sales of loans and leases	—	6,296	6,296	—	—		6,296
Net gain on sales of securities	—	66	66	1,022	—		1,088
Other-than-temporary impairment loss on securities	—	—	—	(1,387)	—		(1,387)
FDIC loss sharing income	7,776	—	7,776	187	—		7,963
Gain on acquisitions	—	—	—	36,922	—		36,922
Other income	2,205	480	2,685	4,418	(2,676)	(d)	4,427

Total noninterest income	31,426	6,923	38,349	44,609	(2,676)		80,282

Noninterest expense:
Compensation	86,800	12,549	99,349	26,510	(1,041)	(d)	124,818
Occupancy	28,685	1,571	30,256	6,298	(128)	(d)	36,426
Other	55,480	5,046	60,526	23,367	(655)	(d)	83,238
Acquisition and integration	600	—	600	—	2,997	(e)	3,597
Intangible asset amortization	8,428	2,268	10,696	2,289	(357)	(f)	12,628

Total noninterest expense	179,993	21,434	201,427	58,464	816		260,707

Earnings before income taxes	87,504	14,313	101,817	40,293	3,089		145,199
Income tax expense	(36,800)	(6,011)	(42,811)	(16,910)	(1,297)	(g)	(61,018)

Net earnings	$50,704	$8,302	$59,006	$23,383	$1,792		$84,181

Net earnings per share:
Basic	$1.37			$0.73			$1.83	(i)
Diluted	$1.37			$0.71			$1.83	(i)
Weighted average shares:
Basic	35,490.8			28,716.0	9,022.6	(h)	44,435.5	(i)
Diluted	35,490.8			29,451.0	9,253.5	(h)	44,435.5	(i)
Notes:

(1)
Pacific Western Bank, a wholly-owned subsidiary of PacWest, purchased Marquette Equipment Finance on January 3, 2012, Celtic Capital Corporation on April 3, 2012, and American Perspective Bank on August 1, 2012, which we refer to all together as the PacWest 2012 acquisitions. Each acquisition was a cash transaction and the operating results of each acquired entity are included in PacWest's historical operating results from the respective acquisition dates. The pro forma operating results are to reflect these acquisitions as if they occurred on January 1, 2011.

(2)
See accompanying "Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings Adjustments."

Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings Adjustments

a)
Accretion of discount on loans over 10 years.

b)
Accretion of the time deposit fair value adjustment. Such accretion is over two years using an accelerated method.

c)
The adjustment represents (dollars in thousands):

	For the Nine Months Ended September 30, 2012	For the Year Ended December 31, 2011
Accretion of the borrowings fair value adjustment over a weighted average life of three years	$(1,377)	$(1,836)
Borrowing cost from additional borrowings to replace the EPS operation's demand deposits	478	235

	$(899)	$(1,601)

d)
The adjustments represent the elimination of the historical results of First California's EPS operation.

e)
Merger costs incurred in 2012 reclassified to 2011 as if all of Pacific Western Bank's 2012 acquisitions had occurred on January 1, 2011.

f)
Amortization of the core deposit intangible asset over its estimated life of 7 years and elimination of First California's historical intangible asset amortization.

g)
Represents income taxes on the pro forma adjustments at a combined Federal and California effective tax rate of approximately 42%.

h)
Adjustment reflects the assumed exchange ratio of 0.3142 times the weighted historical average shares outstanding of First California common stock, calculated as described below. The assumed exchange ratio is determined by dividing $8.00 by the volume-weighted average share price of PacWest common stock for the 20 consecutive trading days ended on January 11, 2013 of $25.46. The actual volume-weighted average share price of PacWest common stock and exchange ratio may be different from those shown herein.

i)
While the exchange ratio for determining the shares of PacWest common stock to be issued to First California stockholders is subject to adjustment as set forth in the merger agreement, for purposes of the pro forma earnings per share calculations we have used an assumed exchange ratio of 0.3142 of share of PacWest common stock for each share of First California common stock outstanding. The following tables show the pro forma basic and diluted earnings per share computations for the periods indicated.

	Nine Months Ended September 30, 2012
	PacWest Historical	First California Historical	PacWest 2012 Acquisitions and Pro Forma Adjustments		PacWest and First California Pro Forma Combined
Basic Earnings Per Share:
Net earnings	$36,909	$9,234	$5,653		$51,796
Less: earnings allocated to unvested restricted stock(4)	(1,170)	—	(229)	(1)	(1,399)
Less: preferred stock dividend	—	(938)	938	(2)	—

Net earnings allocated to common shares	$35,739	$8,296	$6,362		$50,397

Weighted-average basic shares and unvested restricted stock outstanding	37,352.4	29,230.0	(20,285.3	)(3)	46,297.1
Less: weighted-average unvested restricted stock outstanding	(1,678.8)	—	—		(1,678.8)

Weighted-average basic shares outstanding	35,673.6	29,230.0	(20,285.3)		44,618.3

Basic earnings per share	$1.00	$0.28			$1.13

Diluted Earnings Per Share:
Net earnings allocated to common shares	$35,739	$8,296	$6,362		$50,397

Weighted-average basic shares outstanding	35,673.6	29,230.0	(20,285.3)		44,618.3
Add: stock options and convertible preferred stock	—	357.0	(357.0	)(2)	—

Weighted-average diluted shares outstanding	35,673.6	29,587.0	(20,642.3)		44,618.3

Diluted earnings per share	$1.00	$0.28			$1.13

(1)(2)(3)(4)	See footnotes at earnings per share table for the year ended December 31, 2011 on page 122.

	Year Ended December 31, 2011
	PacWest Historical	First California Historical	PacWest 2012 Acquisitions and Pro Forma Adjustments		PacWest and First California Pro Forma Combined
Basic Earnings Per Share:
Net earnings	$50,704	$23,383	$10,094		$84,181
Less: earnings allocated to unvested restricted stock(4)	(2,072)	—	(760)	(1)	(2,832)
Less: preferred stock dividend	—	(2,555)	2,555	(2)	—

Net earnings allocated to common shares	$48,632	$20,828	$11,889		$81,349

Weighted-average basic shares and unvested restricted stock outstanding	37,141.5	28,716.0	(19,771.3	)(3)	46,086.2
Less: weighted-average unvested restricted stock outstanding	(1,650.7)	—	—		(1,650.7)

Weighted-average basic shares outstanding	35,490.8	28,716.0	(19,771.3)		44,435.5

Basic earnings per share	$1.37	$0.73			$1.83

Diluted Earnings Per Share:
Net earnings allocated to common shares	$48,632	$20,828	$11,889		$81,349

Weighted-average basic shares outstanding	35,490.8	28,716.0	(19,771.3)		44,435.5
Add: stock options and convertible preferred stock	—	735.0	(735.0	)(2)	—

Weighted-average diluted shares outstanding	35,490.8	29,451.0	(20,506.3)		44,435.5

Diluted earnings per share	$1.37	$0.71			$1.83

(1)
Adjustment to reflect the pro forma earnings allocated to unvested restricted stock.

(2)
Eliminates First California preferred stock dividends and First California preferred stockholder and First California stock option holder share dilution as the First California Series C Preferred Stock is assumed to be redeemed, the First California Series A Preferred Stock is assumed to be converted to PacWest common stock and in-the-money First California stock option holders are assumed to be cashed-out.

(3)
Net adjustment to eliminate First California common shares and add the pro forma equivalent common shares.

(4)
Represents cash dividends paid to holders of unvested restricted stock, net of estimated forfeitures, plus undistributed earnings amounts available to holders of unvested restricted stock, if any.

        As the merger agreement provides for maximum and minimum exchange ratios, additional pro forma information regarding the sensitivity of the pro forma basic and diluted earnings per share is shown in the following tables.

				Nine Months Ended September 30, 2012
	PacWest Stock Price	Resultant Exchange Ratio	Pro Forma PacWest Shares to be Issued(1)	Pro Forma Net Earnings Allocated to Common Shares		Pro Forma Weighted Average Basic and Diluted Shares		Pro Forma Basic and Diluted Earnings Per Share
	(in thousands, except exchange ratio and per share data)
Maximum exchange ratio per definitive agreement	$20.00	0.4000	11,387	$50,493	(2)	47,060.9	(3)	$1.07
PacWest volume-weighted average share price for the 20 trading days ended on January 11, 2013	$25.46	0.3142	8,945	$50,397	(2)	44,618.3	(3)	$1.13
Minimum exchange ratio per definitive agreement	$27.00	0.2963	8,435	$50,376	(2)	44,108.7	(3)	$1.14

				Year Ended December 31, 2011
	PacWest Stock Price	Resultant Exchange Ratio	Pro Forma PacWest Shares to be Issued(1)	Pro Forma Net Earnings Allocated to Common Shares		Pro Forma Weighted Average Basic and Diluted Shares		Pro Forma Basic and Diluted Earnings Per Share
	(in thousands, except exchange ratio and per share data)
Maximum exchange ratio per definitive agreement	$20.00	0.4000	11,387	$81,501	(2)	46,878.1	(3)	$1.74
PacWest volume-weighted average share price for the 20 trading days ended on January 11, 2013	$25.46	0.3142	8,945	$81,349	(2)	44,435.5	(3)	$1.83
Minimum exchange ratio per definitive agreement	$27.00	0.2963	8,435	$81,315	(2)	43,925.9	(3)	$1.85

(1)
Based on shares of First California common stock outstanding on September 30, 2012 of 28,468,204; such amount includes 342,164 shares of common stock issuable upon conversion of First California Series A Preferred Stock (as of October 31, 2012) and excludes 1,094,231 shares of First California common stock held by PacWest that will be cancelled in the merger.

(2)
"PacWest and First California Pro Forma Combined" net earnings less earnings allocated to unvested First California restricted stock.

(3)
Represents PacWest's historical weighted average basic and diluted shares outstanding plus "Pro Forma PacWest Shares to be Issued" based on the respective "Resultant Exchange Ratio."

COMPARISON OF STOCKHOLDERS' RIGHTS

General

        First California is incorporated under the laws of the State of Delaware and the rights of First California stockholders are governed by the laws of the State of Delaware, First California's certificate of incorporation and First California's bylaws. As a result of the merger, First California stockholders will receive shares of PacWest common stock and will become PacWest stockholders. PacWest is incorporated under the laws of the State of Delaware and the rights of PacWest stockholders are governed by the laws of the State of Delaware, PacWest's certificate of incorporation and PacWest's bylaws. Thus, following the merger, the rights of First California stockholders who become PacWest stockholders in the merger will continue to be governed by the laws of the State of Delaware, but will no longer be governed First California's certificate of incorporation and First California's bylaws and instead will be governed by the PacWest certificate of incorporation and the PacWest bylaws.

Comparison of Stockholders' Rights

        Set forth below is a summary comparison of material differences between the rights of PacWest stockholders under the PacWest certificate of incorporation and the PacWest bylaws (right column), and the rights of First California stockholders under the First California certificate of incorporation and First California bylaws (left column). The summary set forth below discusses all material differences between the rights of PacWest stockholders and First California stockholders under such documents. Copies of the full text of the PacWest certificate of incorporation and PacWest bylaws currently in effect, and the First California certificate of incorporation and First California by-laws currently in effect, are available, without charge, by following the instructions in the section entitled "Where You Can Find More Information" beginning on page v.

First California	PacWest
Authorized Capital Stock

First California's amended and restated certificate of incorporation states that the authorized capital stock of First California consists of 100 million shares of common stock and 2.5 million shares of preferred stock. As of the First California record date, there were 29,247,710 shares of First California common stock outstanding and 26,000 shares of First California preferred stock outstanding.
PacWest's amended certificate of incorporation states that the authorized capital stock of PacWest consists of 75 million shares of common stock and 5 million shares of preferred stock. As of the PacWest record date, there were 35,722,628 shares of PacWest common stock outstanding and no shares of PacWest preferred stock outstanding.
Number of Directors

First California's amended and restated by-laws state that number of directors comprising the board of directors will be from seven (7) to thirteen (13), with exact number to be determined from time to time by the board of directors. There are currently eight (8) members of the First California board of directors.
PacWest's bylaws state that the number of directors comprising the board of directors will be from seven (7) to fifteen (15), with the exact number to be determined from time to time by the PacWest board of directors. There are currently thirteen (13) members of the PacWest board of directors.

First California	PacWest
Election of Directors

First California's amended and restated certificate of incorporation provides that each stockholder is entitled to one vote for each share of stock held by such stockholder. Cumulative voting is permitted.
PacWest's amended certificate of incorporation provides that each stockholder is entitled to one vote for each share of stock held by such stockholder. Cumulative voting is permitted so long as the name of the candidates for whom such votes would be cast has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting prior to the voting of such stockholder's intention to cumulate his votes.
Classification of Board of Directors
First California's amended and restated by-laws do not provide for a classified board of directors; each director serves until their respective successors are elected.	PacWest's bylaws do not provide for a classified board of directors; each director serves until their respective successors are elected.
Removal of Directors

Under First California's amended and restated by-laws, any director may be removed, with or without cause, at any meeting of stockholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.
Under PacWest's bylaws, any director may be removed, with or without cause, at any meeting of stockholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if the certificate of incorporation provides for cumulative voting and less than the entire board of directors is to be removed, then no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of directors.
Nomination of Director Candidates by Stockholders

First California's amended and restated by-laws permit stockholders who are entitled to vote in the meeting of stockholders to nominate a director for election if notice is delivered to the corporate secretary not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the amended and restated by-laws.
PacWest's bylaws permit stockholders who are entitled to vote in the meeting of stockholders to nominate a director for election if notice is delivered to the corporate secretary not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

First California	PacWest
Stockholder Action Without a Meeting

According to First California's amended and restated certificate of incorporation, no action required to be taken or which may be taken at any annual or special meeting of First California stockholders may be taken without a meeting.
According to PacWest's bylaws, any action required or permitted to be taken at any annual or special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is delivered to PacWest, setting forth the action to be taken, is signed by the number of stockholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Special Meetings of Stockholders

First California may call a special stockholders meeting upon the written request of the president, the chairman of the board of directors, the vice chairman of the board of directors, the president or the board of directors, or of the First California stockholders who together own of record a majority of the outstanding shares of First California stock that would be entitled to vote at such a meeting.
PacWest may call a special stockholders meeting upon the written request of the chairman of the board of directors, the vice chairman of the board of directors, the chief executive officer or the board of directors, or of the PacWest stockholders who together hold not less than ten percent of the outstanding shares of PacWest stock that would be entitled to vote at such a meeting.
Indemnification of Directors and Officers

First California's amended and restated certificate of incorporation provides that First California is authorized to provide indemnification to the fullest extent permitted by applicable law of agents of First California through by-law provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the DGCL, with respect to actions for breach of duty to First California, its stockholders, and others.

First California's amended and restated by-laws provides that First California will indemnify any person who is or was or has agreed to become a director or officer of First California who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become a director or officer of First California, to the fullest extent permitted by law.
PacWest's amended certificate of incorporation provides that a director of the Company shall not be liable to PacWest or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law.

PacWest's bylaws also provides that PacWest will indemnify any person who is or was or has agreed to become a director or officer of PacWest who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become a director or officer of PacWest, to the fullest extent permitted by law.

First California	PacWest
Amendments to Certificate of Incorporation and Bylaws

First California's amended and restated certificate of incorporation may be amended by the corporation in any manner allowed under Delaware law. Articles IV, V, VI, and X may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the total voting power of all outstanding shares of voting stock.

First California's amended and restated by-laws may be amended by the board of directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.
PacWest's amended certificate of incorporation may be amended in any manner allowed under Delaware law.

PacWest's bylaws may be amended by the board of directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.

 EXPERTS

        The consolidated financial statements of PacWest and its subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of First California and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Moss Adams LLP, independent registered public accounting firm, which are incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

        Wachtell, Lipton, Rosen and Katz and Skadden, Arps, Slate, Meagher & Flom LLP will deliver prior to the effective time of the merger their opinions to PacWest and First California, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page 113. The validity of the PacWest common stock to be issued in connection with the merger will be passed upon for PacWest by Jared M. Wolff, General Counsel of PacWest. As of January 16, 2013, Mr. Wolff beneficially owned shares of PacWest common stock representing less than 1% of the total outstanding shares of PacWest common stock.

OTHER MATTERS

        As of the date of this document, neither the PacWest nor the First California boards of directors know of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before either the PacWest special meeting or the First California special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

FIRST CALIFORNIA ANNUAL MEETING STOCKHOLDER PROPOSALS

        First California held its 2012 annual meeting of stockholders on May 7, 2012. If the merger is completed, First California will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if First California is otherwise required to do so under applicable law, First California will hold a 2013 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at First California's next annual meeting must be submitted to First California as set forth below.

        If First California holds a 2013 annual meeting of stockholders within 30 days of May 7, 2013, any stockholder proposal intended for inclusion in First California's proxy statement and proxy card relating to its 2013 annual meeting of stockholders must do so in writing and it must be received at First California's principal executive offices on or before December 6, 2012. Nothing in this paragraph shall be deemed to require First California to include in its proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal must comply with the SEC's stockholder proposal rule, Rule 14a-8, under the Exchange

Act. Please address your stockholder proposals to: Corporate Secretary, First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

        If First California holds a 2013 annual meeting of stockholders within 30 days of May 7, 2013, in order for stockholder proposals of First California stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at First California's principal executive offices not later than February 16, 2013. First California's by-laws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the First California's by-laws, not earlier than January 7, 2013, and not later than February 7, 2013. Article I, Section 1.11 of First California's by-laws governs submission of matters for presentation at stockholder meetings.

PACWEST ANNUAL MEETING STOCKHOLDER PROPOSALS

        To be eligible under Rule 14a-8 under the Exchange Act and under PacWest's amended and restated bylaws for inclusion in PacWest's proxy statement, proxy card, and presentation at PacWest's 2013 annual meeting of stockholders, a proper stockholder proposal must have been received by PacWest at its principal offices at 10250 Constellation Blvd., Suite 1640, Los Angeles, California 90067 no later than December 7, 2012, which is 120 calendar days before the anniversary of the date on which PacWest first mailed its proxy statement for 2012. The notice must be in the manner and form required by PacWest's bylaws and Rule 14a-8 under the Exchange Act.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows PacWest and First California to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by PacWest (File No. 000-30747):

  •
  Annual Reports on Form 10-K for the year ended December 31, 2011 (including the portions of the Proxy Statement on Schedule 14A filed April 6, 2012, incorporated by reference therein);

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and

  •
  Current Reports on Form 8-K filed January 4, 2012, January 18, 2012, February 6, 2012, April 18, 2012, April 27, 2012, May 2, 2012, May 11, 2012, May 15, 2012, July 19, 2012, July 31, 2012, October 17, 2012, November 7, 2012, November 9, 2012, November 26, 2012 and February 6, 2013 (other than the portions of those documents not deemed to be filed).

        This document also incorporates by reference the following documents that have previously been filed with the SEC by First California (File No. 000-52498):

  •
  Annual Report on Form 10-K for the year ended December 31, 2011 (including the portions of the Proxy Statement on Schedule 14A filed on April 4, 2012, incorporated by reference therin);

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and

  •
  Current Reports on Form 8-K filed January 26, 2012, February 13, 2012, February 28, 2012, March 2, 2012, March 2, 2012, April 26, 2012, May 9, 2012, May 10, 2012, July 11, 2012, July 26, 2012, July 30, 2012, August 2, 2012, October 25, 2012, November 7, 2012, November 9, 2012 and January 7, 2013 (other than the portions of those documents not deemed to be filed).

        In addition, PacWest and First California are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the respective special meetings of the PacWest stockholders and the First California stockholders, provided, however, that PacWest and First California are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

        Both PacWest and First California file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials First California or PacWest file with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page v of this joint proxy statement/prospectus.

        Neither PacWest nor First California has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Appendix A—Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and between

PACWEST BANCORP

and

FIRST CALIFORNIA FINANCIAL GROUP, INC.

Dated as of November 6, 2012

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.7(f)
Agreement	Preamble
ALL	3.23
Alternative Transaction	6.7(f)
Average Parent Common Stock Price	9.12(a)
Bank Merger	6.9
Bank Subsidiary	Recitals
Bankruptcy and Equity Exception	3.4(a)
BHC Act	3.2(b)
Book-Entry Shares	1.4(a)(ii)
Capital Action	9.12(b)
CDFI	3.5
Certificate	1.4(a)(ii)
Certificate of Merger	1.2
Change in Control	6.4(f)
Change of Recommendation	6.7(c)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Benefit Plans	3.12(a)
Company Board	Recitals
Company Board Recommendation	6.1(c)
Company By-Laws	3.2(c)
Company Capitalization Date	3.3(a)
Company Certificate	3.2(c)
Company Common Stock	1.4(a)(i)
Company Contract	3.14(b)
Company Derivative Transactions	3.22
Company Disclosure Letter	9.11
Company Financial Statements	3.7(a)
Company Intellectual Property	9.12(c)
Company Leased Premises	3.25(a)
Company Loan	3.21(a)
Company Owned Real Property	3.25(a)
Company Policies	3.16
Company Preferred Stock	1.4(d)
Company Real Property Leases	3.25(a)
Company Report	3.6(a)
Company Restricted Share	1.5(b)
Company SEC Reports	3.6(b)
Company Stock Option	1.5(a)
Company Stockholder Approval	6.1(c)
Company Stockholder Meeting	9.12(d)
Company Voting Debt	3.3(a)
Confidentiality Agreement	6.3(b)
Covered Employee	6.4(a)
CRA	3.9(c)
DGCL	Recitals
DIF	3.2(b)
DPC Common Shares	1.4(b)
Effective Time	1.2
Environmental Laws	3.26(a)
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Exchange Act	3.6(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	9.12(e)
FDIC	3.2(b)
Federal Reserve	3.5
Form S-4	3.5
GAAP	9.12(g)
Governmental Entity	3.5
Indemnified Parties	6.5(a)
Insurance Amount	6.5(c)
Intellectual Property	9.12(g)
Joint Proxy Statement	3.5
Knowledge	9.12(h)
Law	3.9(a)
Letter of Transmittal	2.2(a)
Liens	3.3(c)
Loss Share Agreement	3.14(a)(viii)
Loss Share Agreement Condition	7.1(c)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	9.12(i)
Merger	Recitals
Merger Consideration	1.4(a)(i)
NASDAQ	4.5
Notice of Superior Proposal	6.7(d)(ii)(1)
OREO	3.25(a)
Outside Date	8.1(c)(i)
Parent	Preamble
Parent Bank	Recitals
Parent Benefit Plans	4.12(a)
Parent Board	Recitals
Parent By-Laws	4.2(c)
Parent Capitalization Date	4.3(a)
Parent Certificate	4.2(c)
Parent Common Stock	1.4(a)(i)
Parent Derivative Transactions	4.21
Parent Disclosure Letter	9.11
Parent Financial Statements	4.7(a)
Parent Intellectual Property	9.12(j), 9.12(j)
Parent Leased Premises	4.24(a)
Parent Loan	4.20(a)
Parent Owned Real Property	4.24(a)
Parent Policies	4.16
Parent Preferred Stock	4.3(a)
Parent Real Property Leases	4.24(a)
Parent Report	4.6(a)
Parent Restricted Share	4.3(a)
Parent SEC Reports	4.6(b)
Parent Stock Option	4.3(a)

A-iv

Section
Parent Stockholder Approval	6.1(d)
Parent Stockholder Meeting	9.12(k), 9.12(k)
Parent Termination Fee	8.3(c)(ii)
Parent Voting Debt	4.3(a)
Permitted Encumbrances	3.25(a)
Preferred Stock Merger Consideration	1.4(d)
Previously Disclosed	9.12(l)
PSBK Merger Agreement	3.3(a)
Regulatory Agencies	3.6(a)
Regulatory Approvals	3.5
Remedial Action	9.12(m)
Representatives	6.7(a)
Requisite Regulatory Approvals	7.1(c)
Rights	3.3(a)
Sarbanes-Oxley Act	3.6(b)
SEC	3.5
Securities Act	3.3(a)
Series A Merger Consideration	1.4(c)
Series A Preferred Stock	1.4(c)
Series C Merger Consideration	1.4(d)
Series C Preferred Stock	1.4(d)
Software	9.12(n)
SRO	3.5
Subsidiary	9.12(o)
Superior Proposal	6.7(g)
Surviving Corporation	Recitals
Tax	9.12(p)
Tax Return	9.12(q)
Taxes	9.12(p)
Termination Fee	8.3(b)(iii)
Trust Account Common Shares	1.4(b)
Voting and Support Agreement	Recitals

A-v

        AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2012 (this "Agreement"), by and between PacWest Bancorp, a Delaware corporation ("Parent") and First California Financial Group, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company will merge with and into Parent (the "Merger"), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation"); and

        WHEREAS, the Board of Directors of the Company (the "Company Board") has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of the Company and the Company's stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein; and

        WHEREAS, simultaneously with the Merger, First California Bank, a California state-chartered bank and a wholly owned subsidiary of the Company ("Bank Subsidiary"), will merge with and into Pacific Western Bank, a California state-chartered bank and wholly owned subsidiary of Parent ("Parent Bank"), with Parent Bank as the surviving corporation; and

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and Parent's stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock in connection with the Merger, all upon the terms and subject to the conditions set forth herein; and

        WHEREAS, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, as an inducement for each party to enter into this Agreement, certain stockholders of each of the Company and Parent have simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each a "Voting and Support Agreement" and collectively, the "Voting and Support Agreements") in connection with the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Company shall merge with and into Parent. As a result of the Merger, the separate corporate existence of the Company shall cease and Parent shall continue as the Surviving Corporation in the Merger.

        1.2    Effective Time.    Immediately following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL. The term "Effective Time" shall be the date and time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be set forth in the Certificate of Merger.

        1.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges and powers of Parent and the Company shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of Parent and the Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

        1.4    Conversion of Company Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

          (a)    Conversion Generally.

              (i)  Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be cancelled pursuant to Section 1.4(b)) shall be converted into the right to receive a fraction of a validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (rounded to the nearest ten-thousandth of a share of Parent Common Stock), subject to the payment of cash in lieu of fractional shares pursuant to Section 2.3 and any adjustment as provided in Section 1.6 (the "Merger Consideration").

             (ii)  As of the Effective Time, all such shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (each, a "Certificate") or shares of Company Common Stock held in book-entry form ("Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 1.4(a), the Merger Consideration upon surrender of such Certificate or Book-Entry Shares, without interest as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.2(d).

          (b)    Cancellation of Treasury Shares and Shares Held by Parent.    Each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock, if any, owned by Parent (other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with Parent (any such shares, "Trust Account Common Shares") and (ii) shares of Company Common Stock held, directly or indirectly, by Parent or its affiliates and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date hereof (any such shares, "DPC Common Shares")) immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c)    Series A Preferred Stock.    In the event that each issued and outstanding share of Series A Convertible Perpetual Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), with a liquidation preference of $1,000 per share, is not converted prior to, or redeemed prior to or contemporaneously with, the transactions contemplated by this Agreement, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive one share of preferred stock of the Surviving Corporation which shall be designated as Series A Convertible

  Perpetual Preferred Stock, par value $.01 per share, with a liquidation preference of $1,000 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to the Effective Time, taken as a whole ("Series A Merger Consideration").

          (d)    Series C Preferred Stock.    In the event that each issued and outstanding share of Non-Cumulative Perpetual Preferred Stock, Series C, par value $.01 per share ("Series C Preferred Stock" and, together with the Series A Preferred Stock, "Company Preferred Stock"), with a liquidation preference of $1,000 per share, is not redeemed prior to or contemporaneously with the transactions contemplated by this Agreement, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive one share of preferred stock of the Surviving Corporation which shall be designated as Series B Non-Cumulative Perpetual Preferred Stock, par value $.01 per share, with a liquidation preference of $1,000 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock immediately prior to the Effective Time, taken as a whole ("Series C Merger Consideration" and, together with Series A Merger Consideration, "Preferred Stock Merger Consideration").

        1.5    Equity Awards.

          (a)   At the Effective Time, each then outstanding option to purchase shares of Company Common Stock under the equity incentive plans of the Company (each, a "Company Stock Option"), whether or not exercisable, shall, by virtue of the transactions contemplated by this Agreement and without any action on the part of the holder thereof, become fully vested and, immediately after the Effective Time, be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without interest and subject to any required Tax withholding, equal to (i) the excess, if any, of (A) the product of (1) the Exchange Ratio multiplied by (2) the Average Parent Common Stock Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option; provided, that solely for purposes of clause (i)(A)(2) of this Section 1.5(a), (x) if the Average Parent Common Stock Price shall be equal to or less than $20.00, then "Average Parent Common Stock Price" shall mean $20.00, and (y) if the Average Parent Common Stock Price shall be equal to or greater than $27.00, then "Average Parent Common Stock Price" shall mean $27.00.

          (b)   At the Effective Time, each share of Company Common Stock subject to vesting, repurchase or other lapse restrictions pursuant to any of the equity incentive plans of the Company that is outstanding immediately prior to the Effective Time (each, a "Company Restricted Share") shall, by virtue of the Merger and without any action on the part of the holder thereof, become fully vested and, at the Effective Time, be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), subject to any required Tax withholding.

          (c)   Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 1.5.

        1.6    Changes in Company Common Stock or Parent Common Stock.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of shares, the Merger Consideration and any similarly dependent items, such as the Exchange Ratio, shall be correspondingly adjusted to provide the holders of Company Common Stock and other securities the same economic effect as contemplated by this Agreement prior to such event.

        1.7    Certificate of Incorporation and By-Laws of the Surviving Corporation.    The certificate of incorporation and by-laws of Parent as in effect immediately prior to the Merger shall be the certificate of incorporation and by-laws of the Surviving Corporation following the Merger.

        1.8    Directors and Officers.    Subject to applicable Law and except as set forth in Section 1.9, at and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Parent in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        1.9    Directors of Parent.    Parent and the Parent Board shall take all actions necessary, including adjusting the size of the Parent Board, if necessary, so that, as of the Effective Time the members of the Parent Board shall consist of (i) the directors of Parent in office immediately prior to the Effective Time and (ii) two individuals designated by the Company Board, each of whom shall be approved by the Compensation, Nominating and Governance Committee of the Parent Board and shall meet the independence requirements under the NASDAQ listing rules. Such Company director designees shall be entitled to compensation, indemnification and expense reimbursement in connection with his or her role as a director to the same extent as other directors on the Board of Directors of the Surviving Corporation.

        1.10    Tax Consequences.    It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

        2.1    Exchange Agent.    Prior to the Effective Time, Parent shall, at its own cost and expense, appoint a bank or trust company reasonably acceptable to the Company, pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, Company Preferred Stock and Company Stock Options, as applicable, (i) an aggregate number of shares of Parent Common Stock and an aggregate number of shares of Parent Preferred Stock (as applicable) equal to the aggregate Merger Consideration and Preferred Stock Merger Consideration (as applicable), (ii) immediately available funds, as required to make payments to holders of Company Stock Options pursuant to Section 1.5(a), (iii) immediately available funds, as required to make payments in lieu of any fractional shares pursuant to Section 2.3, and (iv) any cash or other consideration as required for any dividends or other distributions pursuant to Section 2.2(d) (such cash, Parent Common Stock and Parent Preferred Stock, together with any dividends or distributions with respect thereto, as contemplated pursuant to clauses (i) through (iv) of this Section 2.1 being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver out of the Exchange Fund the Parent Common Stock or Parent Preferred Stock (as applicable) contemplated to be issued pursuant to Section 1.4, the dividends or other distributions contemplated to be delivered pursuant to Section 2.2(d), the cash in lieu of fractional shares contemplated to be paid pursuant to Section 2.3, and the cash contemplated to be paid pursuant to Section 1.5(a). The Exchange Fund shall not be used for any purpose other than as contemplated by this Section 2.1 and by Section 2.4.

        2.2    Exchange Procedures.

          (a)   Promptly after the Effective Time (but in no event later than two business days following the Effective Time), Parent shall cause the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of "street" holders, to deliver) (A) to each holder of record of Certificate(s) or Book-Entry Shares which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(a), (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) or Book-Entry Shares to the Exchange Agent) (a "Letter of Transmittal") and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(d), (B) to each holder of a Company Stock Option, a check or direct deposit, in each case in an amount due and payable to such holder pursuant to Section 1.5(a) in respect of such Company Stock Option, (C) to each holder of a Company Restricted Share, a Letter of Transmittal and instructions for use in surrendering such holder's Company Restricted Shares in exchange for shares of Parent Common Stock and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(d), and (D) to each holder of a share of Company Preferred Stock, a Letter of Transmittal and instructions for use in surrendering such holder's shares of Company Preferred Stock in exchange for Preferred Stock Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(d). Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion and in consultation with the Company reasonably in advance of making any determinations, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of any Letter of Transmittal and the compliance by any holder of Company Common Stock or Company Preferred Stock (as applicable) with the procedures and instructions set forth herein and therein.

          (b)   Upon surrender to the Exchange Agent of its Certificate or Certificates or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate or Certificates or Book-Entry Shares, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which the holder of such Certificate or Book-Entry Shares is entitled pursuant to Section 2.3 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d).

          (c)   Upon surrender to the Exchange Agent of its shares of Company Preferred Stock, accompanied by a properly completed Letter of Transmittal, a holder of Company Preferred Stock will be entitled to receive promptly after the Effective Time the Preferred Stock Merger Consideration in respect of the shares of Company Preferred Stock so surrendered. Until so surrendered, each share of Company Preferred Stock shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Preferred Stock Merger Consideration and any dividends or other distributions to which the holder of each such share of Company Preferred Stock is entitled pursuant to Section 2.2(d).

          (d)   No dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock (as applicable) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares or shares of Company Preferred Stock with respect to the shares of Parent Common Stock or Parent Preferred Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares or shares of Company Preferred Stock in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares or shares of Company Preferred Stock (as applicable) in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock or Parent Preferred Stock represented by such Certificate or Book-Entry Shares or shares of Company Preferred Stock and not paid.

        2.3    Fractional Interests.    No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, an amount in cash (without interest, rounded to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 2.5) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Common Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of this Article II.

        2.4    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Time shall be delivered to Parent; provided that to the extent at any time prior to such date that is one year after the Effective Time, any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall first notify Parent and, at Parent's option, such portion shall instead be paid to Parent. In such event, any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and Preferred Stock Merger Consideration (as applicable) and any unpaid dividends and distributions on the Parent Common Stock or Parent Preferred Stock deliverable in respect of each share of Company Common Stock or Company Preferred Stock without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock (as applicable) for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        2.5    Withholding Rights.    Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of Company Common Stock, and from any cash payments made to holders of Company Stock Options and any other cash payments made pursuant to the terms of this Agreement, such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or to the holder of Company Stock Options, as applicable, in respect of whom such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

        2.6    Payment to Other Persons.    In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Stock or shares of Company Preferred Stock (as applicable) that is not registered in the stock transfer records of the Company, the shares of Parent Common Stock or Parent Preferred Stock, as applicable, comprising the Merger Consideration or Preferred Stock Merger Consideration shall be issued in exchange therefor to a person other than the person in whose name the Certificate or Book-Entry Shares or shares of Company Preferred Stock so surrendered is registered if the Certificate or Book-Entry Shares or Company Preferred Stock certificate formerly representing such Company Common Stock or Company Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a person other than the registered holder of the Certificate or Book-Entry Shares or shares of Company Preferred Stock or establish to the reasonable satisfaction of Parent that the Tax has been paid or is not applicable.

        2.7    Lost Certificates.    If any Certificate or Company Preferred Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Company Preferred Stock certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Company Preferred Stock certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate or Company Preferred Stock certificate the Merger Consideration or Preferred Stock Merger Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

        2.8    Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock theretofore outstanding on the records of the Company. If any Certificates or Book-Entry Shares or Company Preferred Stock certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, as provided in Section 1.4, for each share of Company Common Stock or Company Preferred Stock formerly represented by such Certificates or Book-Entry Shares or Company Preferred Stock certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as (i) Previously Disclosed by the Company or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by the Company since January 1, 2011 but prior to the date hereof (excluding any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

        3.1    Standard.    No representation or warranty of the Company contained in this Article III (other than (x) the representations and warranties in Sections 3.2(a), 3.2(b), 3.4(a), 3.4(b)(i) and 3.19, which shall be true and correct in all material respects, (y) the representation and warranty in Section 3.3(a) and Section 3.3(b) which shall be true in correct except to a de minimis extent and (z) Section 3.8(a) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have a Material Adverse Effect on the Company (disregarding any materiality or Material Adverse Effect qualification contained in any such representations or warranties).

        3.2    Corporate Organization.

          (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

          (b)   The Company is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Holding Company Act of 1956, as amended (the "BHC Act"). The Bank Subsidiary is a bank chartered under the Laws of the State of California. The deposit accounts of the Bank Subsidiary are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the FDIC's Deposit Insurance Fund (the "DIF") to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (c)   True, complete and correct copies of the Amended and Restated Certificate of Incorporation of the Company (as amended, the "Company Certificate"), and the Amended and Restated By-Laws of the Company (as amended, the "Company By-Laws"), as in effect as of the date of this Agreement, have previously been publicly filed by the Company and are available to Parent.

          (d)   Section 3.2(d) of the Company Disclosure Letter sets forth a true, complete and correct list of all Subsidiaries of the Company. Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Except for its interests in the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

        3.3    Capitalization.

          (a)   The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock of which, as of October 31, 2012 (the "Company Capitalization Date"), 29,220,271 shares (including 765,468 unvested Company Restricted Shares) were issued and outstanding, and 2,500,000 shares of preferred stock of which, as of the Company Capitalization Date, 1,000 shares of Series A Preferred Stock and 25,000 shares of Series C Preferred Stock were issued and outstanding. All previously issued and outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Company have been redeemed and are no longer outstanding. No other shares of Company Common Stock or Company Preferred Stock were issued and outstanding as of the Company Capitalization Date. As of the Company Capitalization Date, there were no more than 1,471,649 shares of Company Common Stock issuable under the Company's stock compensation plans, 342,164 shares of Company Common Stock issuable upon conversion of its Series A Preferred Stock, and 293,626 shares of Company Common Stock reserved for issuance in connection with the transactions contemplated by the Merger Agreement, dated as of February 27, 2012, by and between the Company and Premier Service Bank, as amended on July 9, 2012 and in the form provided to Parent prior to the date hereof (the "PSBK Merger Agreement") and otherwise no other shares of Company Common Stock were reserved for issuance. Section 3.3(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Company Capitalization Date of the holder, exercise price and fully vested date (assuming, solely for purposes of such list and for no other purpose, that the provisions of Section 1.5 do not apply), as applicable, for each Company Restricted Share and each Company Stock Option. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote ("Company Voting Debt") are issued or outstanding. Except for the Company Stock Options, the Series A Preferred Stock, the Company Restricted Shares, and the PSBK Merger Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character ("Rights") calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or other equity securities of the Company. Other than the PSBK Merger Agreement, there are no contractual obligations of the Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (y) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company's capital stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"). Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock, Company Preferred Stock or other equity interests of the Company.

          (b)   Other than 531,157 Company Stock Options and 765,468 unvested Company Restricted Shares that were outstanding as of the Company Capitalization Date, no other equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company's capital stock or any other equity-based awards.

          (c)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.4    Authority; No Violation.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously authorized by the Company Board. The Company Board has determined that this Agreement is advisable and in the best interests of the Company and the Company's stockholders and has directed that this Agreement be submitted to the Company's stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Bankruptcy and Equity Exception")).

          (b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company By-Laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.5 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

        3.5    Consents and Approvals.    Except for (i) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the FDIC, the State of California Department of Financial Institutions (the "CDFI"), and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the "Regulatory Approvals"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any supplements or amendments thereto, the "Joint Proxy Statement") and of a registration statement on Form S-4 with respect to issuance of the shares of Parent Common Stock in connection with the Merger (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of a certificate of merger with the CDFI to give effect to the Bank Merger and (iv) any notices to or filings with the U.S. Small Business Administration, no consents or approvals of or notices to or filings with any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each, a "Governmental Entity") or the NASDAQ Global Market, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an "SRO") are necessary in connection with the execution and delivery of this Agreement and the consummation by the Company of the Merger, the Bank Merger and the other transactions contemplated by this Agreement. As of the date hereof, the Company is not aware of any reason why the Requisite Regulatory Approvals (as defined below) would not be received on a timely basis. The only material third-party consents necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 3.5 of the Company Disclosure Letter.

        3.6    Reports; Regulatory Matters.

          (a)   The Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since January 1, 2011 with the Federal Reserve, the FDIC, CDFI, the SEC, the NASDAQ Global Market, any state consumer finance or mortgage banking regulatory authority or other Agency, any foreign regulatory authority and any SRO (collectively, "Regulatory Agencies") and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since January 1, 2011, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity (each a "Company Report"), and have paid all fees and assessments due and payable in connection therewith.

          (b)   Except for the Joint Proxy Statement and the Form S-4 (which are covered exclusively by Section 3.20), no final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 2011 (the "Company SEC Reports") at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

          (c)   Neither the Company nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any cease-and-desist order, consent order, formal or informal agreement with, memorandum of understanding or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, or any other formal or informal enforcement action by any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, other than those of general application that apply to banks or their holding companies or their Subsidiaries generally. Except for normal examinations conducted by a Governmental Entity in the normal course of business of the Company and its Subsidiaries, no Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or to the Knowledge of the Company, investigation into the business, disclosures or operations of the Company or its Subsidiaries. There are no material unresolved violations, criticisms, comments or exceptions set forth in any report relating to any examinations or inspections by any Governmental Entities or to any Company SEC Report or other Company Report.

        3.7    Financial Statements.

          (a)   The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports filed with (but not furnished to) the SEC, including the related notes, where applicable (the "Company Financial Statements") (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

          (b)   The Company and each of its Subsidiaries maintains a system of "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

          (c)   Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, as filed with the SEC, (ii) this Agreement, (iii) the PSBK Merger Agreement or (iv) liabilities incurred since June 30, 2012 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

          (d)   Since January 1, 2011, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2011, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2011, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

          (e)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's financial statements.

          (f)    The books and records of the Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements. The records, systems, controls data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photograph processes, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the Company's system of internal accounting controls described in the next sentence. The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company's ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

        3.8    Absence of Certain Changes or Events.

          (a)   Since June 30, 2012, there has not been any Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to any party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (i) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that a "Material Adverse Effect" shall not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of, relating to or resulting from (A) changes after the date hereof in GAAP or regulatory accounting requirements or published interpretations thereof, (B) changes after the date hereof in Laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate or changes to published interpretations thereof by Governmental Entities, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof except to the extent separately excluded hereunder, or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including any underlying causes thereof except to the extent separately excluded hereunder, (F) the public disclosure of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships with customers and employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other party hereto or expressly required by the terms of this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

          (b)   Since June 30, 2012, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices.

        3.9    Compliance with Applicable Law.

          (a)   The Company and each of its Subsidiaries and, with respect to their duties on behalf of the Company and its Subsidiaries, each of their respective employees hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2011, the Company and each of its Subsidiaries has been in compliance in all material respects with, and has not been in default or violation in any material respect of, and none of them has been, to the Knowledge of the Company, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law ("Law"), and has not received notice of any defaults or violations of any applicable Laws from any Governmental Entity of competent jurisdiction.

          (b)   Since January 1, 2011, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of the Company or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (c)   As of September 30, 2012, the Company and each insured depository Subsidiary of the Company is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and the institution's rating under the Community Reinvestment Act of 1997 (the "CRA") is no less than "satisfactory."

        3.10    Legal Proceedings.    Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries. There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank or savings and loan holding companies or their Subsidiaries) imposed upon the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

        3.11    Taxes and Tax Returns.

          (a)   (i) Each of the Company and its Subsidiaries has timely filed (including all applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are accurate and complete; (ii) each of the Company and its Subsidiaries has paid all Taxes required to be paid by it other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (iii) there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries; (iv) the Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable Laws.

          (b)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than such an agreement exclusively between or among the Company and its Subsidiaries).

          (c)   No jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

          (d)   Neither the Company nor any of its Subsidiaries has agreed to waive or extend the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and any of its Subsidiaries, which waiver or extension is in effect.

          (e)   Neither the Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

          (f)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (g)   Since January 1, 2009, neither the Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Company or its Subsidiaries).

          (h)   Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) closing agreement, (ii) adjustment required by a change in method of accounting, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

          (i)    No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Company or any of its Subsidiaries.

          (j)    There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes that are either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

          (k)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (l)    As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        3.12    Employee Matters.

          (a)   Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA); each employment, termination or severance agreement; and each other compensatory or employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries or any of their respective ERISA Affiliates (as defined below), or by, or to which the Company, its Subsidiaries or any ERISA Affiliate is party, in each case for the benefit of any employee of the Company or its Subsidiaries (the "Company Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" means any entity, trade or business, whether or not incorporated, that together with another entity, trade or business would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

          (b)   With respect to each of the Company Benefit Plans, the Company has heretofore made available to Parent copies of each of the following documents, as relevant: (i) a copy of the Company Benefit Plan and any amendments thereto (and, with respect to any such plan that is not in writing, a written description of the material terms thereof), (ii) a copy of the two most recent annual reports and actuarial reports and the most recent summary plan description, (iii) any trust or other funding agreement and the two most recent financial statements thereof, (iv) the most recent determination letter received from the Internal Revenue Service with respect to each of the Company Benefit Plans intended to qualify under Section 401 of the Code and (v) all material correspondence with a Governmental Entity.

          (c)   No liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (or under corresponding or similar provisions of foreign Laws) has been incurred by the Company, any Subsidiary of the Company and/or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates of incurring any such liability.

          (d)   Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to Section 409A of the Code. Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a currently effective determination letter stating that it is so qualified, and, to the Knowledge of the Company, no existing circumstances or events have occurred that could adversely affect the qualified status of any such Company Benefit Plans or their related trusts. No trust funding any of the Company Benefit Plans is intended to meet the requirements of Code Section 501(c)(9). All contributions required to be made by applicable Law or regulation or by any plan document or other contractual undertaking with respect to any of the Company Benefit Plans, and all premiums due or payable with respect to insurance policies funding any of the Company Benefit Plans, for any period on or prior to the Closing Date have been timely made or paid in full, or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected on the books and records of the Company and any Subsidiary of the Company.

          (e)   None of the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates (or any of their respective predecessors) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or been obligated to contribute to, any (i) "multiple employer plan" (within the meaning of Sections 4063 and 4064 of ERISA), (ii) "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or (iii) any other plan subject to Title IV of ERISA.

          (f)    Neither the Company nor any Subsidiary of the Company sponsors, has sponsored or has any obligation with respect to any of the Company Benefit Plans that provide for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current directors or employees of the Company or any of their respective beneficiaries or dependents, except as required by Section 4980B of the Code, and none of the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates has any liability as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

          (g)   There are no pending, threatened or anticipated claims by or on behalf of any of the Company Benefit Plans, by any employee or beneficiary covered under any of the Company Benefit Plans, or otherwise involving any of the Company Benefit Plans (other than routine claims for benefits).

          (h)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, requirement to fund, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee or any of their respective beneficiaries or dependents, or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any of the Company Benefit Plans or related trusts. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. None of the Company Benefit Plans provide for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

        3.13    Labor.

          (a)   Neither the Company nor any of its Subsidiaries are party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. To the Knowledge of the Company, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of the Company or its Subsidiaries. Since January 1, 2011, there has been no actual or, to the Knowledge of the Company, threatened strikes, slowdowns or work stoppages by any employees of the Company or its Subsidiaries.

          (b)   The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. Without limiting the generality of the foregoing, each individual who renders services to the Company or any Subsidiary of the Company who is classified by the Company or such Subsidiary of the Company, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under the Company Benefit Plans) is properly so characterized.

        3.14    Contracts.

          (a)   Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

              (i)  with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice;

             (ii)  that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports;

            (iii)  that upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement (including the Merger and the Bank Merger) will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due from the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee of the Company or any Subsidiary thereof;

            (iv)  relating to any pending acquisition to be made by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person, in each case for consideration in excess of $250,000 and other than in connection with security interests obtained by the Company or any of its Subsidiaries in the ordinary course of business;

             (v)  that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries or following the Closing, Parent or its Subsidiaries;

            (vi)  that obligates the Company or any of its Subsidiaries, or following the Closing, Parent or its Subsidiaries, to conduct business with any third party on an exclusive or preferential basis;

           (vii)  which by its express terms required or requires payments of more than $500,000 by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2011 or in the fiscal year ending December 31, 2012 (other than pursuant to loans originated or purchased by the Company and its Subsidiaries in the ordinary course of business consistent with past practice);

          (viii)  that is a shared loss agreement (including any related or ancillary agreement) with the Federal Deposit Insurance Corporation (each a "Loss Share Agreement"); or

            (ix)  not made in the ordinary course of business that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

          (b)   Each contract, arrangement, commitment or understanding (whether written or oral) of the type described in Section 3.14(a) to which the Company or any of its Subsidiaries is bound, whether or not set forth on Section 3.14(a) of the Company Disclosure Letter is referred to herein as a "Company Contract." True, correct and complete copies of each Company Contract have been provided or made available to Parent prior to the date hereof. Each Company Contract is valid and binding on the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, is enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect. The Company and each of its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Company Contract. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries under any such Company Contract or provide any other party thereto with the right to terminate such Company Contract.

        3.15    Intellectual Property.

          (a)   The Company and its Subsidiaries own, are licensed or otherwise have a right to use all Company Intellectual Property. To the Knowledge of the Company, (i) the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted and (ii) the Company Intellectual Property owned by the Company or any of its Subsidiaries is valid and subsisting.

          (b)   To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and neither the Company nor any of its Subsidiaries has received written notice alleging any such violation, misappropriation or infringement. To the Knowledge of the Company, no third party has violated, misappropriated or infringed upon any Company Intellectual Property owned by the Company or any of its Subsidiaries.

        3.16    Insurance.    The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practices. The Company and its Subsidiaries are in compliance with their insurance policies (the "Company Policies") and are not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect. Except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the applicable Subsidiary is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Neither the Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of the Company Policies. There is no claim for coverage by the Company or any of its Subsidiaries pending under any of the Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Company Policies or in respect of which such underwriters have reserved their rights.

        3.17    Affiliate Transactions.    Except as part of the normal and customary terms of an individual's employment or service as a director, neither the Company nor any of its Subsidiaries is a party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement or arrangement with any (A) affiliate, (B) insider or related interest of an insider, or (C) stockholder owning 5% or more of the outstanding Company Common Stock or related interest of such a stockholder , except for those of the type available to employees of the Company generally. For purposes of the preceding sentence, the term "affiliate" shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms "insider," "related interest,"

and "executive officer" shall have the meanings assigned in the Federal Reserve's Regulation O, as amended.

        3.18    Opinion.    The Company Board has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of this Agreement and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of shares of Company Common Stock. Such opinion has not been rescinded or modified in any material respect.

        3.19    Broker's Fees.    Except pursuant to an engagement letter between the Company and Keefe, Bruyette & Woods, Inc., a true, complete and correct copy of which has been made available to Parent prior to the date hereof, neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement.

        3.20    Company Information.

          (a)   None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

          (b)   The representations and warranties contained in this Section 3.20 will not apply to statements or omissions included or incorporated by reference in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent.

        3.21    Loans.

          (a)   All loans and other extensions of credit (including commitments to extend credit) (each a "Company Loan") as of the date hereof by the Company and its Subsidiaries, including any Company Loan to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable Laws.

          (b)   Each outstanding Company Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Company Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company's written underwriting standards and with all applicable requirements of Laws.

          (c)   None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Company Loans or pools of Company Loans or participations in Company Loans or pools of Company Loans contains any obligation to repurchase such Company Loans or interests therein solely on account of a payment default by the obligor on any such Company Loan.

          (d)   Section 3.21(d) of the Company Disclosure Letter identifies (A) each Company Loan that, as of October 31, 2012, had an outstanding balance of $500,000 or more and was contractually past due thirty (30) days or more in the payment of principal and/or interest, (B) each Company Loan that, as of September 30, 2012, had an outstanding balance of $500,000 or more and (i) was classified as "substandard," "doubtful," "loss," "classified," "criticized," "credit risk assets," "concerned loans," "watch list" or "special mention" (or words of similar import) by the Company, any of its Subsidiaries or the rules of any applicable regulatory authority, (ii) was on non-accrual status, (iii) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which such Company Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (iv) where a specific reserve allocation existed in connection therewith or (v) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, and (C) each asset of the Company or any of its Subsidiaries that, as of September 30, 2012, had a book value in excess of $500,000 and was classified as other real estate owned or as an asset to satisfy Company Loans. For each Company Loan identified in response to clause (A) above, Section 3.21(d) of the Company Disclosure Letter sets forth the outstanding balance, including accrued and unpaid interest, on each such Company Loan and the identity of the borrower thereunder as of October 31, 2012, and for each Company Loan identified in response to clause (B) above, Section 3.21(d) of the Company Disclosure Letter sets forth the outstanding balance, including accrued and unpaid interest, on each such Company Loan and the identity of the borrower thereunder as of September 30, 2012.

          (e)   To the Knowledge of the Company, each outstanding Company Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The notes or other credit or security documents with respect to each such outstanding Company Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct in all material respects.

        3.22    Derivative Transactions.    All transactions involving any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Company Financial Statements and is a derivatives contract (such transactions, "Company Derivative Transactions") to which the Company or any of its Subsidiaries is a party were entered into in the ordinary course of business, in accordance with all applicable Laws and regulatory guidance. All of such Company Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries, as the case may be, in full force and effect and enforceable (subject to the Bankruptcy and Equity Exception) against the Company or its applicable Subsidiary and, to the Knowledge of the Company, against the other parties thereto in accordance with their terms. The Company and each of its Subsidiaries that are a party to any Company Derivative Transaction has duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

        3.23    Allowance for Loan Losses.    The allowance for loan losses ("ALL") of the Company and its Subsidiaries is, and shall be as of the Effective Time, in compliance in all material respects with the

Company's methodology for determining the adequacy of its ALL and is adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

        3.24    Investment Securities.    Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries. Such securities are valued on the books of the Company and its Subsidiaries in accordance with GAAP.

        3.25    Title to Property.

          (a)   Except as would not be material to the Company, the Company or one of its Subsidiaries (i) has good and marketable title to all real property reflected in the most recent balance sheet that is part of the Company Financial Statements as being owned by Company or one of its Subsidiaries (other than real property owned, held or managed by the Company or its Subsidiaries following foreclosure or the acceptance of a deed in lieu of foreclosure ("OREO")) ("Company Owned Real Property"), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet delinquent and payable, or (C) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, "Permitted Encumbrances") and (ii) has good and marketable leasehold interests in all parcels of real property leased to the Company reflected in the Company Financial Statements (the "Company Leased Premises"), free and clear of all Liens of any nature created by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the "Company Real Property Leases"). Since June 30, 2012, none of the Company Leased Premises or Company Owned Real Property has been taken by eminent domain (or to the Knowledge of the Company is the subject of a pending or contemplated taking which has not been consummated).

          (b)   Other than pursuant to a Permitted Encumbrance, no person or entity other than the Company and its Subsidiaries has (i) any ownership interest in any of the Company Owned Real Property or any right to use or occupy any portion of the Company Owned Real Property or (ii) any right to use or occupy any portion of the Company Leased Premises.

          (c)   Each of the Company Real Property Leases is valid and binding on the Company or its applicable Subsidiary and is in full force and effect and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or its Subsidiaries or, to the Knowledge of the Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

          (d)   Since June 30, 2012, neither the Company nor its Subsidiaries have acquired or disposed of any Company Owned Real Property or have become party to or ceased to be party to any Company Real Property Leases.

        3.26    Environmental Liability.

          (a)   Each of the Company and its Subsidiaries is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Environmental Laws").

          (b)   There are no material legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

          (c)   The Company is not subject to any material agreement, order, judgment or decree by or with any court, Governmental Entity, Regulatory Authority or third party imposing any material liability or obligation with respect to the foregoing.

          (d)   There has been no written third-party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any Company Owned Real Property or Company Leased Real Property that is within the possession or control of the Company and its Subsidiaries as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

        3.27    Takeover Laws.    The Company Board has approved this Agreement and the transactions contemplated hereby and has taken all actions necessary or advisable to render inapplicable to this Agreement and the transactions contemplated hereby any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law.

        3.28    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent in connection with the transactions contemplated hereunder. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, or any other person resulting from the distribution to Parent, or Parent's use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. The Company acknowledges that Parent does not make any representations or warranties except for the representations and warranties contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as (i) Previously Disclosed by Parent or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent since January 1, 2011 but prior to the date hereof (excluding any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

        4.1    Standard.    No representation or warranty of Parent contained in this Article IV (other than (x) the representations and warranties in Sections 4.2(a), 4.2(b), 4.3(a), 4.4(a), 4.4(b)(i) and 4.18, which shall be true and correct in all material respects and (y) Section 4.8(a) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and Parent shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have a Material Adverse Effect on Parent (disregarding any materiality or Material Adverse Effect qualification contained in any such representations or warranties).

        4.2    Corporate Organization.

          (a)   Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

          (b)   Parent is duly registered as a bank holding company under the BHC Act and meets the applicable requirements for qualification as such. Parent Bank is a bank chartered under the Laws of the State of California. The deposit accounts of Parent Bank are insured by the FDIC through the DIF to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (c)   True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the "Parent Certificate"), and By-Laws of Parent (the "Parent By-Laws"), as in effect as of the date of this Agreement, have previously been filed by Parent and are publicly available to the Company.

          (d)   Section 4.2(d) of the Parent Disclosure Letter sets forth a true, complete and correct list of all Subsidiaries of Parent. Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

        4.3    Capitalization.

          (a)   The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock of which, as of October 31, 2012 (the "Parent Capitalization Date"), 37,767,059 shares (including 1,715,697 shares of Parent Common Stock subject to vesting, repurchase or other lapse restrictions pursuant to any stock plans of Parent that is outstanding immediately prior to the Effective Time (each, a "Parent Restricted Share")) were issued and outstanding, 349,356 shares of Parent Common Stock were held by Parent as treasury shares, and 5,000,000 shares of preferred stock, par value of $0.01 per share, of Parent ("Parent Preferred Stock") of which, as of the Parent Capitalization Date, none were issued and outstanding. As of the Parent Capitalization Date, there were no more than 1,801,443 shares of Parent Common Stock issuable under Parent's stock compensation plans and otherwise no other shares of Parent Common Stock were reserved for issuance and no outstanding options to purchase shares of Parent Common Stock under any stock plans of Parent (each, a "Parent Stock Option"). All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote ("Parent Voting Debt") are issued or outstanding. Except for Parent Restricted Shares, Parent does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of Parent Common Stock, Parent Preferred Stock, Parent Voting Debt or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Parent Voting Debt or other equity securities of Parent. There are no contractual obligations of Parent or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (y) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent's capital stock or other securities under the Securities Act. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Parent Common Stock, Parent Preferred Stock or other equity interests of Parent.

          (b)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        4.4    Authority; No Violation.

          (a)   Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously authorized by the Parent Board. The Parent Board has determined that this Agreement is advisable and in the best interests of Parent and Parent's stockholders and has directed that this Agreement and the issuance of the Parent Common Stock in connection with the Merger be submitted to Parent's stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote at such meeting and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

          (b)   Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent By-Laws or (ii) assuming that the consents, approvals and filings referred to in Section 4.5 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to

  Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

        4.5    Consents and Approvals.    Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of a certificate of merger with the CDFI to give effect to the Bank Merger and (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NASDAQ Global Select Market ("NASDAQ"), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Merger, the Bank Merger, and the other transactions contemplated by this Agreement. As of the date hereof, Parent is not aware of any reason why the Requisite Regulatory Approvals would not be received on a timely basis. The only material third-party consents necessary in connection with (A) the execution and delivery by Parent of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 4.5 of the Parent Disclosure Letter.

        4.6    Reports; Regulatory Matters.

          (a)   Parent and each of its Subsidiaries have timely filed (or furnished) all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since January 1, 2011 with the Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since January 1, 2011, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity (each a "Parent Report"), and have paid all fees and assessments due and payable in connection therewith.

          (b)   Except for the Joint Proxy Statement and the Form S-4 (which are covered exclusively by Section 4.19), no final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Exchange Act, since January 1, 2011 (the "Parent SEC Reports") at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

          (c)   Neither Parent nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any cease-and-desist order, consent order, formal or informal agreement with, memorandum of understanding or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, or any other formal or informal enforcement action by any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, other than those of general application that apply to banks or their holding companies or their Subsidiaries generally. Except for normal examinations conducted by a Governmental Entity in the normal course of business of Parent and its Subsidiaries, no Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or to the Knowledge of Parent, investigation into the business, disclosures or operations of Parent or its Subsidiaries. There are no material unresolved violations, criticisms, comments or exceptions set forth in any report relating to any examinations or inspections by any Governmental Entities or to any Parent SEC Report or other Parent Report.

        4.7    Financial Statements.

          (a)   The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports filed with (but not furnished to) the SEC, including the related notes, where applicable (the "Parent Financial Statements") (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

          (b)   Parent and each of its Subsidiaries maintains a system of "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports.

          (c)   Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, as filed with the SEC, (ii) this Agreement, (iii) liabilities incurred since June 30, 2012 in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

          (d)   Since January 1, 2011, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2011, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2011, by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

          (e)   Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's or such Subsidiary's financial statements.

          (f)    The books and records of Parent and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements. The records, systems, controls data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photograph processes, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Parent's system of internal accounting controls described in the next sentence. Parent and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent's outside auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Parent's ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

        4.8    Absence of Certain Changes or Events.    Since June 30, 2012, there has not been any Material Adverse Effect on Parent.

        4.9    Compliance with Applicable Law.

          (a)   Parent and each of its Subsidiaries and, with respect to their duties on behalf of Parent and its Subsidiaries, each of their respective employees hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities, SROs and NASDAQ that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2011, Parent and each of its Subsidiaries has been in compliance in all material respects with, and has not been in default or violation in any material respect of, and none of them has been, to the Knowledge of Parent, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable Law, and has not received notice of any defaults or violations of any applicable Laws from any Governmental Entity of competent jurisdiction.

          (b)   Since January 1, 2011, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of Parent or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (c)   As of September 30, 2012, Parent and each insured depository Subsidiary of Parent is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and the institution's rating under the CRA is no less than "satisfactory."

        4.10    Legal Proceedings.    Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries. There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Parent or any of its Subsidiaries.

        4.11    Taxes and Tax Returns.

          (a)   (i) Each of Parent and its Subsidiaries has timely filed (including all applicable extensions) all federal income and other material Tax Returns required to be filed by it and all such Tax Returns are accurate and complete; (ii) each of Parent and its Subsidiaries has paid all federal income and other material Taxes required to be paid by it other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (iii) there are no disputes pending, or written claims asserted, for federal income or other material Taxes or assessments upon Parent or any of its Subsidiaries; (iv) Parent and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of U.S. federal income and other material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over all U.S. federal and other material Taxes required to be so withheld and paid to the relevant taxing authority under applicable U.S. federal income and other material Tax Laws.

          (b)   No jurisdiction where Parent and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Parent and its Subsidiaries is required to file a Tax Return in such jurisdiction.

          (c)   Neither Parent nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

          (d)   Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any Person (other Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (e)   Neither Parent nor any of its Subsidiaries will be required to include any item of material income or gain in, or exclude any item of material deduction or loss from, taxable income as a result of any (i) closing agreement, (ii) adjustment required by a change in method of accounting, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

          (f)    There are no material Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes that are either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

          (g)   Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (h)   As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        4.12    Employee Matters.

          (a)   For purposes of this Section 4.12, "Parent Benefit Plans" means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA, whether or not subject to ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA); each employment, termination or severance agreement; and each other compensatory or employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent and its Subsidiaries, or by any of their respective ERISA Affiliates, or to which Parent, its Subsidiaries or any of their respective ERISA Affiliates is party.

          (b)   No liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (or under corresponding or similar provisions of foreign Laws) has been incurred by Parent, any Subsidiary of Parent and/or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to Parent, and any Subsidiary of Parent or any of their respective ERISA Affiliates of incurring any such liability.

          (c)   Each Parent Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to Section 409A of the Code. Each Parent Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a currently effective determination letter stating that it is so qualified, and, to the Knowledge of Parent, no existing circumstances or events have occurred that could adversely affect the qualified status of any such Parent Benefit Plan or its related trust. No trust funding any Parent Benefit Plan is intended to meet the requirements of Code Section 501(c)(9). All contributions required to be made by applicable Law or regulation or by any plan document or other contractual undertaking with respect to any Parent Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period on or prior to the Closing Date have been timely made or paid in full, or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected on the books and records of Parent and any Subsidiary of Parent.

          (d)   None of Parent, any Subsidiary of Parent or any of their respective ERISA Affiliates (or any of their respective predecessors) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or been obligated to contribute to, any (i) "multiple employer plan" (within the meaning of Sections 4063 and 4064 of ERISA), (ii) "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or (iii) any other plan subject to Title IV of ERISA.

          (e)   There are no pending, threatened or anticipated claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any such Parent Benefit Plan, or otherwise involving any such Parent Benefit Plan (other than routine claims for benefits).

        4.13    Labor.

          (a)   Neither Parent nor any of its Subsidiaries are party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. To the Knowledge of Parent, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of Parent or its Subsidiaries. Since January 1, 2011, there has been no actual or, to the Knowledge of Parent, threatened strikes, slowdowns or work stoppages by any employees of Parent or its Subsidiaries.

          (b)   Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. Without limiting the generality of the foregoing, each individual who renders services to Parent or any Subsidiary of Parent who is classified by Parent or such Subsidiary of Parent, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Parent Benefit Plans) is properly so characterized.

        4.14    Contracts.

          (a)   Neither Parent nor any of its Subsidiaries is a party to or bound by a Parent Contract that has not been filed or incorporated by reference in the Parent SEC Reports.

          (b)   True, correct and complete copies of each Parent Contract have been made available to the Company prior to the date hereof. Each Parent Contract is valid and binding on Parent or its applicable Subsidiary and, to the Knowledge of Parent, the other parties thereto, is enforceable against Parent or its applicable Subsidiary and, to the Knowledge of Parent, the other parties thereto, in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect. Parent and each of its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Parent Contract. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Parent or any of its Subsidiaries under any such Parent Contract or provide any other party thereto with the right to terminate such Parent Contract.

        4.15    Intellectual Property.

          (a)   Parent and its Subsidiaries own, are licensed or otherwise have a right to use all Parent Intellectual Property. To the Knowledge of Parent, (i) the Parent Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Parent and its Subsidiaries as currently conducted and (ii) the Parent Intellectual Property owned by Parent or any of its Subsidiaries is valid and subsisting.

          (b)   To the Knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and neither Parent nor any of its Subsidiaries has received written notice alleging any such violation, misappropriation or infringement. To the Knowledge of Parent, no third party has violated, misappropriated or infringed upon any Parent Intellectual Property owned by Parent or any of its Subsidiaries.

        4.16    Insurance.    Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practices. Parent and its Subsidiaries are in compliance with their insurance policies (the "Parent Policies") and are not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect. Except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the applicable Subsidiary is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Neither Parent nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of the Parent Policies. There is no claim for coverage by Parent or any of its Subsidiaries pending under any of the Parent Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Parent Policies or in respect of which such underwriters have reserved their rights.

        4.17    Affiliate Transactions.    Except as part of the normal and customary terms of an individual's employment or service as a director, neither Parent nor any of its Subsidiaries is a party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement or arrangement with any (A) affiliate, (B) insider or related interest of an insider, or (C) stockholder owning 5% or more of the outstanding Parent Common Stock or related interest of such a stockholder , except for those of the type available to employees of Parent generally. For purposes of the preceding sentence, the term "affiliate" shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms "insider," "related interest," and "executive officer" shall have the meanings assigned in the Federal Reserve's Regulation O, as amended.

        4.18    Broker's Fees.    Except pursuant to an engagement letter between the Parent and Sandler O'Neill + Partners, L.P., a true, complete and correct copy of which has been made available to the Company prior to the date hereof, neither Parent or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement.

        4.19    Parent Information.

          (a)   None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any of its Subsidiaries or other information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

          (b)   The representations and warranties contained in this Section 4.19 will not apply to statements or omissions included or incorporated by reference in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

        4.20    Loans.

          (a)   All loans and other extensions of credit (including commitments to extend credit) (each, a "Parent Loan") as of the date hereof by Parent and its Subsidiaries, including any Parent Loan to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Parent or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable Laws.

          (b)   Each outstanding Parent Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Parent Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Parent's written underwriting standards and with all applicable requirements of Laws.

          (c)   To the Knowledge of Parent, each outstanding Parent Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The notes or other credit or security documents with respect to each such outstanding Parent Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Parent or its Subsidiaries and are complete and correct in all material respects.

        4.21    Derivative Transactions.    All transactions involving any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Parent Financial Statements and is a derivatives contract (such transactions, "Parent Derivative Transactions") to which Parent or any of its Subsidiaries is a party were entered into in the ordinary course of business, in accordance with all applicable Laws and regulatory guidance. All of such Parent Derivative Transactions are legal, valid and binding obligations of Parent or one of its Subsidiaries, as the case may be, in full force and effect and enforceable (subject to the Bankruptcy and Equity Exception) against Parent or its applicable Subsidiary and, to the Knowledge of Parent, against the other parties thereto in accordance with their terms. Parent and each of its Subsidiaries that are a party to any Parent Derivative Transaction has duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of Parent, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

        4.22    Allowance for Loan Losses.    The ALL of Parent and its Subsidiaries is, and shall be as of the Effective Time, in compliance in all material respects with Parent's methodology for determining the adequacy of its ALL and is adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

        4.23    Investment Securities.    Each of Parent and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Parent or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Parent and its Subsidiaries. Such securities are valued on the books of Parent and its Subsidiaries in accordance with GAAP.

        4.24    Title to Property.

          (a)   Except as would not be material to Parent, Parent or one of its Subsidiaries (i) has good and marketable title to all real property reflected in the most recent balance sheet that is part of the Parent Financial Statements as being owned by Parent or one of its Subsidiaries (other than OREO) ("Parent Owned Real Property"), free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances and (ii) has good and marketable leasehold interests in all parcels of real property leased to Parent reflected in the Company Financial Statements (the "Parent Leased Premises"), free and clear of all Liens of any nature created by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the "Parent Real Property Leases"). Since June 30, 2012, none of the Parent Leased Premises or Parent Owned Real Property has been taken by eminent domain (or to the Knowledge of Parent is the subject of a pending or contemplated taking which has not been consummated).

          (b)   Other than pursuant to a Permitted Encumbrance, no person or entity other than Parent and its Subsidiaries has (i) any ownership interest in any of the Parent Owned Real Property or any right to use or occupy any portion of the Parent Owned Real Property or (ii) any right to use or occupy any portion of the Parent Leased Premises.

          (c)   Each of the Parent Real Property Leases is valid and binding on Parent or its applicable Subsidiary and is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Parent or its Subsidiaries or, to the Knowledge of Parent, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

        4.25    Environmental Liability.

          (a)   Each of Parent and its Subsidiaries is in material compliance with all Environmental Laws.

          (b)   There are no material legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

          (c)   Parent is not subject to any material agreement, order, judgment or decree by or with any court, Governmental Entity, Regulatory Authority or third party imposing any material liability or obligation with respect to the foregoing.

          (d)   There has been no written third-party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any Parent Owned Real Property or Parent Leased Real Property that is within the possession or control of Parent and its Subsidiaries as of the date of this Agreement that has not been delivered to the Company prior to the date of this Agreement.

        4.26    Available Funds.    Parent has or at the Closing will have and will make available sufficient immediately available funds to (i) pay all amounts due under Section 1.5(a), Section 2.2(d) and Section 2.3 and (ii) pay all of its expenses incurred in connection with this Agreement and the transactions contemplated hereby.

        4.27    Ownership of Shares.    Except (i) as set forth in Section 4.27 of the Parent Disclosure Letter and (ii) the Voting and Support Agreements and transactions contemplated therein, Parent does not beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, and excluding any Trust Account Common Shares and DPC Common Shares) any shares of Company Common Stock, and Parent is not a party to, and prior to the Effective Time Parent will not become a party to, any contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

        4.28    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, neither Parent nor any other person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder. Parent will not have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company's use of, any such information, including any information, documents, projections, forecasts of other material made available to the Company in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV. Parent acknowledges that the Company makes no representations or warranties except for the representations and warranties contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Businesses Prior to the Effective Time.    Except as Previously Disclosed by the Company, as expressly required by the PSBK Merger Agreement, as expressly required by this Agreement, as required by applicable Law, or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships with customers, suppliers, Governmental Entities and others having business dealings with it and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay (x) the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement or (y) the consummation of the transactions contemplated by this Agreement.

        5.2    Company Forbearances.    During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed by the Company, as expressly required by the PSBK Merger Agreement, as expressly contemplated or permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

          (a)   Other than shares of Company Common Stock issuable upon exercise of Company Stock Options outstanding on the date hereof or upon conversion of Company Preferred Stock or issuable upon vesting of Company Restricted Shares as specified on the vesting schedule found in Section 3.3(a) of the Company Disclosure Letter, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or Rights to acquire any shares of its stock, (ii) permit any additional shares of its stock to become subject to new grants of Company Stock Options, Company Restricted Shares or other equity awards or (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock.

          (b)   (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) dividends on its Series C Preferred Stock or on trust preferred securities that are required to be made, declared, paid or set aside for payment, as the case may be, by the terms of the Series C Preferred Stock or the trust preferred securities then in effect) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock (other than (A) repurchases of Company Common Stock in the ordinary course of business to satisfy obligations under the Company Benefit Plans or (B) the acquisition by the Company of shares of Company Common Stock in connection with (1) the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Option and Taxes withheld in connection with the exercise of Company Stock Options or (2) the surrender of shares of Company Common Stock by holders of Company Restricted Shares in order to pay Taxes withheld in connection with the vesting of Company Restricted Shares).

          (c)   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole.

          (d)   Acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), or make any material investment through purchases of, stock, securities, assets, business, deposits or properties of any other Person.

          (e)   Amend the Company Certificate or the Company By-Laws or similar governing documents of any of its Subsidiaries.

          (f)    (i) Implement or adopt any change in its accounting principles, practices, methods or systems of internal accounting controls, other than as may be required by GAAP or applicable regulatory accounting requirements as concurred in by the Company's independent auditor or (ii) except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets.

          (g)   Except (A) as required under applicable Law, applicable accounting standards or the terms of any Company Benefit Plan as in effect on the date hereof or (B) for the payment, immediately prior to Closing, of pro rata cash bonuses to employees of the Company and its Subsidiaries based on accrual rates established in the ordinary course of business consistent with past practice, (i) increase in any manner the compensation or benefits of any of the directors, officers or, other than merit based increases (in accordance with a schedule previously provided by the Company to Parent) in the ordinary course of business consistent with past practice, employees of the Company or its Subsidiaries, (ii) become a party to, establish, materially amend, commence participation in or terminate any compensatory or employee benefit plan, program, policy or agreement that is or would be a Company Benefit Plan if in existence on the date hereof, or (iii) grant or accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any of the Company Benefit Plans, (iv) enter into any collective bargaining agreement or similar agreement with respect to the

  Company or any Subsidiary of the Company or any employees of the Company and its Subsidiaries, (v) provide any funding for any rabbi trust or similar arrangement, (vi) hire or terminate (other than for cause) the employment of any employee of the Company or any Subsidiary of the Company with a base salary in excess of $75,000 or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any of the Company Benefit Plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined.

          (h)   (i) Settle any claim, action or proceeding, except any settlement involving amounts payable by the Company and/or its Subsidiaries less than or equal to $100,000 individually or $250,000 in the aggregate and that would not impose any restriction on the conduct of its business or following the Closing, the business of Parent or its Subsidiaries, (ii) waive, compromise, assign, cancel or release any rights or claims except as contemplated by clause (i) of this Section 5.2(h), or (iii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business.

          (i)    Other than in the ordinary course of business consistent with past practice, (i) incur or guarantee any indebtedness for borrowed money or (ii) assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly owned Subsidiary of the Company) for borrowed money.

          (j)    Without previously notifying and consulting with Parent (through Parent's Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), make or acquire any Company Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by the Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(j) of the Company Disclosure Letter, for any individual Company Loan in excess of $1,500,000 or for any Company Loan relationship aggregating in excess of $5,000,000 or amend or modify in any material respect any existing Company Loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $5,000,000.

          (k)   Enter into, modify, or amend in any material respect or terminate any Company Contract (including any contract that would be a Company Contract as a result of entering into, modifying, or amending such contract), other than in the ordinary course of business consistent with past practice.

          (l)    Make any capital expenditures other than capital expenditures in the ordinary course of business in amounts not exceeding $100,000 individually or $250,000 in the aggregate.

          (m)  Make application for the opening or closing of any, or open or close any, branch or automated banking facility, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities.

          (n)   Except as required by applicable Law, regulation or policies imposed by any Governmental Entity or as requested by a Regulatory Agency, enter into any new line of business or change in any material respect its lending, investment, underwriting, credit, collateral, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Company Loans.

          (o)   Materially restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered "high risk" securities under applicable regulatory pronouncements, except in each case as required by Law or requested by a Regulatory Agency.

          (p)   Take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby.

          (q)   Except as may be required by Law, make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amendment with respect to a material Tax Return, enter into any material closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes.

          (r)   Take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (s)   Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

        5.3    Parent Forbearances.    Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

          (a)   Amend the Parent Certificate or Parent By-Laws or similar governing documents of any of its Subsidiaries in a manner that would adversely affect the Company, the stockholders of Company or the transactions contemplated by this Agreement.

          (b)   Make, declare, pay or set aside for payment any extraordinary dividend on or in respect of, or declare or make any extraordinary distribution on any shares of its stock (which shall not include (A) the declaration and payment by Parent of regular quarterly dividends, (B) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (C) dividends on trust preferred securities that are required to be made, declared, paid or set aside for payment, as the case may be, by the terms of such trust preferred securities then in effect).

          (c)   Take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby.

          (d)   Take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

          (e)   Take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (f)    Agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 5.3.

 ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Form S-4 and Joint Proxy Statement; Stockholder Approvals.

          (a)   Promptly following the date hereof, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement, and (ii) the Company and Parent shall prepare, and Parent shall cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance and cooperation as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Form S-4 or the Joint Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Form S-4 or Joint Proxy Statement, and (ii) provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form S-4 or the Joint Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Form S-4 and the Joint Proxy Statement as promptly as practicable. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other.

          (b)   Subject to the final sentence of this subsection, if, at any time prior to the Company Stockholder Meeting or the Parent Stockholder Meeting, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company and Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto, and, to the extent required by Law, the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.1(b) shall affect or limit in any respect the other obligations of any party under this Agreement, including but not limited to Section 6.1(a), 6.1(c), 6.1(d), 6.1(e) or 6.7.

          (c)   As promptly as reasonably practicable after the Joint Proxy Statement shall have been cleared by the SEC, the Company shall establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Subject to Section 6.7(d), the Company shall (i) through the Company Board, recommend to its stockholders adoption of this Agreement (the

  "Company Board Recommendation"), (ii) include such recommendation in the Joint Proxy Statement and (iii) use reasonable best efforts to obtain from its stockholders a vote approving and adopting this Agreement (the "Company Stockholder Approval"). The Company agrees that it has an unqualified obligation to submit this Agreement to its stockholders at the Company Stockholder Meeting.

          (d)   As promptly as reasonably practicable after the Joint Proxy Statement shall have been cleared by the SEC, Parent shall establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent and to hold the Parent Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall (i) through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, (ii) include such recommendation in the Joint Proxy Statement and (iii) use reasonable best efforts to obtain from its stockholders a vote approving the adoption of this Agreement and the issuance of Parent Common Stock in connection with the Merger (the "Parent Stockholder Approval").

          (e)   In furtherance of and not in limitation of the foregoing, the Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as practicable after the date of this Agreement.

        6.2    Efforts; Regulatory Filings and Other Matters.

          (a)   Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other parties in connection with the foregoing. Without limiting the generality of the foregoing, each of the parties shall use its reasonable best efforts to: (i) obtain all Regulatory Approvals as promptly as practicable, (ii) lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iii) effect all necessary registrations and filings, if any, (iv) obtain any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, including in connection with redeeming the Series C Preferred Stock at, or as promptly as practicable following, the Effective Time, and (v) fulfill all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII.

          (b)   Notwithstanding anything in this Agreement to the contrary, but subject to the final sentence of this Section, Parent agrees, and shall cause its Subsidiaries, to take any and all actions, including, but not limited to, a Remedial Action or a Capital Action, to the extent necessary to obtain any Requisite Regulatory Approvals, in order to cause the transactions contemplated by this Agreement to occur prior to the Outside Date. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and the Company and its Subsidiaries shall not be permitted (without Parent's written consent in its sole discretion), to agree to any Loss Share Agreement Condition.

          (c)   The parties agree that they shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible, all applications, notifications and report forms as may be required by applicable Law with respect to the transactions contemplated by this Agreement, including those of any applicable state, federal or foreign regulatory agency, and the parties hereto will use their reasonable best efforts to obtain such approvals and accomplish such actions as expeditiously as possible, it being understood and agreed that, within thirty (30) days after the date hereof, each party will file any application, notice or report required to be filed by such party with any Governmental Entity with respect to any Regulatory Approval or otherwise required in connection with the transactions contemplated hereby, and will make any further filings pursuant thereto that may be necessary in connection therewith.

          (d)   Each party shall, subject to applicable Law, (i) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby, and (ii) provide counsel for the other party with copies of all filings made by such party, and all material correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party's affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated hereby; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Company (or any aspect thereof), (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each party agrees that it will use reasonable best efforts to keep the other party fully informed with respect to all applications and developments related thereto, and, where reasonably practicable under the circumstances, give the other party reasonable advance notice of, and invite the other party (and give due consideration in good faith to any reasonable request of the other party) to participate in, any meetings or discussions held with any Governmental Entity concerning the transactions contemplated hereby; provided that such participation is not objected to by such Governmental Entity. The parties further covenant and agree not to extend any waiting period associated with any Regulatory Approval or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

        6.3    Access to Information.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford the other party's officers, employees, accountants, counsel, advisors, agents and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of the Company and Parent shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal banking Laws (other than reports or documents that the Company or Parent, as applicable, is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, that the Company and its representatives and Parent and its representatives shall not be entitled to receive from the other party information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal, a Change of Recommendation or any matters relating thereto, and during such period, each of the Company and Parent shall, and shall cause its Subsidiaries to, reasonably cooperate with respect to transition matters, including by providing reasonable access to personnel during normal business hours. None of the Company, Parent or any of their respective Subsidiaries shall be required to provide the other party or its representatives access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company, Parent or any of their respective Subsidiaries or contravene any Law, rule (including with respect to confidential supervisory information), regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided that the parties shall make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply.

          (b)   All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of June 21, 2012 (the "Confidentiality Agreement").

        6.4    Employee Matters.

          (a)   Parent shall, and shall cause the Surviving Corporation to, give those individuals who are employed by the Company or its Subsidiaries immediately prior to the Closing (each such employee, a "Covered Employee") full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Closing Date for such Covered Employee's service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or any Subsidiary of the Company immediately prior to the Closing Date; provided that the foregoing shall not apply (i) for benefit accrual purposes under any defined benefit pension plan, (ii) for purposes of any retiree medical plan, (iii) as would result in the duplication of benefits for the same period of service or (iv) for any newly established plan of Parent for which similarly situated employees of Parent do not receive past service credit.

          (b)   Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Covered Employees immediately prior to the Closing Date, and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Closing Date.

          (c)   For a period of one year following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, provide to Covered Employees (i) base compensation and target incentive compensation opportunities, in each case, that are no less favorable than those provided to such Covered Employees by the Company and its Subsidiaries immediately prior to the Closing Date and (ii) without limiting subsection (c), benefits that are no less favorable in the aggregate than the benefits provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries.

          (d)   Without limiting Section 6.4(c), for a period of one year following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, provide severance payments and benefits to Covered Employees who are terminated by the Surviving Corporation other than for cause (as determined based on the Company's policies as of the date hereof), which severance payments shall be no less favorable than the greater of (i) the severance payments and benefits based on the Company's current policies and (ii) the severance payments and benefits provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries, provided that Parent may condition such payments and benefits upon execution by the applicable Current Employee of a commercially standard (as determined in the good faith discretion of Parent) release of claims in a form reasonably satisfactory to Parent.

          (e)   Without limiting Section 6.4(c), for a period of six months following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, provide to employees of the Company and its Subsidiaries whose employment is terminated during such period under circumstances entitling the employee to severance benefits under Section 6.4(d) or under any applicable employment or severance agreement then in effect, outplacement services appropriate to the employee's position, as determined in reasonable good faith by Parent based upon market practice.

          (f)    Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its Subsidiaries under all employment, severance, consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms. Parent hereby acknowledges that the Merger will constitute a "Change in Control" (or concept of similar import) in accordance with the provisions of the Company Benefit Plans identified in Section 3.12(a) of the Company Disclosure Letter.

          (g)   Without limiting the generality of Section 9.9, this Section 6.4 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.4. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the Company Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

        6.5    Indemnification; Advancement of Expenses; Exculpation and Insurance.

          (a)   Each of Parent and the Surviving Corporation agrees that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or any persons who are or were serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee, fiduciary, employee or agent of another entity (including any employee benefit plan) (collectively, the "Indemnified Parties"), as provided in the Company Certificate or Company By-Laws in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in a manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring prior to the Effective Time, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws of Parent.

          (b)   From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it shall jointly and severally indemnify and hold harmless each Indemnified Party, and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the

  Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (c)   Parent shall provide for a period of six years after the Effective Time directors' and officers' liability insurance and fiduciary insurance covering the present and former officers and directors of the Company or any of its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby, which insurance shall contain terms and conditions (including with respect to coverage) no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance and fiduciary insurance maintained by the Company as of the date hereof; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance (the "Insurance Amount") and provided, further, that if Parent is unable to maintain such policy (or substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for a period of six years following the Effective Time. In lieu of the foregoing, Parent, or the Company with the consent of Parent, for an aggregate price of no more than 325% of the Insurance Amount, may obtain, on or prior to the Effective Time, a six year "tail" prepaid policy providing equivalent coverage to that described in the preceding sentence. From and after the Effective Time, neither Parent, the Surviving Corporation nor the Company shall take any action that would materially prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any insurance policy contemplated by this Section 6.5(c), whether in respect of claims arising before or after the Effective Time.

          (d)   The obligations of Parent and the Surviving Corporation under this Section 6.5 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party, or any other person entitled to the benefit of this Section 6.5, to whom this Section 6.5 applies without the consent of the affected Indemnified Person or such other person, as the case may be. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.5.

          (e)   The provisions of this Section 6.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        6.6    Exemption from Liability Under Section 16(b).    Prior to the Effective Time, Parent and the Company shall take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.7    No Solicitation; Change of Recommendation.

          (a)   The Company agrees that it shall, and shall cause its Subsidiaries to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries' directors, officers, employees, advisors and agents (collectively, "Representatives") to, immediately cease all existing discussions or negotiations with any person (other than Parent and its affiliates and Representatives) conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Except as expressly permitted in this Section 6.7, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposal, (ii) enter into, or otherwise participate in any discussions (except for the limited purpose of notifying such person of the existence of the provisions of this Section 6.7) or negotiations regarding any Acquisition Proposal, (iii) enter into any agreement regarding any Acquisition Proposal or Alternative Transaction, (iv) furnish to any person any information concerning the Company, or any access to the properties, books and records of the Company and its Subsidiaries, in connection with any Acquisition Proposal, or (v) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an Acquisition Proposal. The Company shall use commercially reasonable efforts to cause all Persons other than Parent, Parent's Representatives and the Company's Representatives who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Except as permitted by this Section 6.7, the Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which the Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

          (b)   Notwithstanding anything to the contrary contained in this Section 6.7, if at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Subsidiaries, or any of its or their respective Representatives, having each theretofore complied with the terms of Section 6.7(a), receives a bona fide, unsolicited written Acquisition Proposal, the Company, the Company Board and their respective Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to Parent or is made available to Parent prior to or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company's outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the Company Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the stockholders of the Company under applicable Law; provided that prior to furnishing any material nonpublic information, the Company shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement is on Parent (excluding the "standstill" provisions thereof and except as otherwise contemplated by this Agreement), which confidentiality agreement shall not prohibit the Company from complying with the terms of this Section 6.7. The Company will promptly, and in any event within one business day, (x) notify Parent in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that has made, or to the Company's knowledge may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to Parent, including as they may change upon any modification or amendment to the terms thereof. The Company will keep Parent reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

          (c)   Except as expressly permitted by this Section 6.7, neither the Company nor the Company Board shall (i)(A) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company any Acquisition Proposal or Alternative Transaction or (ii) authorize, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.7(b) pursuant to and in accordance with the limitations set forth therein) (any action described in this Section 6.7(c) being referred to as a "Change of Recommendation").

          (d)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Stockholder Approval, the Company Board may make a Change of Recommendation, if (A) the Company has complied with the terms of this Section 6.7, (B) the Company Board receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn and (C) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided that:

              (i)  the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to be a violation of its fiduciary duties to the stockholders of the Company under applicable Law; and

             (ii)  (1) the Company provides Parent prior written notice at least three business days (or such longer period as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below) prior to taking such action, which notice shall state that the Company Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Change of Recommendation, which notice shall specify the basis for such Change of Recommendation or termination, including the material terms of the Superior Proposal (a "Notice of Superior Proposal") (it being understood that such Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation);

              (2)   during such three business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below), the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an offer that is at least as favorable to the stockholders of the Company so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

              (3)   at the end of such three business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below, or such earlier time that Parent advises the Company in writing that it no longer wishes to negotiate to amend this Agreement), the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal.

  It is understood that and agreed that any amendment or modification to the financial or other material terms of the Acquisition Proposal giving rise to the Notice of Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new three business day response period for Parent, consequently extending the periods referenced in Sections 6.7(d)(ii)-(3) above.

          (e)   Nothing in this Agreement shall prohibit the Company from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, provided that any disclosure under Rule 14e-2(a)(1) shall be deemed to be a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Board Recommendation.

          (f)    As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer (whether in writing or otherwise) from any person (other than Parent and any affiliates thereof) relating to, or that is reasonably expected to lead to, (A) any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of any assets or businesses of the Company and its Subsidiaries (including securities of Subsidiaries) that constitute 25% or more of the Company's consolidated assets, (B) any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of the total outstanding voting securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, or (C) a merger, share exchange, consolidation or other business combination involving the Company or Bank Subsidiary , other than the Merger or the Bank Merger (any such transaction described in clauses (A) and (B) an "Alternative Transaction").

          (g)   As used in this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company's outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of "Superior Proposal," the references to "25% or more" in the definition of Acquisition Proposal shall be deemed to be references to "100%."

        6.8    Certain Tax Matters.    Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers' certificates referred to herein. None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        6.9    Bank Merger.    Simultaneously with the Merger, Bank Subsidiary will merge (the "Bank Merger") with and into Parent Bank, with Parent Bank as the surviving entity in the Bank Merger. The parties agree that the Bank Merger will become effective simultaneously with the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Parent and reasonably acceptable to the Company, and Parent and the Company shall cause Bank Subsidiary and Parent Bank, respectively to execute such plan of merger and such usual and customary certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.

        6.10    Advice of Changes.    Each of the Company and Parent shall promptly advise the other of any change or event (i) having or that would reasonably be expected to have a Material Adverse Effect on it or (ii) that, if unremedied by the Effective Time, would cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties or covenants of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further that a failure to comply with this Section 6.10 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

        6.11    Stock Exchange Listing.    Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approvals    Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

          (b)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

          (c)    Regulatory Approvals.    All Regulatory Approvals from the Federal Reserve Board, the FDIC and the CDFI, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and the consent of the FDIC to the transfer of the Loss Share Agreements, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals being referred to as the "Requisite Regulatory Approvals"); and, in the case of the obligation of Parent to effect the Merger, (i) no such Requisite Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, any Materially Burdensome Regulatory Condition and (ii) the transfer of the Loss Share Agreements shall be without adverse modification or amendment to any such Loss Share Agreements and shall be without payment by or cost to Parent, the Company or their Affiliates (any such modification, amendment or payment a "Loss Share Agreement Condition").

          (d)    Form S-4.    The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that has not been withdrawn.

          (e)    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

        7.2    Conditions to Obligations of Parent.    The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    Subject to Section 3.1, the representations and warranties of the Company set forth in Article III shall be true and correct, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

          (c)    Tax Opinion.    Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates containing representations, warranties, and covenants of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

        7.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    Subject to Section 4.1, the representations and warranties of Parent set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the foregoing effect.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the foregoing effect.

          (c)    Tax Opinion.    The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom, LLP will be entitled to receive and rely upon customary certificates containing representations, warranties, and covenants of officers of the Company and Parent, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Stockholder Approval:

          (a)   by mutual consent of the Company and Parent in a written instrument authorized by the Boards of Directors of the Company and Parent;

          (b)   by either the Company or Parent, if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

          (c)   by either the Company or Parent, if (i) the Merger shall not have been consummated on or before August 6, 2013 (the "Outside Date") unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, (ii) the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained, or (iii) the Parent Stockholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained;

          (d)   by the Company:

              (i)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3 and (B) is incapable of being cured (or is not cured) by Parent prior to the earlier of (i) the Outside Date and (ii) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

          (e)   by Parent, if:

              (i)  the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) is incapable of being cured (or is not cured) by the Company prior to the earlier of (i) the Outside Date and (ii) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent, provided, however, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein; or

             (ii)  the Company Board (A) effects a Change of Recommendation or approves, recommends or endorses (or in the case of a tender offer, fails to promptly recommend rejection of) an Acquisition Proposal, or resolves or publicly proposes to do any of the foregoing, or (B) fails to comply with its obligations under (x) the last two sentences of Section 6.1(c) or (y) Section 6.7 or fails to include the Company Board Recommendation in the Joint Proxy Statement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected. Termination of this Agreement by the Company shall not require the approval of the stockholders of the Company.

        8.2    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.3(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

        8.3    Fees and Expenses.

          (a)   Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b)   In the event that this Agreement is terminated:

              (i)  by Parent pursuant to Section 8.1(e)(ii); or

             (ii)  (A) by (1) Parent or the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii) (in the case of Section 8.1(c)(i), only if at such time the Company has failed to hold the Company Stockholder Meeting and Parent has obtained the Parent Stockholder Approval and is not in breach of its obligations under Section 6.2) or (2) Parent pursuant to Section 8.1(e)(i), (B) a bona fide Acquisition Proposal shall have been publicly disclosed and not withdrawn prior to the Company Stockholder Meeting (in the case of termination pursuant to Section 8.1(c)(ii)), prior to the termination date (in the case of termination pursuant to Section 8.1(c)(i)) or prior to the breach giving rise to the right of termination (in the case of termination pursuant to Section 8.1(e)(i)), and (C) within fifteen (15) months after the termination of this Agreement the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates the transactions contemplated by, any Alternative Transaction, then the Company shall pay Parent a fee, in immediately available funds, in the amount of $10,000,000 (the "Termination Fee") (x) not later than two business days following such termination, in the case of a termination described in clause (b)(i) above, or (y) at the time of the earlier of the entry into a definitive agreement with respect to, or consummation of, the transaction contemplated by the Alternative Transaction described in clause (b)(ii)(C) above, in the event of a termination under the circumstances described in clause (b)(ii) above. For the purposes of clause (b)(ii) above, the term "Alternative Transaction" shall have the meaning assigned to such term in Section 6.7(f) except that the references to "25%" in the definition of "Acquisition Proposal" in Section 6.7(f) of this Agreement shall be deemed to be references to "50%." In no event shall the Company be required to pay the Termination Fee on more than one occasion.

          (c)   In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) (in the case of Section 8.1(c)(i), only if at such time Parent has failed to hold the Parent Stockholder Meeting and the Company has obtained the Company Stockholder Approval and is not in breach of its obligations under Section 6.2), then Parent shall pay the Company a fee, in immediately available funds, in the amount of $5,000,000 (the "Parent Termination Fee") not later than two business days following such termination. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

          (d)   The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company pursuant to Section 8.3(b) hereof and the amounts payable by Parent pursuant to Section 8.3(c) hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy of Parent and the Company, respectively, in the event of termination of this Agreement on the bases specified in such sections (except for any liabilities or damages arising out of fraud or willful and material breach of any provisions of this Agreement). In the event that the Company or Parent fails to pay when due any amounts payable under this Section 8.3, then (1) the party who fails to pay such amounts shall reimburse the other party hereto for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) the party who fails to pay such amounts shall pay to the other party hereto interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in the New York edition of The Wall Street Journal on the date such payment was required to be made.

        8.4    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date and at a place to be specified by the parties, which date shall be no later than three business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the "Closing Date").

        9.2    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.5 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.3    Notices.    All notices and other communications in connection with this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally or via facsimile or electronic mail during regular business hours (otherwise on the first business day following the date of delivery), (b) on the first business day following the date of dispatch, if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing, if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)   if to the Company, to:

      First California Financial Group
      3027 Townsgate Road, Suite 300
      Westlake Village, California 91361
      Attention:    C. G. Kum, President and Chief Executive Officer
      Facsimile:    (805) 445-1388

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      300 South Grand Avenue, Suite 3400
      Los Angeles, California 90071
      Attention:    Brian J. McCarthy
                            Gregg A. Noel
                            Jonathan Ko
      Facsimile:    (213) 687-5600

          (b)   if to Parent, to:

      PacWest Bancorp
      10250 Constellation Boulevard, Suite 1640
      Los Angeles, California 90067
      Attention:    Jared M. Wolff, Executive Vice President & General Counsel
      Facsimile:    (310) 201-0498

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention:    Edward D. Herlihy
                            Matthew M. Guest
      Facsimile:    (212) 403-2000

        9.4    Interpretation.    When a reference is made in this Agreement to Articles, Sections, Exhibits, Company Disclosure Letter or Parent Disclosure Letter sections, such reference shall be to an Article or Section of or Exhibit, Company Disclosure Letter or Parent Disclosure Letter section to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All Company Disclosure Letter or Parent Disclosure Letter sections and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

        9.5    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        9.6    Entire Agreement.    This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Voting and Support Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

        9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles.

          (b)   The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(C).

        9.8    Publicity.    The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party's securities are listed or traded, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        9.9    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for: (a) the right of the Indemnified Parties to enforce the provisions of Section 6.5 only, and (b) the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company's stockholders) and other relief (including equitable relief) in the event of Parent's breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VIII), which right is hereby expressly acknowledged and agreed by Parent, (1) Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (2) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (b) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company Board, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. Except as set forth above, the representations and warranties set forth in Article III and Article IV and the covenants set forth in Article V and Article VI have been made solely for the benefit of the parties to this Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by reference to the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which contain certain disclosures that are not reflected in the text of this Agreement; and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company or Parent.

        9.10    Specific Performance.    Except as specifically set forth in Section 8.3, each party hereto acknowledges that money damages would be an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause Parent, on the one hand, and the Company, on the other hand, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, Parent, on the one hand, and the Company, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

        9.11    Disclosure Letters.    Before entry into this Agreement, (i) the Company delivered to Parent a letter (the "Company Disclosure Letter"), and (ii) Parent delivered to the Company a letter (the "Parent Disclosure Letter") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

        9.12    Definitions.    For purposes of this Agreement:

          (a)   "Average Parent Common Stock Price" shall mean the volume weighted average price per share (as published by Bloomberg L.P.) rounded to four decimals, of the Parent Common Stock on NASDAQ, for the period of twenty (20) consecutive trading days ending on the second full trading day prior to the receipt of the last of the Requisite Regulatory Approvals (excluding any statutory waiting periods) necessary to satisfy the condition set forth in Section 7.1(c).

          (b)   "Capital Action" shall mean (x) committing to any Governmental Entity with regulatory or supervisory authority over Parent or any of its Subsidiaries to maintain capital levels and capital ratios at a level specified by such Governmental Entity, either formally or informally, and either currently or as a result of the transactions contemplated by this Agreement, (y) creating a capital plan that is acceptable to any Governmental Entity with regulatory or supervisory authority over Parent or its Subsidiaries, either by entering into a new capital plan or modifying an existing capital plan, and (z) taking all actions reasonably necessary, including by raising capital through a public or private equity or debt offering, to fully satisfy and achieve the regulatory capital expectations of any Governmental Entity with regulatory or supervisory authority over Parent or its Subsidiaries..

          (c)   "Company Intellectual Property" shall mean the Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries, in each case, material to the conduct of the business of the Company or its Subsidiaries.

          (d)   "Company Stockholder Meeting" shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement and adjournment thereof.

          (e)   "Exchange Ratio" shall mean a number equal to the quotient obtained by dividing $8.00 by the Average Parent Common Stock Price; provided that, if the Average Parent Common Stock Price is greater than or equal to $27.00, then "Exchange Ratio" shall mean 0.2963, and if the Average Parent Common Stock Price is less than or equal to $20.00, then "Exchange Ratio" shall mean 0.4000.

          (f)    "GAAP" shall mean generally accepted accounting principles in the United States.

          (g)   "Intellectual Property" shall mean (i) trademarks, service marks, trade names, Internet domain names and logos, together with all registrations and applications related to the foregoing; (ii) patents (including any applications therefor); (iii) copyrights and designs (including any registrations and applications for any of the foregoing); (iv) trade secrets and other confidential proprietary information, methods and processes; and (v) rights in computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data) (collectively, "Software").

          (h)   "Knowledge":

              (i)  as it relates to the Company shall mean the actual knowledge after reasonable inquiry of any of C. G. Kum, Gilbert Dalmau, William Schack, Bradley Brown and Romolo C. Santarosa.

             (ii)  as it relates to Parent shall mean the actual knowledge after reasonable inquiry of any of Matthew P. Wagner, Victor R. Santoro, Jared M. Wolff, Robert G. Dyck and Suzanne R. Brennan.

          (i)    "Materially Burdensome Regulatory Condition" shall mean a condition imposed by any Governmental Entity as part of a Requisite Regulatory Approval that would reasonably be likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger; provided, that neither Remedial Actions nor Capital Actions shall constitute a Materially Burdensome Regulatory Condition.

          (j)    "Parent Contract" shall mean any contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" (as such term is defined in Item 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC or required to be disclosed by Parent on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement.

          (k)   "Parent Intellectual Property" shall mean the Intellectual Property used in the conduct of the business of Parent or any of its Subsidiaries, in each case, material to the conduct of the business of Parent or its Subsidiaries.

          (l)    "Parent Stockholder Meeting" shall mean the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement and adjournment thereof.

          (m)  "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, trust, association or other entity or a government or a political subdivision, agency or instrumentality of a government.

          (n)   "Previously Disclosed" shall mean information set forth by the Company or Parent, as applicable, in the applicable paragraph or section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, or any other paragraph or section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable (so long as it is reasonably clear from the face of such disclosure that the disclosure in such other paragraph of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, is also applicable to the section of this Agreement in question).

          (o)   "Remedial Action" shall mean, subject to the final sentence of Section 6.2(b), (x) promptly complying with or modifying any request for information by any Governmental Entity, (y) offering, negotiating, committing to and effecting, by agreement, consent decree or otherwise, any restrictions on the activities of Parent and its affiliates, and (z) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling, that would adversely affect the ability of Parent to consummate the transactions contemplated hereby and taking any and all actions to prevent the entry, enactment or promulgation thereof.

          (p)   "Software" shall have the meaning as set forth in the defined term "Intellectual Property."

          (q)   "Subsidiary," when used with respect to either party, shall mean any bank, corporation, partnership, limited liability company, trust, or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under GAAP.

          (r)   "Tax" or "Taxes" shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, escheat obligations, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (s)   "Tax Return" shall mean a report, return or other information (including any amendments thereto) supplied or required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PACWEST BANCORP
By:	/s/ JARED M. WOLFF Name: Jared M. Wolff Title: Executive Vice President & General Counsel
FIRST CALIFORNIA FINANCIAL GROUP, INC.
By:	/s/ C. G. KUM Name: C. G. Kum Title: President / C.E.O.

[Signature Page to Agreement and Plan of Merger]

Appendix B—Voting and Support Agreement with First California Directors

        This Voting and Support Agreement (this "Agreement"), dated as of November 6, 2012, is entered into by and among PacWest Bancorp, a Delaware corporation ("Parent"), First California Financial Group, Inc., a Delaware corporation (the "Company"), and each person executing this Agreement or a counterpart to this Agreement, each of whom is a member of the board of directors of the Company (each, a "Director").

RECITALS

A.    Pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement"), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent (the "Merger") with Parent continuing as the surviving corporation of the Merger.

B.    As an inducement and a condition to each of Parent and the Company entering into the Merger Agreement, each of Parent and the Company has required that each Director, in his capacity as a stockholder of the Company, enter into this Agreement.

AGREEMENT

        In consideration of Parent's and the Company's performance under the Merger Agreement, each Director agrees as follows:

1.
Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.
Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.

3.
Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the "Support Period"), Director agrees that at any stockholder meeting of the Company to adopt the Merger Agreement or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) the voting shares of capital stock of the Company owned by such Director as of the date hereof along with all such shares that the Director may acquire from time to time after the date hereof, in each case that are entitled to vote at such meeting (together, "Owned Shares"): (a) in favor of (1) approval and adoption of the Merger Agreement and (2) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to adopt the Merger Agreement; and (b) against (1) any action or agreement that would impair the ability of Parent to complete the Merger, the ability of the Company to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement and (2) other than the transactions contemplated by the Merger Agreement, any proposal that relates to an Acquisition Proposal or Alternative Transaction; provided, that the foregoing applies solely to Director in his or her capacity as a stockholder and nothing in this Agreement shall prevent Director from discharging his or her fiduciary duties with respect to his or her role on the board of directors of the Company. Director represents and warrants and covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement. Director hereby acknowledges that Director is, in his or her capacity as a stockholder of the Company, bound by the restrictions set forth in Section 6.7 of the Merger Agreement and agrees consistent therewith not to solicit or facilitate any Acquisition Proposal or Alternative Transaction.

4.
Transfer Restrictions Prior to Merger. The Director will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a "Transfer"); provided that Director may Transfer Owned Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement.

5.
Cooperation. From time to time, at the reasonable request of Parent or the Company and without further consideration, Director shall cooperate with Parent and the Company, at the Company's expense, to make all filings and obtain all consents of Governmental Entities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, Director hereby (a) authorizes Parent and the Company to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law or the Proxy Statement (and, if applicable, the Form S-4), Director's identity and ownership of the Owned Shares, the nature of Director's obligations under this Agreement and any other information that Parent or the Company reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (b) agrees to promptly give to Parent and the Company any information Parent or the Company may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Parent and the Company of any required corrections with respect to any information supplied by Director, if and to the extent that such information shall have become false or misleading in any material respect.

6.
Representations and Warranties. Each Director represents and warrants to Parent that: this Agreement has been duly and validly executed and delivered by such Director and constitutes a valid and legally binding agreement of such Director, enforceable against such Director in accordance with its terms and no other action is necessary to authorize the execution and delivery by such Director or the performance of its obligations hereunder; if such Director is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly and validly executed and delivered by, and constitutes a valid and legally binding agreement, of Director's spouse, enforceable in accordance with its terms; the Owned Shares as of the date hereof are equal to the number of shares set forth next to each Director's name on Exhibit A hereto; and except as noted on Exhibit A hereto, Director has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are transferred in the manner permitted by this Agreement).

7.
Entire Agreement; Assignment. This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This

  Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided however that the rights under this Agreement are assignable by Parent or the Company to any successor-in-interest.

8.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Director of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent or the Company may be entitled (including monetary damages), each of Parent and the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Director further agrees that none of Parent, the Company or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Director irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.
Governing Law and Enforceability. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Delaware, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. Venue of any legal action or proceeding between the parties related to this Agreement shall be in any federal or state court located in the State of Delaware, and the parties each consent to the personal jurisdiction of the courts of the State of Delaware and the federal courts located in the State of Delaware. Each Director agrees not to claim that the State of Delaware is an inconvenient place for trial.

10.
Individual Obligations. The obligations of each of the Directors under this Agreement are several and not joint. This Agreement is binding on each Director that executes this Agreement regardless of whether any other Director(s) also executed this Agreement.

11.
Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent, the Company and the Director, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[signature pages follow]

SIGNED as of the date first set forth above:

PACWEST BANCORP	FIRST CALIFORNIA FINANCIAL GROUP, INC.
By /s/ JARED M. WOLFF Name: Jared M. Wolff Title: Executive Vice President & General Counsel	By /s/ C.G. KUM Name: C. G. Kum Title: President/C.E.O.

Additional Signatures on Next Page

[Signature Page to Voting and Support Agreement]

BRIAN J. ALDRIDGE 1991 TRUST
/s/ RICHARD D. ALDRIDGE Richard D. Aldridge	By: /s/ LYNDA J. ALDRIDGE Name: Lynda J. Aldridge Title: Sole Trustee
TENISHA M. ALDRIDGE 1991 TRUST By: /s/ LYNDA J. ALDRIDGE Name: Lynda J. Aldridge Title: Sole Trustee	ALDRIDGE FAMILY TRUST By: /s/ RICHARD D. ALDRIDGE Name: Richard D. Aldridge Title: Sole Trustee
BANYON LLC	JAMES O. BIRCHFIELD 1995 TRUST FBO SHANE O. BIRCHFIELD
By: /s/ RICHARD D. ALDRIDGE Name: Richard D. Aldridge Title:	By: /s/ RICHARD D. ALDRIDGE Name: Richard D. Aldridge Title: Co-Trustee
By: /s/ JOHN W. BIRCHFIELD Name: John W. Birchfield Title: Co-Trustee	By: /s/ JOHN W. BIRCHFIELD Name: John W. Birchfield Title:
JAMES O. BIRCHFIELD 1995 TRUST FBO GARRETT W. BIRCHFIELD	JAMES O. BIRCHFIELD 1995 TRUST FBO TENISHA M. FITZGERALD
By: /s/ RICHARD D. ALDRIDGE Name: Richard D. Aldridge Title: Co-Trustee	By: /s/ RICHARD D. ALDRIDGE Name: Richard D. Aldridge Title: Co-Trustee
By: /s/ JOHN W. BIRCHFIELD Name: John W. Birchfield Title: Co-Trustee	By: /s/ JOHN W. BIRCHFIELD Name: John W. Birchfield Title: Co-Trustee

[Signature Page to Voting and Support Agreement]

JAMES O. BIRCHFIELD 1995 TRUST FBO BRIAN J. ALDRIDGE	SHANE O. BIRCHFIELD TRUST
By: /s/ RICHARD D. ALDRIDGE Name: Richard D. Aldridge Title: Co-Trustee	By: /s/ JOHN W. BIRCHFIELD Name: John W. Birchfield Title: Sole Trustee
By: /s/ JOHN W. BIRCHFIELD Name: John W. Birchfield Title: Co-Trustee
GARRETT W. BIRCHFIELD TRUST	JOHN W. BIRCHFIELD TRUST
By: /s/ JOHN W. BIRCHFIELD Name: John W. Birchfield Title: Sole Trustee	By: /s/ JOHN W. BIRCHFIELD Name: John W. Birchfield Title: Sole Trustee
/s/ JOHN W. BIRCHFIELD John W. Birchfield	/s/ DONALD E. BENSON Donald E. Benson
/s/ JOSEPH N. COHEN Joseph N. Cohen	/s/ ROBERT E. GIPSON Robert E. Gipson
/s/ ANTOINETTE T. HUBENETTE Antoinette T. Hubenette, M.D.	/s/ C. G. KUM C. G. Kum
/s/ THOMAS TIGNINO Thomas Tignino

[Signature Page to Voting and Support Agreement]

Exhibit A

Richard D. Aldridge:	1,418,038 shares of Company Common Stock

Notes: This figure includes 52,469 shares held by the Brian J. Aldridge 1991 Trust and 70,180 shares held by the Tenisha M. Aldridge 1991 Trust, of which Lynda J. Aldridge, the spouse of Richard Aldridge, is the sole trustee and 180,982 shares held by the Aldridge Family Trust of which Richard D. Aldridge is the sole trustee.

This figure includes 506,692 shares held in entities for which Richard D. Aldridge and John W. Birchfield are co-trustees, each having full voting rights over the entire block of shares. The 506,692 shares are held as follows: 300,000 shares are held by Banyon LLC, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Shane O. Birchfield, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Garrett W. Birchfield, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Tenisha M. Fitzgerald, and 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Brian J. Aldridge.
Donald E. Benson:	92,814 shares of Company Common Stock
Notes: 64,187 of these shares have been pledged as security in a Merrill Lynch Margin Account.
John W. Birchfield:	1,468,374 shares of Company Common Stock

Notes: This figure includes 506,692 shares held in entities for which Richard D. Aldridge and John W. Birchfield are co-trustees, each having full voting rights over the entire block of shares. The 506,692 shares are held as follows: 300,000 shares are held by Banyon LLC, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Shane O. Birchfield, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Garrett W. Birchfield, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Tenisha M. Fitzgerald, and 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Brian J. Aldridge.

This figure includes 66,234 shares held by the Shane O. Birchfield Trust, 43,893 shares held by the Garrett W. Birchfield Trust and 180,981 shares held by the John W. Birchfield Trust of which John W. Birchfield is the sole trustee.
Joseph N. Cohen:	32,688 shares of Company Common Stock
Robert E. Gipson:	62,846 shares of Company Common Stock
Antoinette T. Hubenette:	20,063 shares of Company Common Stock
C.G. Kum:	375,346 shares of Company Common Stock
Thomas Tignino:	30,433 shares of Company Common Stock

Appendix C—Voting and Support Agreement with PacWest Directors

        This Voting and Support Agreement (this "Agreement"), dated as of November 6, 2012, is entered into by and among PacWest Bancorp, a Delaware corporation ("Parent"), First California Financial Group, Inc., a Delaware corporation (the "Company"), and each person executing this Agreement or a counterpart to this Agreement, each of whom is a member of the board of directors of Parent (each, a "Director").

RECITALS

A.    Pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement"), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent (the "Merger") with Parent continuing as the surviving corporation of the Merger.

B.    As an inducement and a condition to each of Parent and the Company entering into the Merger Agreement, each of Parent and the Company has required that each Director, in his capacity as a stockholder of Parent, enter into this Agreement.

AGREEMENT

        In consideration of Parent's and the Company's performance under the Merger Agreement, each Director agrees as follows:

1.
Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.
Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.

3.
Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the "Support Period"), Director agrees that at any stockholder meeting of Parent to adopt the Merger Agreement or to approve the issuance of Parent Common Stock in connection with the Merger, or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) the voting shares of capital stock of Parent owned by such Director as of the date hereof along with all such shares that the Director may acquire from time to time after the date hereof, in each case that are entitled to vote at such meeting (together, "Owned Shares"): (a) in favor of (1) approval and adoption of the Merger Agreement, (2) approval of the issuance of Parent Common Stock in connection with the Merger, and (3) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to adopt the Merger Agreement or approve the issuance of Parent Common Stock in connection with the Merger; and (b) against any action or agreement that would impair the ability of Parent to complete the Merger, the ability of the Company to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided, that the foregoing applies solely to Director in his or her capacity as a stockholder and nothing in this Agreement shall prevent Director from discharging his or her fiduciary duties with respect to his or her role on the board of directors of Parent. Director represents and warrants and covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.

4.
Transfer Restrictions Prior to Merger. The Director will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a "Transfer"); provided that (i) Director may Transfer Owned Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and (ii) Director may Transfer Owned Shares in the manner set forth on Schedule 1.

5.
Cooperation. From time to time, at the reasonable request of Parent or the Company and without further consideration, Director shall cooperate with Parent and the Company to make all filings and obtain all consents of Governmental Entities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, Director hereby (a) authorizes Parent and the Company to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law or the Proxy Statement (and, if applicable, the Form S-4), Director's identity and ownership of the Owned Shares, the nature of Director's obligations under this Agreement and any other information that Parent or the Company reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (b) agrees to promptly give to Parent and the Company any information Parent or the Company may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Parent and the Company of any required corrections with respect to any information supplied by Director, if and to the extent that such information shall have become false or misleading in any material respect.

6.
Representations and Warranties. Each Director represents and warrants to Company and Parent that: this Agreement has been duly and validly executed and delivered by such Director and constitutes a valid and legally binding agreement of such Director, enforceable against such Director in accordance with its terms and no other action is necessary to authorize the execution and delivery by such Director or the performance of its obligations hereunder; if such Director is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly and validly executed and delivered by, and constitutes a valid and legally binding agreement, of Director's spouse, enforceable in accordance with its terms; the Owned Shares as of the date hereof are equal to the number of shares set forth on the beneficial ownership table in the Company's proxy statement filed on April 26, 2012 as modified by acquisitions or dispositions reflected on Form 4 or Form 5 filings made by such Director following the date of such filing (other than in each case for shares beneficially owned solely as a result of the Director having the right to obtain beneficial ownership of such shares within 60 days, which for the avoidance of doubt shall not constitute Owned Shares), and the Director is current on all such Form 4 and Form 5 filings'; and Director has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are transferred in the manner permitted by this Agreement).

7.
Entire Agreement; Assignment. This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided however that the rights under this Agreement are assignable by Parent or the Company to any successor-in-interest.

8.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Director of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent or the Company may be entitled (including monetary damages), each of Parent and the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Director further agrees that none of Parent, the Company or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Director irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.
Governing Law and Enforceability. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Delaware, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. Venue of any legal action or proceeding between the parties related to this Agreement shall be in any federal or state court located in the State of Delaware, and the parties each consent to the personal jurisdiction of the courts of the State of Delaware and the federal courts located in the State of Delaware. Each Director agrees not to claim that the State of Delaware is an inconvenient place for trial.

10.
Individual Obligations. The obligations of each of the Directors under this Agreement are several and not joint. This Agreement is binding on each Director that executes this Agreement regardless of whether any other Director(s) also executed this Agreement.

11.
Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent, the Company and the Director, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[signature pages follow]

        SIGNED as of the date first set forth above:

PACWEST BANCORP		FIRST CALIFORNIA FINANCIAL GROUP, INC.

By	/s/ JARED M. WOLFF	By	/s/ C. G. KUM
Name:	Jared M. Wolff	Name:	C. G. Kum
Title:	Executive Vice President & General Counsel	Title:	President / C.E.O.

Additional Signatures on Next Page

[Signature Page to Voting and Support Agreement]

DIRECTORS:

/s/ MARK N. BAKER Mark N. Baker	/s/ CRAIG A. CARLSON Craig A. Carlson
/s/ STEPHEN M. DUNN Stephen M. Dunn	/s/ JOHN M. EGGEMEYER III John M. Eggemeyer III
/s/ BARRY C. FITZPATRICK Barry C. Fitzpatrick	/s/ GEORGE E. LANGLEY George E. Langley
/s/ SUSAN E. LESTER Susan E. Lester	/s/ TIMOTHY B. MATZ Timothy B. Matz
/s/ ARNOLD W. MESSER Arnold W. Messer	/s/ DANIEL P. PLATT Daniel P. Platt
/s/ JOHN W. ROSE John W. Rose	/s/ ROBERT A. STINE Robert A. Stine
/s/ MATTHEW P. WAGNER Matthew P. Wagner

[Signature Page to Voting and Support Agreement]

Schedule 1

  •
  Mark N. Baker may transfer up to 2,000 Owned Shares in the aggregate to his son and his son's spouse, who, for the avoidance of doubt, shall not be subject to any of the restrictions set forth in this Agreement.

Appendix D—Voting and Support Agreement with holders of First California Series A Preferred Stock

        This Voting and Support Agreement (this "Agreement"), dated as of November 6, 2012, is entered into by and among PacWest Bancorp, a Delaware corporation ("Parent"), First California Financial Group, Inc., a Delaware corporation (the "Company"), and each person executing this Agreement or a counterpart to this Agreement, each of whom is a holder (each, a "Stockholder") of shares of Series A Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred Stock") and shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock").

RECITALS

A.
Pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement"), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent (the "Merger") with Parent continuing as the surviving corporation of the Merger.

B.
As an inducement and a condition to each of Parent and the Company entering into the Merger Agreement, each of Parent and the Company has required that each Stockholder, in his capacity as a holder of shares of Series A Preferred Stock and Company Common Stock, enter into this Agreement.

AGREEMENT

        In consideration of Parent's and the Company's performance under the Merger Agreement, each Stockholder agrees as follows:

1.
Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.
Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.

3.
Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the "Support Period"), Stockholder agrees that at any stockholder meeting of the Company to adopt the Merger Agreement or any adjournment or postponement thereof, the Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) the voting shares of capital stock of the Company owned by such Stockholder as of the date hereof along with all such shares that the Stockholder may acquire from time to time after the date hereof (including as a result of any conversion of shares of Series A Preferred Stock), in each case that are entitled to vote at such meeting (such voting shares together with the shares of Series A Preferred Stock owned by such Stockholder as of the date hereof along with any such shares of Series A Preferred Stock that the Stockholder may acquire from time to time after the date hereof, "Owned Shares"): (a) in favor of (1) approval and adoption of the Merger Agreement and (2) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to adopt the Merger Agreement; and (b) against (1) any action or agreement that would impair the ability of Parent to complete the Merger, the ability of the Company to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement and (2) other than the transactions contemplated by the Merger Agreement, any proposal that relates to an Acquisition Proposal or Alternative Transaction. Stockholder represents and warrants and covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement. Stockholder hereby acknowledges that Stockholder is, in such Stockholder's capacity as a stockholder of the Company, bound by the restrictions set forth in Section 6.7 of the Merger Agreement and agrees consistent therewith not to solicit or facilitate any Acquisition Proposal or Alternative Transaction.

4.
Transfer Restrictions Prior to Merger. The Stockholder will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a "Transfer"); provided that Stockholder may Transfer Owned Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and this provision shall not limit the ability of Stockholder to convert any such Owned Shares into shares of Company Common Stock pursuant to the terms of such Owned Shares.

5.
Conversion. Stockholder agrees to take such actions as are necessary to have converted all of its Owned Shares that are Series A Preferred Stock into shares of Company Common Stock prior to the date that is 10 business days prior to the Closing.

6.
Cooperation. From time to time, at the reasonable request of Parent or the Company and without further consideration, Stockholder shall cooperate with Parent and the Company, at the Company's expense, to make all filings and obtain all consents of Governmental Entities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, Stockholder hereby (a) authorizes Parent and the Company to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law or the Proxy Statement (and, if applicable, the Form S-4), Stockholder's identity and ownership of the Owned Shares, the nature of Stockholder's obligations under this Agreement and any other information that Parent or the Company reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (b) agrees to promptly give to Parent and the Company any information Parent or the Company may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Parent and the Company of any required corrections with respect to any information supplied by Stockholder, if and to the extent that such information shall have become false or misleading in any material respect.

7.
Representations and Warranties. Each Stockholder represents and warrants to Parent that: this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms and no other action is necessary to authorize the execution and delivery by such Stockholder or the performance of its obligations hereunder; if such Stockholder is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly and validly executed and delivered by, and constitutes a valid and legally binding agreement, of Stockholder's spouse, enforceable in accordance with its terms; the Owned Shares as of the date hereof are equal to the number of shares set forth adjacent to such Stockholder's name on Exhibit A hereto; and the Stockholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are transferred in the manner permitted by this Agreement).

8.
Entire Agreement; Assignment. This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided however that the rights under this Agreement are assignable by Parent or the Company to any successor-in-interest.

9.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent or the Company may be entitled (including monetary damages), each of Parent and the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Stockholder further agrees that none of Parent, the Company or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.
Governing Law and Enforceability. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Delaware, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. Venue of any legal action or proceeding between the parties related to this Agreement shall be in any federal or state court located in the State of Delaware, and the parties each consent to the personal jurisdiction of the courts of the State of Delaware and the federal courts located in the State of Delaware. Each Stockholder agrees not to claim that the State of Delaware is an inconvenient place for trial.

11.
Individual Obligations. The obligations of each of the Stockholders under this Agreement are several and not joint. This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement.

12.
Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent, the Company and the Stockholder, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[signature pages follow]

        SIGNED as of the date first set forth above:

PACWEST BANCORP		FIRST CALIFORNIA FINANCIAL GROUP, INC.
By	/s/ JARED M. WOLFF	By	/s/ C. G. KUM

Name:	Jared M. Wolff	Name:	C. G. Kum
Title:	Executive Vice President & General Counsel	Title:	President / C.E.O.

Additional Signatures on Next Page

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:
/s/ JAMES O. POHLAD James O. Pohlad
/s/ ROBERT C. POHLAD Robert C. Pohlad
/s/ WILLIAM M. POHLAD William M. Pohlad

[Signature Page to Voting and Support Agreement]

 Exhibit A

Stockholder	Owned Shares
James O. Pohlad	1,066,107 shares of Company Common Stock 334 shares of Series A Preferred Stock
Robert C. Pohlad	1,066,107 shares of Company Common Stock 333 shares of Series A Preferred Stock
William M. Pohlad	1,066,107 shares of Company Common Stock 333 shares of Series A Preferred Stock

Appendix E—Opinion of Keefe, Bruyette & Woods, Inc.

November 6, 2012

The Board of Directors
First California Financial Group, Inc.
3027 Townsgate Road
Westlake Village, CA 91361

Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of First California Financial Group, Inc., a Delaware corporation ("FCAL"), of the Exchange Ratio (as defined in the Agreement) in the proposed merger (the "Merger") of FCAL with and into PacWest Bancorp, a Delaware corporation ("PACW"). The terms of the Merger are set forth in the Agreement and Plan of Merger, dated as of November 6, 2012, by and between FCAL and PACW (the "Agreement"). Pursuant to the terms of the Agreement, each share of common stock, $0.01 par value per share, of FCAL (the "Common Shares") not owned by PACW or held by FCAL as treasury stock (other than shares held in a fiduciary or agency capacity that are beneficially owned by third parties not affiliated with PACW or held, directly or indirectly, by PACW or its affiliates and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date of the Agreement), issued and outstanding immediately prior to the Merger will be cancelled and retired and converted into the right to receive fractional share of PACW common stock equal to the Exchange Ratio. The terms and conditions of the Merger are more fully described in the Agreement.

        Keefe, Bruyette & Woods, Inc. has acted as financial advisor to FCAL and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, FCAL and PACW, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of FCAL and PACW for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to FCAL. We have acted exclusively for the Board of Directors of FCAL in rendering this fairness opinion and will receive a fee from FCAL for our services. A portion of our fee is contingent upon the successful completion of the Merger.

        In the past two years, we have provided investment banking and financial advisory services to FCAL and received compensation for such services. We have not provided investment banking and financial advisory services to PACW in the past two years. We may in the future provide investment banking and financial advisory services to PACW and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of FCAL and PACW and the Merger, including, among other things, the following: (i) the draft Agreement dated November 5, 2012; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2011 and the Quarterly Reports on Form 10-Q for the two fiscal quarters ended June 30, 2012 for FCAL and PACW, respectively; (iii) certain other communications from FCAL and PACW to their respective stockholders; and (iv) other financial information concerning the businesses and operations of FCAL and PACW furnished to us by FCAL and PACW for purposes of our analysis. We have also held discussions with senior management of FCAL and PACW regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for FCAL and PACW with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

        In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of FCAL and PACW as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for FCAL and PACW are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of FCAL or PACW, nor have we examined any individual credit files.

        We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Exchange Ratio; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

        We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of FCAL and PACW; (ii) the assets and liabilities of FCAL and PACW; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of FCAL to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to FCAL.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the common stockholders of FCAL of the Exchange Ratio in the Merger. We express no view or opinion as to any terms or other aspects of the Merger.

        Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of FCAL's officers, directors or employees, or any class of such persons, relative to the compensation to the public stockholders of FCAL in connection with the Merger.

        In addition, this opinion does not in any manner address the prices at which the PACW common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of FCAL should vote at the stockholders meeting to be held in connection with the Merger.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the common stockholders of FCAL.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Appendix F—Opinion of Sandler O'Neill & Partners, L.P.

November 4, 2012

Board of Directors
PacWest Bancorp
10250 Constellation Boulevard
Suite 1640
Los Angeles, CA 90067

Ladies and Gentlemen:

        PacWest Bancorp ("PacWest") and First California Group. Inc. ("First California") have entered into an agreement and plan of merger dated as of November 6, 2012 (the "Agreement") pursuant to which First California will merge with and into PacWest (the "Merger"). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of First California common stock issued and outstanding immediately before the Effective Time, except certain shares specified in the Agreement, shall be converted into the right to receive a fraction of a share of common stock equal to the Exchange Ratio and subject to certain adjustments as provided for in the Agreement (the "Merger Consideration"). Cash will be paid in lieu of fractional shares. The Exchange Ratio is defined as the number equal to the quotient obtained by dividing $8.00 by the Average Parent Common Stock Price; provided that, if the Average Parent Common Stock Price is greater than or equal to $27.00, then "Exchange Ratio" shall mean 0.2963, and if the Average Parent Common Stock Price is less than or equal to $20.00, then "Exchange Ratio" shall mean 0.4000. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to PacWest.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of PacWest that we deemed relevant; (iii) certain financial statements and other historical financial information of First California that we deemed relevant; (iv) publicly available mean analyst earnings estimates for PacWest for the years ending December 31, 2012 through December 31, 2014 and publicly available estimated long-term earnings growth rate for the years thereafter as discussed with senior management of PacWest; (v) publicly available mean analyst earnings estimates for First California for the years ending December 31, 2012 through December 31, 2014 and publicly available estimated long-term earnings growth rate for the years thereafter as discussed with senior management of PacWest; (vi) the pro forma financial impact of the Merger on PacWest based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of PacWest; (vii) a comparison of certain financial and other information for PacWest and First California with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of PacWest the business, financial condition, results of operations and prospects of PacWest. We discussed the business, financial condition, results of operations and prospects of First California with the senior management of PacWest.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by

PacWest and First California or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of PacWest that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PacWest and First California or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of PacWest, First California or the combined entity after the Merger and we have not reviewed any individual credit files relating to PacWest and First California.

        In preparing its analyses, Sandler O'Neill used publicly available mean analyst earnings estimates and long-term earnings growth rate for PacWest and First California as discussed with the senior management of PacWest. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of PacWest. With respect to those projections, estimates and judgments, the management of PacWest confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of the management of PacWest. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of PacWest and First California since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that PacWest and First California would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

        Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

        We will receive a fee from PacWest for providing this opinion. PacWest has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PacWest and First California and their affiliates. We may also actively trade the debt securities of PacWest and First California or their affiliates for our own account and for the accounts of our customers.

        This letter is directed to the Board of Directors of PacWest in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of either PacWest or First California as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to PacWest and does not address the underlying business decision of PacWest to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for PacWest or the effect of any other transaction in which PacWest might engage. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director, or employee, or class of such persons, of either PacWest or First California relative to the compensation to be received in the Merger by any other shareholders of First California.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to PacWest from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.
SANDLER, O'NEILL & PARTNERS, L.P.